As filed with the Securities and Exchange Commission on October 29, 2010

Registration No. 333- 167601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Game Trading Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5734	20-5433090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Game Trading Technologies, Inc.

10957 McCormick Road

Hunt Valley, Maryland 21031

(410) 316-9900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd Hays

Chief Executive Officer

Game Trading Technologies, Inc.

10957 McCormick Road

Hunt Valley, Maryland 21031

(410) 316-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Stephen A. Cohen, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Steven M. Skolnick, Esq. Mathew B. Hoffman, Esq. Lowenstein Sandler PC 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 262-6700 Facsimile: (973) 422-6807

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value (1)(2)	2,300,000	$7.70	$17,710,000.00	$1,262.72
Common Stock, $0.0001 par value (3)(4)(7)	1,337,500	$7.70	$10,298,750.00	$734.30
Common Stock, $0.0001 par value (3)(5)(7)	1,923,750	$7.70	$14,812,875.00	$1,056.16
Common Stock, $0.0001 par value (6)	508,750	$7.70	$3,917,375.00	$279.31
Total			$46,739,000.00	$3,332.49 (8)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Represents 2,300,000 shares of the Registrant’s common stock being offered pursuant to the Registrant’s public offering, including 300,000 shares of common stock that may be sold pursuant to the exercise of a 30-day option granted by the Registrant to the underwriters to cover over-allotments, if any.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on October 28, 2010, and assumes a one for two reverse stock split to be effective on or prior to the effective date of the registration statement.
(4)	Represents shares of the Registrant’s common stock being registered for resale that are issuable to the selling stockholders named in the selling stockholders’ prospectus or a prospectus supplement thereto upon conversion of outstanding shares of series A convertible preferred stock.
(5)	Represents shares of the Registrant’s common stock being registered for resale that are issuable to the selling stockholders named in the selling stockholders’ prospectus or a prospectus supplement thereto upon exercise of outstanding warrants to purchase shares of common stock.
(6)	Represents shares of the Registrant’s common stock being registered for resale that are held by the selling stockholders named in the selling stockholders’ prospectus or a prospectus supplement thereto.
(7)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this Registration Statement issued or issuable prior to completion of the distribution of the securities covered by this Registration Statement as a result of a split of, or a stock dividend on, the registered securities.
(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectuses: one to be used in connection with a public offering of up to 2,300,000 shares of our common stock (the “Prospectus”) and one to be used in connection with the potential resale by certain selling stockholders of an aggregate of 3,770,000 shares of our common stock (the “Selling Securityholder Prospectus”), consisting of (i) 1,337,500 shares of our common stock issuable upon conversion of our series A convertible preferred stock held by certain of the selling stockholders, (ii) 1,923,750 shares of our common stock issuable upon exercise of outstanding warrants held by certain of the selling stockholders and (iii) 508,750 shares of our common stock held by certain of the selling stockholders. The Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein which are labeled “Alternate Page for Selling Securityholder Prospectus.”

The Selling Securityholder Prospectus is substantively identical to the Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;

•	they contain different Offering sections in the Prospectus Summary section on page 7;

•	they contain different Use of Proceeds sections on page 27;

•	the Capitalization and Dilution sections are deleted from the Selling Securityholder Prospectus on page 28 and page 30, respectively;

•	a Selling Securityholder section is included in the Selling Securityholder Prospectus beginning on page 64;

•	the Underwriting section from the Prospectus on page 64 is deleted from the Selling Securityholder Prospectus and a Plan of Distribution is inserted in its place; and

•	the Legal Matters section in the Selling Securityholder Prospectus on page 66 deletes the reference to counsel for the underwriters;

The Company has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Selling Securityholder Prospectus as compared to the Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2010

Preliminary Prospectus

2,000,000 Shares of Common Stock

Game Trading Technologies, Inc.

We are offering 2,000,000 shares of our common stock.

We have applied to list our common stock on The NASDAQ Capital Market under the symbol “GTTI”. Our common stock is currently quoted on the OTC Bulletin Board, under the symbol “GMTD.OB.” As of October 28, 2010, the last reported sale price of our common stock was $3.85, which giving effect to a one for two reverse stock split, equates to $7.70. We will effect a reverse stock split of our outstanding shares of common stock prior to or upon the effective date of the registration statement of which this prospectus forms a part. However, following the stock split, our common stock may not trade at a price consistent with such reverse split ratio.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company
Per share	$	$	$

Total	$	$	$

(1)	Includes a non-accountable expense allowance of 1.5% of the gross proceeds, or $ per share ($ in total), payable to the underwriters. See “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to purchasers on or about                     , 2010.

Joint Book-Running Managers

Roth Capital Partners	Janney Montgomery Scott

Prospectus dated                     , 2010.

Pre-Owned Video Game Ecosystem

Suppliers

Best Buy®

Walmart Save money. Live better.SM

TOYS “R” US®

GF GAMEFLY

redbox

TARGET®

BLOCKBUSTER®

Proprietary GTTI Platform

1 Sourcing

Trade-ins, returns, off-rental and closeouts (Powered by GFI GameBook)

2 Inventory Control

Tracked by item, location and condition

3 Certification

“Certified Pre-Owned” reconditioning

4 Distribution

Retail and online channel partners, and bulk wholesale

5 Sales

GTTI Game Trading Technologies Inc.

To consumers through channels or directly

Customers

GameStop

BEST BUY®

Walmart Save money. Live better.SM

TOYS “R” US®

7ELEVEN®

amazon.com

ebay®

The World’s Online MarketplaceTM

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, liquidity, results of operations, cash flows and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information described in greater detail elsewhere in this prospectus. Before deciding to invest in our common stock you should read the entire prospectus carefully, including “Risk Factors,” our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. References in this prospectus to “we”, “us”, “our” and “Company” refer to Game Trading Technologies, Inc., unless the context requires otherwise.

Business Overview

We are a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies, charities and consumers. Through our trading platform, we provide customers with value-added services including valuation, procurement, refurbishment, merchandising and distribution of pre-owned video games and related products. We offer these value-added services and customized solutions to leading specialty, mass, convenience, rental and online retailers, as well as directly to consumers through our website, www.gamersfactory.com. Our services allow retailers, including Wal-Mart, Best Buy and Toys ‘R’ Us to better serve those customers who are seeking to monetize their existing video game collections, as well as those looking to purchase pre-owned video games and related products. We believe we are the largest trading solutions provider and distributor of pre-owned video games and related products to retailers in North America, and the only company to offer a comprehensive set of solutions to the pre-owned video game industry.

We entered the video game wholesale and trading business in 2003 to meet the growing demand from retailers for high quality pre-owned video games. In response to this demand, we developed a proprietary algorithm and database, GFI GameBook, to categorize and efficiently value pre-owned video games. GFI GameBook provides daily price quotes for all pre-owned video games and related entertainment products released for use on North American game consoles. Retailers utilize GFI GameBook to determine daily market prices to facilitate the purchase of pre-owned video games from their customers in order to drive traffic and incremental storewide sales.

Our primary source of revenue is from the sale of pre-owned video games. We generate our supply of pre-owned video games and related products through four primary channels: trade-in, off-rental, consumer returns and closeout & overstock programs. Our multiple product sourcing channels enable us to acquire new releases, greatest hits and classic titles across all video game platforms. Once we source product, we categorize and, when needed, refurbish the video games at our facility in Hunt Valley, Maryland. We have the ability to refurbish video games for use on all major platforms including Nintendo, Sony and Microsoft. We then re-merchandise and distribute these products to various leading retailers as well as online directly to consumers. By utilizing GFI GameBook and leveraging our national customer reach, we have the ability to tailor the distribution and replenishment of video game products to maximize our operating performance.

For the fiscal year ended December 31, 2009, we recorded revenue of $36.7 million as compared to $17.1 million for the fiscal year ended December 31, 2008, representing a growth rate of 114.3%. For the nine months ended September 30, 2010, we reported revenues of $27.1 million as compared to revenues of $27.9 million for the nine months ended September 30, 2009, representing a decrease of 2.6%.

Industry Overview

According to information published by NPD Group in May 2009, a leading market research firm specializing in consumer and retail sales information, nearly two out of every three Americans have played a video game in the past six months. Including the widely-used Sony PlayStation 2 and handheld devices such as the Nintendo DS, DS Lite, DSi and Sony PSP, we estimate a current total of more than 150 million consoles owned by U.S. households. The video game industry achieved $19.7 billion in sales for 2009 according to NPD, with $10.5 billion coming from software and the remainder in hardware and accessories. Based on revised estimates announced by NPD in June 2010, total software sales alone in 2009 exceeded $15.0 billion when factoring in estimates for used games, rentals, subscriptions, digital full game downloads, downloadable content, and mobile game apps.

In 2009, we estimate there were more than 1,000 new video game titles released for sale across all current generation consoles. Since 2000, we believe there have been more than 8,000 different titles released across all consoles. Today, we believe that U.S. consumers possess approximately 3.4 billion units of pre-owned video game products that are suitable for trading.

While new video game sales in the United States are concentrated in the hands of four national retailers, pre-owned video game sales are more heavily concentrated in the hands of one market leader, GameStop Corp. (“GameStop”). Despite the concentrated nature of the pre-owned video game market in the United States, we believe that the number of pre-owned video games sold by GameStop represents only a small fraction of the pre-owned video games that could potentially be traded-in due to the large, yet underpenetrated, nature of the pre-owned video game market.

We believe that many large video game and non-video game retailers are currently evaluating methods of entering the pre-owned video game market. Several challenges exist in successfully competing in this market, which include, among others:

•

Supply. Currently, the demand from traditional retailers for pre-owned video games outpaces their ability to aggregate supply of the games, either directly from their customers or through other procurement channels. As consumers become more aware of the residual value of pre-owned video games, we believe they will become more active traders of their pre-owned video game collections.

•

Pricing. The value of a pre-owned video game can change very rapidly, based on a variety of factors. Since valuing pre-owned video games is outside the core expertise of most traditional retailers, they often undervalue trade-ins, which discourages consumers from monetizing their collections.

•

Merchandising. Given the reliance on consumers to trade-in games from their existing collections to create supply in the pre-owned market, it is difficult for retailers to plan their pre-owned merchandising strategies in the same manner they plan their new game merchandising strategies.

•

Refurbishment. Oftentimes, video games that are traded-in are in need of refurbishment, ranging from a light buffing of the disc to a complete resurfacing. Most traditional retailers lack this capability, limiting their ability to monetize damaged, but still repairable, pre-owned video games.

•

Repackaging. Many pre-owned video games are returned by consumers with the original packaging either damaged or missing. In order for these games to be effectively merchandised and resold, their packaging needs to be cleaned, repaired or entirely replaced.

Our Solution

Our platform provides our customers with an end-to-end solution including the valuation, procurement, refurbishment, merchandising and distribution of pre-owned video games and related products. Our services include, among other things:

Product Valuation and Services

•

GFI GameBook. GFI GameBook provides daily price quotes for all pre-owned video games and related entertainment products released for use on North American game consoles. Our proprietary game trading database provides up-to-date pricing, which allows us to efficiently value product.

•

Store-based Solution. We provide retailers with access to a turn-key software application, which allows retailers to operate a game trading business, regardless of the capabilities of their internal systems.

•

Customized Services. In addition to our in-store solution, we offer our trading customers the ability to receive daily valuation data feeds customized to meet their specifications for use in their own trading operations.

•

Provider of e-Commerce and Interactive Marketing Services. We also offer website development and maintenance, providing retailers with an online channel to value and accept trade-ins of pre-owned video games.

Product Procurement

We source product through four primary channels: trade-in, off-rental, consumer returns, and closeout & overstock programs:

•

Trade-In Programs. We purchase pre-owned video games and related products from participating retailers. Participating retailers purchase pre-owned products, both in their retail stores and via their websites, and utilize our GFI GameBook to value these products. They purchase these trade-in products for either cash or store-credit, which we then repurchase from the retailer. Some of our retail trade-in partners include Wal-Mart, Best Buy and Toys ‘R’ Us. We also purchase pre-owned video games and related products directly from consumers through our website, www.gamersfactory.com, where consumers receive price quotes for their pre-owned merchandise, send the product directly to us, and receive payment from us once their products are received.

•

Off-Rental Programs. We source pre-owned video games from companies who offer video game rental programs. As these companies refresh their rental game inventory primarily with new releases, we purchase these off-rental video games. As a result, video game rental companies can efficiently monetize their off-rental inventory, while providing us with a supply of newer releases. Primary sources for these off-rental products include GameFly and Redbox.

•

Consumer Return Programs. Consumers return video games to retailers for a variety of reasons, and the retailer is often unable to restock these video games and sell them as new. We purchase these returned games from select national retailers.

•

Closeout & Overstock Programs. From time to time, we purchase new video games from retailers, distributors and publishers who have excess new game inventory that needs to be liquidated. We in-turn sell these new video games as pre-owned video games. Many publishers and distributors look to work with us due to our ability to distribute these excess games through a variety of channels.

Product Refurbishment

A portion of the pre-owned video games that we source are in need of refurbishment before it can be sold. Our refurbishment process adds value by improving the games’ physical quality, extending its life and verifying its functionality. Once refurbished, we may shrink-wrap and/or label the video games according to specifications set by our retail customers. Historically, we have been able to repair approximately 97% of all acquired products; the approximately 3% of remaining products are outsourced or sold to refurbishment companies that have more extensive repair capabilities.

Product Distribution

We sell our video games and related products through three primary channels: retail ready, consumer direct and bulk.

•

Retail Ready. Retail ready sales consist of pre-owned video games and related products sold to third party specialty, mass and convenience store retailers. In some instances, these retailers already sell new video games and use our services to help supply and merchandise dedicated pre-owned video game sections in their stores. Other retailers do not offer new video games, but utilize our solutions to sell pre-owned video games. Our retail customers include GameStop, Wal-Mart, Best Buy, Toys ‘R’ Us, 7-Eleven and others.

•

Consumer Direct. We sell pre-owned video games and related products directly to consumers through our proprietary channel, www.gamersfactory.com, which allows consumers to browse and purchase from our wide assortment of pre-owned video games and related products. We also sell pre-owned video games and related products directly to consumers through third party websites such as www.ebay.com and www.amazon.com.

•

Bulk. We provide “as-is” games and related products to video game retailers who possess their own refurbishment and store distribution capabilities. Our bulk sales help us efficiently manage our inventory position and working capital requirements by selling games in as-is condition, thereby eliminating refurbishment and accelerating the sales cycle.

Growth Strategy

Our objective is to enhance our position as the leading provider of comprehensive trading solutions for the pre-owned video game market. Key elements of our growth strategy include:

•

Capitalizing on the Large and Growing Market for Pre-Owned Games. Significant unmet demand exists from consumers seeking to purchase high quality pre-owned video games. We estimate that U.S. consumers possess more than 3.4 billion units of pre-owned video game products that are suitable for trading. We believe video game retailers are currently selling significantly more games than are being traded-in by consumers, which implies that the supply of pre-owned video games is growing. Utilizing GFI GameBook, we enable leading specialty, mass, convenience and online retailers, such as Best Buy and Toys ‘R’ Us, to accurately value and categorize pre-owned video games from consumers looking to monetize their existing video game collection. Our platform solution helps create a more consistent supply of pre-owned video games to sell through our various distribution channels.

•

Promoting the Concept of Game Trading to Casual Gamers. Over the past several years, game trading has become widely accepted within the core gamer market. These consumers understand that significant residual value exists in their video games after they have either beaten the game or lost interest in playing it further. Although casual gamers represent a large and growing portion of the overall market, they have yet to adopt game trading in the same manner as core gamers. By partnering with large, national retailers to promote the concept of game trading to casual gamers, we believe we can increase the awareness of game trading among casual gamers and by doing so, increase the overall size of the market as well as our market share in pre-owned video games.

•

Becoming the Foremost Buyer of Trade-in Video Games. Historically, our primary source of supply has been closeout and overstock programs and consumer returns. We believe the supply from retail trade-in and off-rental programs represents a much larger opportunity to acquire and ultimately resell higher margin products. As a result of our ability to accurately and competitively price products, we have become the pre-owned video game buyer of choice for many large retailers.

•

Expanding our Direct-To-Consumer Business. Our website, www.gamersfactory.com allows customers to trade-in and purchase pre-owned video games directly with us. Historically, we have not devoted a meaningful amount of our time to growing our direct-to-consumer business. We believe that there is a significant growth opportunity in the direct-to-consumer market, and we intend to allocate resources to expand our direct-to-consumer business in the future.

•

Evaluating International Expansion Opportunities. Many of our large participating retailers maintain a strong presence outside of the United States. We believe that as the concept of game trading becomes more widely accepted, there will be a significant opportunity for our products and services to be offered through our participating retailers’ locations as well as new retailers in other developed countries. We have, and will continue, to evaluate opportunities outside of the United States that we view as accretive to our core business.

•

Developing and Monetizing Complementary Products and Services. Our principals have an extensive operating history within the video game industry. We intend to leverage their experience and relationships in the industry to further develop products and services that are complementary to our core business. We are currently evaluating an opportunity to develop video game accessories under an exclusive license from a highly recognized developer of consumer electronic accessories, which would be sold primarily through our existing national retailer customer base.

Proposed Changes to Our Capital Structure

Reverse Stock Split

We will effect a reverse stock split of our shares of common stock of 1-for-2 prior to, or upon, effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. Issued and outstanding convertible securities, including shares of our series A convertible preferred stock, stock options and warrants will be split on the same basis and conversion and/or exercise prices will be adjusted accordingly. All information presented in this prospectus assumes a 1-for-2 reverse stock split of our outstanding shares of common stock, shares of series A convertible preferred stock, stock options and warrants, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to the assumed reverse stock split.

Expected Conversion of Series A Preferred Stock

In connection with our February 2010 private placement, we issued shares of our series A convertible preferred stock. Upon the consummation of an underwritten public offering for gross proceeds of at least $10,000,000 at a per share price equal to at least $8.00 per share and provided all of the shares of common stock issuable upon conversion of our series A convertible preferred stock and upon exercise of the warrants to purchase shares of our common stock issued to the investors in our February 2010 private placement are registered or such registration requirement is waived, all outstanding shares of series A convertible preferred stock plus all accrued but unpaid dividends thereon shall automatically be converted into shares of our common stock at a conversion price of $4.00 per share. It is currently contemplated that all shares of our series A convertible preferred stock will convert into shares of our common stock as a part of this offering and, to the extent necessary, we will seek a waiver of the minimum per share requirement or any of the other conditions necessary to cause such automatic conversion to occur.

Company History and Information

We were incorporated in the State of Delaware on August 28, 2006 under the name “City Language Exchange Incorporated.” In connection with a securities exchange agreement, or Exchange Agreement, on February 25, 2010, we changed our name to Game Trading Technologies, Inc. and acquired all of the issued and outstanding securities of Gamers Factory, Inc., a Maryland corporation (“Gamers”). As a result of the Exchange Agreement, Gamers became our wholly-owned subsidiary, with Gamers’ former stockholders acquiring a majority of the outstanding shares of our common stock. Gamers was incorporated in the State of Maryland on October 16, 2003 and remains our operating company.

Our principal executive offices are located at 10957 McCormick Road, Hunt Valley, Maryland 21031 and our telephone number is (410) 316-9900. Our website is www.gtti.com which contains a description of our company, but our website and the information contained on our website are not part of this prospectus. Please note that you should not view our website and the information contained on our website as part of this prospectus and should not rely on our website in making a decision to invest in our common stock.

THE OFFERING

Common stock offered by us in this offering	2,000,000 shares (or 2,300,000 shares if the underwriters’ over-allotment option is exercised in full)

Common stock to be outstanding after this offering	7,563,750 shares (or 7,863,750 shares if the underwriters’ over-allotment option is exercised in full) (1)

Use of proceeds	Proceeds will be used primarily for working capital purposes in acquiring inventory, certain capital expenditures for automated warehouse operations and general corporate purposes. See “Use of Proceeds” below.

Risk factors	An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

Proposed NASDAQ Capital Market symbol	“GTTI”

OTC Bulletin Board symbol	“GMTD.OB”

(1)	Represents the number of shares of our common stock outstanding as of October 28, 2010, including 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock and 81,250 shares of our common stock issued upon conversion of certain shares of our series A convertible preferred stock after September 30, 2010, but excludes:

•	Any shares of common stock that may be issuable in respect of any accrued but unpaid dividends upon the automatic conversion of our series A convertible preferred stock;

•

1,418,750 shares of our common stock underlying outstanding warrants issued to the investors in our February 2010 private placement, which shares are being registered for resale under the Selling Securityholder Prospectus;

•

505,000 shares of our common stock underlying other outstanding warrants at an exercise price between $1.30 and $5.00 per share that are being registered for resale under the Selling Securityholder Prospectus;

•

75,000 shares of our common stock underlying outstanding warrants at an exercise price between $1.30 and $5.00 per share that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus; and

•	717,000 shares of our common stock underlying outstanding options that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2009 and 2008, for the nine months ended September 30, 2010 and 2009, and our summary balance sheet data as of September 30, 2010. Our statement of operations data for the fiscal years ended December 31, 2009 and 2008 were derived from our audited consolidated financial statements included elsewhere in this prospectus. Our statement of operations data for the nine months ended September 30, 2010 and 2009 and our balance sheet data as of September 30, 2010 were derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Description of Capital Stock”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Statement of Operations Data:
Net sales	$17,122,540	$36,700,731	$27,867,603	$27,138,605
Cost of sales	13,388,536	30,684,084	23,212,718	22,759,924

Gross profit	3,734,004	6,016,647	4,654,885	4,378,681
Operating expenses	3,253,423	4,290,550	2,383,364	6,855,347

Operating income (loss)	480,581	1,726,097	2,271,520	(2,476,666)
Other income (expenses)	—	14,401	(579,578)	(59,981)
Income tax	10,254	—	—	—

Net income (loss) from continuing operations	470,327	1,740,498	1,691,943	(2,536,646)
Discontinued operations:
Loss from discontinued operation	144,828	—	90,656	—

Net income (loss)	$325,499	$1,740,498	$1,601,287	$(2,536,646)

Earnings (loss) per share:
Basic	$0.09	$0.49	$0.45	$(0.63)
Diluted	$0.09	$0.49	$0.45	$(0.63)

Adjusted EBITDA(1)	$1,149,702	$2,483,034	$2,325,343	$854,194

	As of September 30, 2010
	Actual	As Adjusted (2)
Balance Sheet Data:
Cash and cash equivalents	$411,003	$14,268,003
Working capital (deficit)	4,441,478	18,298,478
Total assets	14,162,519	28,019,519
Total liabilities	9,390,542	9,390,542
Redeemable preferred stock, Series A	674,839	—
Accumulated deficit	(4,179,707)	(4,179,707)
Total shareholders’ equity (deficit)	4,097,138	18,628,977

(1)	See description of “Adjusted EBITDA” below.

(2)	Our consolidated as adjusted balance sheet data as of September 30, 2010 gives effect to the issuance and sale of 2,000,000 shares of common stock by us in this offering (excluding the underwriters’ over-allotment option), assuming an initial public offering price of $7.70 per share, the closing price of our common stock on the OTC Bulletin Board as of October 28, 2010 (after giving effect to the proposed reverse split), the issuance of 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock upon completion of the offering, and 81,250 shares of our common stock issued upon conversion of certain shares of our series A convertible preferred stock after September 30, 2010, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us.

ADJUSTED EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, as adjusted in accordance with the table below, is a key indicator used by our management to evaluate operating performance of our company and to make decisions regarding compensation and other operational matters. While this adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

	Twelve Months Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Net income (loss), as reported	$325,499	$1,740,498	$1,601,287	$(2,536,646)
Net income (loss) from discontinued operations	$(144,828)	$—	$(90,656)	$—

Net income (loss) from continuing operations	$470,327	$1,740,498	$1,691,943	$(2,536,646)

Interest expense, net	$602,285	$669,746	$579,578	$106,473
Depreciation and amortization	$77,090	$72,790	$53,822	$59,800
EBITDA attributed to continuing operations

Adjustments:
Amortization of stock-based compensation	$—	$—	$—	$3,224,567

Adjusted EBITDA	$1,149,702	$2,483,034	$2,325,343	$854,194

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus before purchasing shares of our common stock. There are numerous and varied risks, including those described below, that may prevent us from achieving our goals. If any of the risks described below or any other risks actually occur, our business, financial condition, liquidity, results of operations, cash flow or prospects may be materially adversely affected. If this were to happen, the trading price of our common stock could decline significantly and investors in our common stock might lose all or a part of their investment.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our future business prospects and to make decisions based on our historical performance.

Although our management team has been engaged in the video game industry for an extended period of time, we did not begin focusing on the pre-owned video game wholesale and trading business until 2003 and we did not restrict our operations to this business until 2007. We have a limited operating history focusing on the pre-owned video game wholesale and trading business, which makes it difficult to evaluate our business on the basis of historical operations. As a consequence, it is difficult, if not impossible, to forecast our future results of operations and prospects based upon our historical data. Reliance on our historical results may not be representative of the operating results we will achieve. Because of the uncertainties relating to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable than planned or incur unexpected losses, which may result in a decline in our stock price.

We may not be able to grow our net sales and we may not be able to regain and maintain profitability.

We generated net sales and net income of $36.7 million and $1.7 million, respectively for the year ended December 31, 2009 compared to $17.1 million and $0.3 million for the year ended December 31, 2008. For the nine months ended September 30, 2010, we generated net sales of $27.1 million and incurred a net loss of $2.5 million compared to net sales of $27.9 million and net income $1.6 million for the nine months ended September 30, 2009. Our business plan is to grow both net sales and net income, however, we may not be successful in executing our business plan and even if we are able to implement our business plan, we may not be able to grow our business. As a result, we may not be able to sustain our recent net sales growth rate and you should not rely on the net sales and net income growth of any prior quarterly or annual period as an indication of our future performance. If we are unable to increase our net sales or if our net sales were to decline, it would adversely affect our business, profitability and financial condition. In addition, if our future growth fails to meet investor or analyst expectations, it could have a negative effect on our stock price.

A significant portion of our revenue is dependent upon a small number of customers, and in particular, GameStop, our largest customer. The loss of any one of these customers would negatively impact our revenues and our results of operations.

Our sales to our top five customers accounted for approximately 94% and 60% of our net sales for the years ended December 31, 2009 and December 31, 2008, respectively, and approximately 89% and 94% of our net sales for the nine months ended September 30, 2010 and 2009, respectively. Our sales to our largest customer, GameStop, accounted for approximately 78% and 3% of our net sales for the years ended December 31, 2009 and 2008, respectively, and approximately 69% and 75% of our net sales for the nine months ended September 30, 2010 and 2009, respectively. Contractual relationships with our major customers do not guarantee sales volumes or longevity. Consequently, our relationship with our major customers could change at any time. Our business, results of operations and financial condition would be materially and adversely affected if:

•	we lose GameStop or any of our other major customers;

•	GameStop or any of our other major customers purchase fewer of our products; or

•	we experience any other adverse change in our relationship with GameStop or any of our other major customers.

Restrictions on our ability to take trade-ins of and sell pre-owned video game products could negatively affect our financial condition and results of operations.

Our financial results depend on our ability to take trade-ins of, and sell, pre-owned video game products. Actions by manufacturers or publishers of video game products or governmental authorities to limit our ability to take trade-ins or sell pre-owned video game products could have a negative impact on our sales and earnings. On September 10, 2010, the United States Court of Appeals, Ninth Circuit, held in Timothy S. Vernor v. Autodesk, Inc. that a software publisher can prohibit buyers of its software from reselling the software program to other users. If this ruling becomes accepted law and permits game publishers to require consent to resell their products, then we could have to stop selling certain video games or pay to have the right to do so, which could negatively impact our business.

If we are unable to obtain favorable terms from our suppliers, we may not be able to offer products at competitive prices and our financial results may be adversely affected.

We source our products, either pre-owned or new, from our four primary procurement channels, which consist of trade-in programs with participating retailers, off-rental programs, consumer return programs and closeout and overstock programs. Our financial results depend significantly upon the business terms we can obtain from suppliers within each of these procurement channels, primarily competitive prices and consistent availability. We do not have fixed or guaranteed contracts for these purchases. If our suppliers within these procurement channels do not provide us with favorable business terms, we may not be able to offer products to our customers at competitive prices and our financial results may be adversely affected.

Our guaranteed purchase contracts with retailers for trade-in programs could affect our liquidity.

We have certain contracts that require us, as part of a retail trade-in program, to purchase consumer trade-ins from such participating retailer based upon values we quote at the time of the transaction. The participating retailer generally offers the consumer a gift card or some other form of compensation, and books the transaction automatically as a receivable from us. We are obligated to purchase 100% of the items that are transacted at store level or via its website. If there is an unanticipated volume of trades that we are unable to mitigate through lower trade values or other mechanisms, we could incur trade payables that exceed our short-term cash resources, thus resulting in a default on payment to our retail customers.

If the products that we offer do not reflect our customers’ tastes and preferences, our net sales and profit margins could decrease.

Our success depends in part on our ability to offer products and services that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. Because the pre-owned video games and related products we sell are sourced from our four primary procurement channels, which include trade-ins from participating retailers, consumer returns and manufacturers’ and retailers’ excess inventory, we have limited control over the specific products that we offer for sale. If the merchandise we offer for sale fails to respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory, which could depress profit margins, or we could be required to accept returned merchandise in exchange for full credit which could depress net sales and profit margins. In addition, any failure to offer products and services in line with customers’ preferences could allow competitors to gain market share, which could harm our business, results of operations and financial condition.

We are heavily dependent on our senior management, and a loss of a member of our senior management team or our failure to attract, assimilate and retain other highly qualified personnel in the future, could harm our business.

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including Todd Hays, our Chief Executive Officer and President, Rodney Hillman, our Chief Operating Officer, and Richard Leimbach, our Chief Financial Officer. Although we have entered into three-year employment agreements with them, we cannot guarantee that we will be successful in retaining the services of these or other key personnel. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We could also experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Accounting principles generally accepted in the United States relating to the expensing of stock options may discourage us from granting the size or type of stock option awards that job candidates may require to join our company. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we fail to keep pace with changing technology in the video game industry, we will be at a competitive disadvantage.

The video game industry is characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions and product obsolescence. These characteristics require us to respond quickly to technological changes and to understand their impact on our customers’ preferences. If we fail to keep pace with these changes, our business may suffer.

The ability to download and play video games on the Internet could reduce the demand for pre-owned video games and thus result in lower net sales and reduced profitability.

While it is currently only possible to download a limited selection of video game content to current video game systems over the Internet, as technology advances, a broader selection of games may become available for purchase, download and/or play on the Internet. If advances in technology continue to expand consumers ability to access video games and incremental content through the Internet, the demand for purchasing video games for sale in our customers’ retail stores may decline, which could lead to lower net sales by us of pre-owned video games to our retail customers and thus reduce our profitability.

Shipment of pre-owned video games and other related products by us could be delayed or disrupted by factors beyond our control and we could lose suppliers and customers as a result.

We rely upon third party carriers such as United Parcel Services, or UPS, for timely delivery of our pre-owned video games and other related products. As a result, we are subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor difficulties, inclement weather, terrorist activity and increased fuel costs. In addition, we do not have a long-term agreement with UPS or any other third party carrier, and we cannot be sure that our relationship with UPS will continue on terms favorable to us, if at all. If our relationship with UPS is terminated or impaired or if UPS is unable to deliver pre-owned video games and other related products for us, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or on terms favorable to us, if at all. Potential adverse consequences include:

•	reduced visibility of order status and package tracking;

•	delays in merchandise receipt and delivery;

•	increased cost of shipment; and

•	reduced shipment quality, which may result in damaged merchandise.

Any failure to receive pre-owned video games and other related products purchased by us at our distribution center or to deliver such pre-owned video games and other related products to our customers in a timely and accurate manner could lead to client dissatisfaction and cause us to lose suppliers and customers.

If we fail to accurately predict our ability to sell pre-owned video games and other related products in which we take inventory risk, our margins may decline as a result of lower sale prices from such pre-owned video games and other related products.

We purchase pre-owned video games and other related products and assume the risk that the pre-owned video games and other related products purchased by us may sell for less than we paid for it. We assume general and physical inventory and credit risk. These risks are especially significant because some of the products we sell are subject to rapid technological change, obsolescence and price erosion, and because we sometimes make large purchases of particular types of inventory. In addition, we do not receive warranties on the products we purchase and, as a result, we may not be able to resell those products or may have to resell those products at a loss or dispose of those products. We may miscalculate customer demand and overpay for the acquired merchandise. In the event that merchandise is not attractive to our customer base, we may be required to take significant losses resulting from lower sale prices, which could reduce our revenue and margins. Occasionally, we are not able to sell our inventory for amounts above its cost and we may incur a loss.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our pre-owned video games and other related products or the pre-owned video games and other related products of third parties that we offer for sale on our websites, our business could be harmed.

We pay sales or other similar taxes in respect of shipments of products into states in which we have a substantial presence. In addition, as we grow our business, any new operation in states in which we currently do not pay sales taxes could subject shipments into such states to state sales taxes under current or future laws.

In October 2007, the federal government extended until November 2014 a ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. This ban does not prohibit federal, state or local authorities from collecting taxes on our income or from collecting taxes that are due under existing tax rules. Unless the ban is further extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration. An increase in taxes may make electronic commerce transactions less attractive for merchants and businesses, which could result in a decrease in the level of demand for our services.

Currently, decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, a number of states, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales. If any of these initiatives resulted in a reversal of the Supreme Court’s current positions, we could be required to collect sales and use taxes in states other than states in which we currently pay such taxes. A successful assertion by one or more local, state or foreign jurisdictions that the sale of merchandise by us is subject to sales or other taxes, could subject us to material liabilities and increase our costs of doing business. To the extent that we pass such costs on to our clients, doing so could harm our business and decrease our revenue.

Since all of our operations are housed in a single location, we are more susceptible to business interruption in the event of damage to or disruptions in our facility.

Our headquarters and distribution center are located in one building in Hunt Valley, Maryland, and all of our shipments of pre-owned video games and other related products to our customers are made from this sole distribution center. We have no present plans to establish any additional distribution centers or offices. Because we consolidate our operations in one location, we are more susceptible to power and equipment failures, and business interruptions in the event of fires, floods, and other natural disasters than if we had additional locations. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, business interruptions resulting from damage to or destruction of our headquarters and distribution center, or power and equipment failures relating to our websites, or interruptions or disruptions to major transportation infrastructure, or other events that do not occur on our premises. The occurrence of one or more of these events could adversely impact our ability to generate revenues in future periods.

An adverse trend in sales during the holiday season could impact our financial results.

Our business is seasonal, with our most significant sales and operating profits realized during the first fiscal quarter (post-holiday season), which is when significant volumes of consumer returns become available for purchase and sale by us. Since our main customers are retailers which rely on the fourth quarter holiday selling season to generate their revenues, our operating results may be negatively impacted if our customers’ revenue during the fourth quarter is lower than expected, as that may result in our retail customers’ reducing, delaying or cancelling purchases of pre-owned video games and other related products.

If third parties do not continue developing new products and software, our business and operating results could be adversely affected.

Our business and operating results depend upon the continued development of new and enhanced video game platforms and video game software. Our business could suffer if manufacturers fail to develop new or enhanced video game platforms or the failure of software publishers to develop popular game and entertainment titles for current or future generation video game systems.

If our management information systems fail to perform or are inadequate, our ability to manage our business could be disrupted.

We rely on computerized inventory and management systems to coordinate and manage the activities in our distribution center, as well as to communicate daily pricing data to retailers and other customers with whom we work. We use our management information systems to track sales and inventory. Our ability to rapidly refurbish our products, process incoming inventory and deliver inventory to our customers, enables us to meet demand and replenish our customers timely and to move inventory efficiently. If our inventory or management information systems fail to adequately perform these functions, our business could be adversely affected. In addition, if operations in our distribution center were to shut down for a prolonged period of time or if our distribution center was unable to accommodate our continued growth, our business could suffer.

We rely heavily on our technology to refurbish games, hardware and accessories and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We use proprietary and non-proprietary technologies to refurbish pre-owned video games and other related products to determine the price at which we purchase pre-owned video games and other related products and to price the sale of our pre-owned video games and other related products. Although we continually enhance and modify the technology used by us in our operations, we may not be able to achieve the intended results of such enhancements and modifications to our technologies. If we are unable to maintain and enhance our technologies to manage our operations in a timely and efficient manner, our business may be impaired.

If our intellectual property and technologies are not adequately protected to prevent use or misappropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be materially and adversely affected.

Our future success and competitive position depends in part on our ability to protect our proprietary technologies and intellectual property. We have generally not sought trademark, copyright or patent protection to protect our proprietary technology and intellectual property, with the exception of GFI GameBook, our proprietary algorithm and database. Instead, we have relied on a combination of trade secret laws and confidentiality arrangements to protect our proprietary technologies and intellectual property.

The steps we have taken or will take may not be adequate to protect our technologies and intellectual property. In addition, others may develop or patent similar or superior technologies, products or services, and our intellectual property may be challenged, invalidated or circumvented by others. Furthermore, the intellectual property laws of other countries in which we operate or may operate in the future may not protect our products and intellectual property rights to the same extent as the laws of the United States. The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in the video game industry are uncertain and still evolving, both in the United States and in other countries. In addition, third parties may knowingly or unknowingly infringe our intellectual property rights, and litigation may be necessary to protect and enforce our intellectual property rights. Any such litigation could be very costly, have an uncertain outcome and could divert management attention and resources. As a result of any dispute where we are alleged to have infringed or violated a third party’s intellectual property rights, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services, adjust our merchandizing or marketing and advertising activities or take other actions to resolve the claims. If the protection of our technologies and intellectual property is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operation. Any of these events may have a material adverse effect on our business, financial condition and results of operations.

We also expect that the more successful we are, the more likely it will become that competitors will try to develop services that are similar to ours, which may infringe on our proprietary rights. It may also become more likely that competitors will claim that our products infringe on their proprietary rights. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be harmed.

If we are unable to protect our domain name, our reputation and brand could be adversely affected.

We currently own registrations for various domain names relating to our brand, including www.gtti.com, www.gamersfactory.com and www.gametradingtechnologies.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our service. Domain names similar to ours have been registered in the United States and elsewhere. The acquisition and maintenance of domain names generally are regulated by various agencies and their designees. However, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights varies from jurisdiction to jurisdiction and is unclear in some jurisdictions. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names.

We may not adequately prevent disclosure of trade secrets and other proprietary information.

A substantial amount of our tools and technologies are protected by trade secret laws. In order to protect our proprietary technologies and processes, we rely in part on security measures. These measures may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We could potentially lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in, or unexpected interpretations of trade secret and other intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

We must effectively manage the growth of our operations or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. We intend to use a portion of the proceeds of this offering to increase the scope of our operations and may seek to acquire complimentary businesses or technologies. As we grow our operations, we will need to hire additional employees and make significant capital investments which could place a significant strain on our existing management and resources. In addition, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively could cause our business and operations to suffer.

If we acquire any businesses or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or have an adverse effect on our results of operations.

As part of our business strategy, we may engage in acquisitions of businesses, technologies or licenses involving complimentary businesses to augment our organic or internal growth. While our management team has some experience in acquiring businesses, we do not have extensive experience with integrating and managing acquired businesses or assets. Acquisitions involve challenges and risks in negotiation, execution, valuation and integration. Moreover, we may not be able to find suitable acquisition opportunities on terms that are acceptable to us. Even if successfully negotiated, closed and integrated, certain acquisitions or license arrangements may not advance our business strategy, may fall short of expected return-on-investment targets or may fail. Any future acquisition or license arrangements could involve numerous risks including:

•	difficulty integrating the operations and products of the acquired business;

•	potential disruption of our ongoing business and distraction of management;

•	use of cash to fund the acquisition or for unanticipated expenses;

•	dilution to our current stockholders from the issuance of equity securities;

•	limited market experience in new businesses;

•	exposure to unknown liabilities, including litigation against the companies we may acquire;

•	potential loss of key employees or customers of the acquired company;

•	additional costs due to differences in culture, geographic locations and duplication of key talent; and

•	acquisition-related accounting charges affecting our balance sheet and operations.

In the event we enter into any agreements relating to acquisitions or licenses, closing of the transactions could be delayed or prevented by regulatory approval requirements, including antitrust review, or other conditions. We may not be successful in addressing these risks or any other problems encountered in connection with any attempted acquisitions or license arrangements, and we could assume the economic risks of such failed or unsuccessful acquisitions or license arrangements.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.

Our quarterly operating results are tied to certain financial and operational metrics that have fluctuated in the past and may fluctuate significantly in the future. As a result, you should not rely upon our past quarterly operating results as indicators of future performance. Our operating results depend on numerous factors, many of which are outside of our control. In addition to the other risks described in this “Risk Factors” section, the following risks could cause our operating results to fluctuate:

•	increases or decreases in purchases by our customers;

•	our ability to retain existing customers and attract new customers;

•	timing and cost of new and existing marketing and advertising efforts;

•	seasonal fluctuations;

•	timing and amount of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	the cost and timing of the development and introduction of new product and service offerings by our competitors or by us; and

•	downward pressure on the pricing of our products.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance and our revenue and operating results in future quarters may differ materially from the expectations of our management or any analysts covering us.

Our sales and profitability may be affected by changes in economic, business and industry conditions.

If the economic climate in the United States or abroad deteriorates, existing or potential customers could reduce or delay purchases of video games, which would likely decrease our sales and profitability. In this type of economic environment, our customers may experience financial difficulty, cease operations and reduce budgets for the purchase of our products. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in consumer spending in the video game industry make it difficult to predict changes in the purchasing requirements of our customers and in the markets we serve. There are many other factors which could affect our business, including:

•	the introduction and market acceptance of new technologies, products and services, including an increased ability to access video games digitally or play video games online;

•	new competitors and new forms of competition;

•	the size and timing of customer orders;

•	adverse changes in the credit quality of our customers and suppliers;

•	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•	changes in the terms of our contracts with our customers or suppliers;

•	the availability of products from our suppliers; and

•	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

We face competition from numerous sources and competition may increase, leading to a decline in revenues.

The video game industry is intensely competitive and subject to rapid change. While we don’t believe we have any direct competitors, we compete with various companies within each segment of our business. We compete primarily with well-established companies that offer video game sales or rentals through retail stores, online or both, including Amazon.com, Muze, BRE Software, eBay and GameFly. In addition, alternative channels for online entertainment such as social networking sites, virtual worlds and massively multiplayer online games are growing in popularity and new technologies for delivery of in-home video game entertainment, such as Internet delivery of video game content, continue to receive considerable media and investor attention. There can be no assurance that we will be able to compete effectively against these competitors or against alternative channels of online entertainment delivery. To remain competitive, we must continue to provide relevant content and enhance and improve our products and services. If competitors introduce new solutions that incorporate new technologies, our existing products and services may become obsolete. Our future success will depend on, among other things, our ability to:

•	anticipate demand for new products and services;

•	enhance our product and services offerings;

•	respond to technological advances on a cost-effective and timely basis; and

•	decrease prices in response to pricing pressures from our competitors.

We believe that barriers to entry are not significant and start-up costs are relatively low, so our competition may increase in the future. New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost. If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

We may seek additional capital and we cannot be certain that additional financing will be available.

Following this offering, we may require additional funds in the long-term depending upon the growth of our revenues and our business strategy. The decision to obtain additional capital will depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited. If we raise additional capital through the issuance of our common stock, our stockholders may be diluted and if we issue debt, we may become subject to restrictive covenants.

Our loan agreement with Bank of America, N.A. contains certain covenants that may restrict our financial and operating flexibility.

Our loan agreement with Bank of America, N.A. contains various covenants that limit our ability to incur indebtedness in excess of certain financial ratios. A breach of a covenant or restriction contained in our loan agreement could result in a default that could in turn permit Bank of America, N.A. to accelerate the repayment of principal and accrued interest on our outstanding indebtedness under the loan agreement and terminate its commitment to lend additional funds. If Bank of America, N.A. accelerates the repayment of our borrowings under the loan agreement, we cannot assure you that we will have sufficient assets to repay those borrowings and our financial situation could have a material adverse effect.

Risks Related to our Common Stock

There has not been an active public market for our common stock so the price of our common stock could be volatile and could decline following this offering at a time when you want to sell your holdings.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol GMTD.OB. Our common stock is not actively traded and the price of our common stock may be volatile. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “GTTI” and trading is expected to start upon the effectiveness of this registration statement. Although we believe that this offering and the Nasdaq listing will improve the liquidity of our common stock, this offering may not improve trading volume, reduce volatility or stabilize our share price. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	expiration of lock-up agreements;

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	significant developments relating to our relationships with our customers or suppliers;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the video game industry;

•	customer demand for our products;

•	investor perceptions of the video game industry in general and our company in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	failure to maintain compliance with Nasdaq rules;

•	sales of our common stock, including sales by our directors, officers or significant stockholders; and

•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Our failure to meet the listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.

If after listing we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our securities are no longer listed on a national securities exchange, including the Nasdaq Stock Market or we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock becomes subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result, if our common stock becomes subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

All of our executive officers and directors and certain of our stockholders and warrantholders have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances. See “Underwriting.” Common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short our common stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Stockholders who were issued shares of common stock pursuant to the Exchange Agreement will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, as amended, beginning one year after the stockholders acquired their shares, subject to limitations imposed by the lock-up agreements.

In connection with our February 2010 private placement, our executive officers, certain directors and certain of our stockholders and warrantholders entered into lock-up agreements with us. The lock-up agreements provide that their shares of common stock may not be, directly or indirectly, publicly sold, subject to a contract for sale or otherwise transferred for a period ending on the earlier to occur of (a) 12 months after the effective date of the registration statement to be filed in connection with our February 2010 private placement, or (b) 24 months after the closing of our February 2010 private placement. For the 18 months following the applicable initial lock-up period, each stockholder may sell its shares of common stock at a rate of 5.56% (or 1/18th) of their initial holdings per month, but only at a price of greater than $6.00 per share. Furthermore, beginning on the 18-month anniversary of the closing of our February 2010 private placement, each stockholder may sell its shares of common stock, without regard to the number of such shares, at a price of greater than $8.00 per share if the trailing 30-day average daily trading volume for our common stock is greater than 50,000 shares. The lock-up agreements terminate on the earlier of (i) the date that is 42 months following the closing of our February 2010 private placement, or (ii) 120 days following the last date in which all of the all shares of series A convertible preferred stock held by our lead investor in our February 2010 private placement have been converted into shares of our common stock.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Following this offering, our directors, executive officers and principal stockholders, and their respective affiliates, will beneficially own approximately 75% of our outstanding shares of common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We may be required to pay registration default liquidated damages if we cannot fulfill the requirements of the registration rights granted to investors in our February 2010 private placement.

We were required to have a registration statement covering the shares of common stock underlying the series A convertible preferred stock and warrants issued to the investors in our February 2010 private placement declared effective by the SEC on or before October 23, 2010. On October 22, 2010, the holders of our series A convertible preferred stock and warrants issued in our February 2010 private placement agreed to waive any liquidated damages payable as a result of the failure to have a registration statement declared effective by October 23, 2010 and continuing for the period through and until November 23, 2010. In connection with this offering, we are registering such shares of common stock for resale in order to satisfy such obligation. However, in the event we do not have a registration statement registering such shares of common stock for resale effective as of November 23, 2010 or the effectiveness of such registration statement is suspended at any time other than pursuant to a suspension notice, for each month during which the registration default remains uncured, we shall be required to pay registration default damages at the rate of 2% of the purchase price of the series A convertible preferred stock, up to a maximum of 12%. We shall be obligated to make payments of these liquidated damages until the earlier of (i) the date as of which all of the investors in our February 2010 private placement may sell all of the shares of common stock required to be covered by such registration statement without restriction pursuant to Rule 144 and without the need for current public information as required thereunder or (ii) the date on which the investors in our February 2010 private placement shall have sold all of the shares of common stock covered by such registration statement. Any payment of liquidated damages could have an adverse effect on our results of operations and may have a negative effect on our stock price and the market for our common stock.

Because the holders of our warrants issued in our February 2010 private placement have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of our warrants issued in our February 2010 private placement have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable if the underlying shares are subject to an effective registration statement. In connection with this offering, we are registering such shares of common stock for resale in order to satisfy such obligation. However, in the event the warrants are not subject to a current and effective registration statement on or after the one year anniversary of the date of issuance, the cashless exercise provision of the warrants will be available to those holders of our warrants and, as a result, we will not receive proceeds from those warrants that are exercised on a cashless basis.

Any adjustment in the conversion price of our preferred stock or the exercise price of our warrants could have a depressive effect on our stock price and the market for our stock.

If we are required to adjust the preferred stock conversion price or the warrant exercise price pursuant to any of the adjustment provisions of the agreements relating to our February 2010 private placement, the adjustment or the perception that an adjustment may be required, may have a depressive effect on both our stock price and the market for our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we were required to include a management report on internal controls over financial reporting in our annual report on Form 10-K for the year ending December 31, 2009. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We recently became a public company and subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and, following this offering, the NASDAQ Stock Market rules, including those promulgated in response to the Sarbanes-Oxley Act. Prior to February 2010, we had not operated as a public company and the requirements of these rules and regulations will likely increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent auditors attest to, the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by the NASDAQ Stock Market, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our common stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, which will increase costs. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. In addition, because our management team has limited experience managing a public company, we may not successfully or efficiently manage our transition into a public company.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Delaware law and our corporate charter and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our board of directors will have the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock. Our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations. For additional information, please see “Description of Capital Stock.”

Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

Risks Associated with this Offering

New investors in our common stock will experience immediate and substantial dilution of approximately $5.24 per share.

The public offering price of our common stock is substantially higher than our net tangible book value per share of common stock. Investors purchasing shares of common stock in this offering will, therefore, incur immediate dilution of $5.24 in net tangible book value per share of common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable from the initial public offering price. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See “Dilution.”

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

In the event the gross proceeds of our public offering do not exceed $10,000,000 at a price equal to at least $8.00 per share and satisfy certain other conditions, absent the waiver of some or all of these conditions by the requisite holders of our series A convertible preferred stock, shares of our series A convertible preferred stock will remain outstanding.

In connection with our February 2010 private placement, we issued shares of our series A convertible preferred stock which have a preferential liquidation preference, provide for the payment of dividends and contain full ratchet and weighted average anti-dilution protection. Upon the consummation of a underwritten public offering for gross proceeds of at least $10,000,000 at a per share price equal to at least $8.00 per share and provided all of the shares of common stock issuable upon conversion of our series A convertible preferred stock and upon exercise of our warrants to purchase shares of common stock issued to the investors in our February 2010 private placement are registered or such registration requirement is waived, all outstanding shares of series A convertible preferred stock plus all accrued but unpaid dividends thereon shall automatically be converted into shares of our common stock at a conversion price of $4.00 per share. It is currently contemplated that all of our shares of series A convertible preferred stock will convert into shares of our common stock as a part of this offering and, to the extent necessary, we will seek a waiver of the minimum per share requirement or any of the other conditions necessary to cause such automatic conversion to occur. In the event our public offering does not meet the requirements of a qualified offering under the terms of our February 2010 private placement and we are unable to obtain a waiver regarding the minimum per share requirement or any of the other conditions necessary to cause such automatic conversion to occur, shares of our series A convertible preferred stock, including its liquidation preference, dividend rights and anti-dilution provisions, will remain outstanding.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading “Risk Factors”. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

EXPLANATORY NOTE REGARDING REVERSE STOCK SPLIT

We will effect a reverse stock split of our shares of common stock of 1-for-2 prior to or upon effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. Issued and outstanding convertible securities, including shares of our series A convertible preferred stock, stock options and warrants will be split on the same basis and conversion and/or exercise prices will be adjusted accordingly. All information presented in this prospectus assumes a 1-for-2 reverse stock split of our outstanding shares of common stock, shares of series A convertible preferred stock, stock options and warrants, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to the assumed reverse stock split.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this public offering will be approximately $13,857,000, or approximately $16,005,300 if the underwriters’ over-allotment option is exercised in full, based on an assumed public offering price of $7.70 per share, the closing price of our common stock on the OTC Bulletin Board as of October 28, 2010 (after giving effect to the proposed reverse split) and after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this public offering for the following purposes:

•	Approximately $12,857,000 for inventory acquisition for future resale to customers;

•	Approximately $500,000 for capital equipment purchases for warehouse automation; and

•	Approximately $500,000 for general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses or products as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. There are no restrictions in our certificate of incorporation or by-laws on declaring dividends.

As long as any shares of our series A convertible preferred stock are outstanding, no dividend may be declared or paid for payment on our common stock or any other class of our capital stock (other than the series A convertible preferred stock) without the prior express written consent of our holders of the series A convertible preferred stock representing not less than a majority of the aggregate number of the then outstanding shares of series A convertible preferred stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis;

•

on an adjusted basis to reflect the sale of 2,000,000 shares of our common stock in this offering at the assumed public offering price of $7.70 per share, the closing price of our common stock on the OTC Bulletin Board as of October 28, 2010 (after giving effect to the proposed reverse split), the issuance of 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock upon completion of this offering and 81,250 shares of our common stock issued upon conversion of certain shares of our series A convertible preferred stock after September 30, 2010, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Actual (unaudited)	As Adjusted (unaudited)
Long-term obligations	$—	$—
Redeemable Preferred Stock, Series A; $.0001 par value, 3,000,000 shares authorized, 1,418,750 issued and outstanding actual and 0 shares as adjusted	674,839	—
Shareholders’ equity (deficit):
Preferred stock, $0.0001 par value, 17,000,000 shares authorized, 0 shares issued and outstanding actual and 0 shares as adjusted	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 4,145,000 shares issued and outstanding actual and 7,563,750 shares as adjusted (1)	414	756
Additional paid-in capital	8,276,414	22,807,928
Accumulated deficit	(4,179,707)	(4,179,707)

Total shareholders’ equity (deficit)	4,097,138	18,628,977

Total capitalization	$4,771,977	$18,628,977

(1)	Represents the number of shares of our common stock outstanding as of September 30, 2010, including 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock and 81,250 shares of our common stock issued upon conversion of certain shares of series A convertible preferred stock after September 30, 2010, but excludes:

•	Any shares of common stock that may be issuable in respect of any accrued but unpaid dividends upon the automatic conversion of our series A convertible preferred stock;

•

1,418,750 shares of our common stock underlying outstanding warrants issued to the investors in our February 2010 private placement, which shares are being registered for resale under the Selling Securityholder Prospectus;

•

505,000 shares of our common stock underlying other outstanding warrants at an exercise price between $1.30 and $5.00 per share that are being registered for resale under the Selling Securityholder Prospectus;

•

75,000 shares of our common stock underlying outstanding warrants at an exercise price between $1.30 and $5.00 per share that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus; and

•	717,000 shares of our common stock underlying outstanding options that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus.

MARKET INFORMATION

Our common stock was originally qualified for quotation on the Over-the-Counter Bulletin Board under the symbol “CLGX.OB”. On February 26, 2010, we changed our symbol from “CLGX.OB” to “GMTD.OB”. Prior to the closing of the transactions contemplated by the Exchange Agreement on February 25, 2010, our securities were qualified for quotation on the Over-the-Counter Bulletin Board but no trading had occurred in our common stock. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

The closing price of our common stock on the OTC Bulletin Board on October 28, 2010 was $3.85 per share, which after giving effect to a one for two reverse stock split equates to $7.70.

The following table sets forth the range of high and low bid quotations as reported on the OTC Bulletin Board for the periods indicated.

Year Ended December 31, 2010	High	Low
First quarter ended March 31, 2010	$10.00	$6.00
Second quarter ended June 30, 2010	$10.80	$7.00
Third quarter ended September 30, 2010	$9.00	$4.00
Fourth quarter ended December 31, 2010 (through October 28, 2010)	$8.00	$5.00

DILUTION

Purchasers of our common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our pro forma, adjusted net tangible book value (deficit) as of September 30, 2010, would have been $(903,023) or $(0.22) per share of common stock. Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date. After giving effect to our sale of 2,000,000 shares of common stock offered by this prospectus (based upon an assumed public offering price of $7.70 per share, the closing price of our common stock on the OTC Bulletin Board as of October 28, 2010 (after giving effect to the proposed reverse split), assuming the issuance of 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock, 81,250 shares of our common stock issued upon conversion of certain shares of our series A convertible preferred stock after September 30, 2010, and after deducting the underwriting discount and our estimated offering expenses), our pro forma net tangible book value as of September 30, 2010, would have been $18,628,977, or $2.46 per share of common stock ($20,777,277, or $2.64 per share of common stock assuming exercise of the underwriters’ over-allotment option). This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.68 per share ($2.86 per share assuming exercise of the underwriters’ over-allotment option), and an immediate dilution to new investors of $5.24 per share, or 68% of the assumed public offering price of the shares offered in this offering ($5.06 per share, or 66% of the assumed public offering price assuming exercise of the underwriters’ over-allotment option). The following table illustrates the per share dilution:

Assumed public offering price per share		$7.70
Pro forma net tangible book value (deficit) per share as of September 30, 2010	$(0.22)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$2.68

Pro forma net tangible book value per share as of September 30, 2010 after this offering		$2.46
Pro forma net tangible book value dilution per share to new investors in this offering		$5.24

Investors in this offering will be subject to increased dilution upon the conversion of our series A convertible preferred stock and upon the exercise of outstanding stock options and warrants. As of September 30, 2010, our outstanding series A convertible preferred stock could be converted into 1,418,750 shares of our common stock (81,250 shares of our common stock were issued upon conversion of certain shares of our series A convertible preferred stock after September 30, 2010), and stock options and warrants outstanding that are exercisable represented an additional 2,336,250 shares of our common stock that could be issued in the future. Shares of our series A convertible preferred stock and the vast majority of the shares of our common stock that may be issued under our outstanding warrants have the contractual right to be registered.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2009 and 2008, for the nine months ended September 30, 2010 and 2009, and our summary balance sheet data as of December 31, 2009 and 2008 and as of September 30, 2010. Our statement of operations and balance sheet data for the fiscal years ended December 31, 2009 and 2008 were derived from our audited consolidated financial statements included elsewhere in this prospectus. Our statement of operations data for the nine months ended September 30, 2010 and 2009 and our balance sheet data as of September 30, 2010 were derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Description of Capital Stock,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Consolidated Statement of Operations Data:
Net sales	$17,122,540	$36,700,731	$27,867,603	$27,138,605
Cost of sales	13,388,536	30,684,084	23,212,718	22,759,924

Gross profit	3,734,004	6,016,647	4,654,885	4,378,681
Operating expenses	3,253,423	4,290,550	2,383,364	6,855,346

Operating income (loss)	480,581	1,726,097	2,271,520	(2,476,666)
Other income (expense)	—	14,401	(579,578)	(59,981)
Income tax	10,254	—	—	—

Net income (loss) from continuing operations	470,327	1,740,498	1,691,943	(2,536,646)
Discontinued operations:
Loss from discontinued operation	144,828	—	90,656	—

Net income	$325,499	$1,740,498	$1,601,287	$(2,536,646)

Earnings per share:
Basic	$0.09	$0.49	$0.45	$(0.63)
Diluted	$0.09	$0.49	$0.45	$(0.63)

Adjusted EBITDA (1)	$1,149,702	$2,483,034	$2,325,343	$854,194

	As of December 31,		As of September 30, 2010
	2009	2008
Consolidated Balance Sheet Data:
Cash and cash equivalents	$641,088	$301,397	$411,003
Working capital (deficit)	597,887	(1,843,017)	4,441,478
Total assets	6,290,517	5,916,887	14,162,519
Total liabilities	7,843,210	9,210,078	9,390,542
Redeemable preferred stock, Series A	—	—	674,839
Accumulated deficit	(1,643,061)	(3,383,559)	(4,179,707)
Total shareholders’ equity	(1,552,693)	(3,293,191)	4,097,138

(1)	See “Adjusted EBITDA” below.

ADJUSTED EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, as adjusted in accordance with the table below, is a key indicator used by our management to evaluate operating performance of our company and to make decisions regarding compensation and other operational matters. While this adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

	Twelve Months Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Net income (loss), as reported	$325,499	$1,740,498	$1,601,287	$(2,536,646)
Net income (loss) from discontinued operations	$(144,828)	$—	$(90,656)	$—

Net income (loss) from continuing operations	$470,327	$1,740,498	$1,691,943	$(2,536,646)

Interest expense, net	$602,285	$669,746	$579,578	$106,473
Depreciation and amortization	$77,090	$72,790	$53,822	$59,800
EBITDA attributed to continuing operations
Adjustments:
Amortization of stock-based compensation	$—	$—	$—	$3,224,567

Adjusted EBITDA	$1,149,702	$2,483,034	$2,325,343	$854,194

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, our financial statements (and notes related thereto) and other more detailed financial information appearing elsewhere in this prospectus. Consequently, you should read the following discussion and analysis of our financial condition and results of operations together with such financial statements and other financial data included elsewhere in this prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this Prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading provider of comprehensive trading solutions and services for video game retailers, publishers, rental companies, and consumers. Through our trading platform, we provide our customers with extensive services including valuation, procurement, refurbishment, and merchandising of pre-owned video games. Additionally, through our trading platform, we process and market video game consoles, DVDs, and video game accessories, and provide related e-commerce retailing and interactive marketing services.

On February 25, 2010, we completed a “reverse acquisition” transaction (the “Transaction”), in which we entered into the Exchange Agreement with Gamers and for certain limited purposes, its stockholders. Pursuant to the Exchange Agreement, we acquired all of the issued and outstanding securities of Gamers in exchange for the issuance by us of 3,545,000 shares of our common stock and warrants to purchase 580,000 shares of our common stock. At the time of the Transaction, our corporate name was City Language Exchange, Inc. Following the Transaction, we changed our name to Game Trading Technologies, Inc. and our trading symbol to “GMTD.OB.” As a result of the Transaction, Gamers became our wholly-owned subsidiary, with Gamers’ former stockholders acquiring a majority of the outstanding shares of our common stock.

The transactions contemplated by the Exchange Agreement are being accounted for as a “reverse acquisition,” since the stockholders of Gamers owned a majority of the outstanding shares of our common stock immediately following the Transaction. Gamers is deemed to be the acquirer in the Transaction and, consequently, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Gamers and are recorded at the historical cost basis of Gamers. Except for the right of the holders of our series A convertible preferred stock, as a class, to elect one of our directors, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company.

In connection with the closing of the Transaction, we completed the closing of a private placement (referred to herein as the “February 2010 private placement”) of $3,900,000 of units (each, a “Unit” and collectively, the “Units”) to purchasers that qualified as “accredited investors”, as defined in Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to the terms of a Securities Purchase Agreement, dated as of February 25, 2010 (the “Securities Purchase Agreement”), with each Unit consisting of one share of our series A convertible preferred stock and a warrant to purchase one share of our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share and is initially convertible at any time into shares of our common stock at a conversion price equal to $4.00 per share or an aggregate of 975,000 shares of common stock with respect to all shares of series A convertible preferred stock issued at the closing of our February 2010 private placement, subject to adjustment under certain circumstances. Each warrant entitles the holder to purchase one share of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the series A convertible preferred stock) at an exercise price of $5.00 per share through February 25, 2015.

At the closing of our February 2010 private placement, buyers that purchased shares of our series A convertible preferred stock with a stated value of at least $150,000 received a unit purchase option (the “Unit Purchase Option”) to purchase, on the same terms as those Units sold at the closing of our February 2010 private placement, additional Units of series A convertible preferred stock and warrants equal to 50% of the Units they purchased at the closing of our February 2010 private placement. Holders of Unit Purchase Options have exercised Unit Purchase Options to purchase 443,750 Units for aggregate gross proceeds of $1,775,000. The shares of common stock underlying the Units issued upon exercise of the Unit Purchase Options are entitled to the same registration rights as those securities underlying the Units issued at the closing of our February 2010 private placement.

Recent Developments

Effective June 30, 2010, the holders of our outstanding shares of series A convertible preferred stock and of the outstanding warrants to purchase shares of common stock (collectively, the “Warrants”) issued pursuant to the Securities Purchase Agreement, agreed to amend the terms of the series A convertible preferred stock and Warrants in the following manner:

•

The parties agreed to add a provision to the certificate of designation for the Series A Preferred Stock whereby the minimum price that the conversion price of the series A convertible preferred stock may be reduced shall be equal to $1.00;

•	The parties agreed to add a provision to the Warrants whereby the minimum price that the exercise price of the Warrants may be reduced shall be equal to $1.00; and

•

The parties agreed to add a provision to the Securities Purchase Agreement whereby until the 36 month anniversary of the date of the Securities Purchase Agreement, we shall not issue any of our equity securities below $1.00 without the prior written consent of any holder who was issued a Warrant for an aggregate of 2% or more of the Warrants initially issued pursuant to the Securities Purchase Agreement.

On October 22, 2010, the holders of our series A convertible preferred stock and Warrants issued agreed to waive any liquidated damages payable as a result of the failure to have a registration statement declared effective by October 23, 2010 and continuing for the period through and until November 23, 2010.

Seasonality

Our business is seasonal since we rely upon retailers and consumers, with the major portion of our sales and operating profits occurring during the first fiscal quarter following the holiday selling season. Since our supply of video game products depends significantly on consumer trade-ins and returns, there exists significant supply of these items immediately following the holiday season in January through March. Historically, our sales lag the holiday season by one quarter. We have historically generated our highest sales and operating profits during the first quarter of the year.

Results of Operation

Nine Months ended September 30, 2010 compared to the Nine Months ended September 30, 2009

The table below outlines revenues and related cost of sales for comparable periods:

	Nine months ended September 30,
	2010		2009		Variance
Net sales	$27,138,605	100.0%	$27,867,603	100.0%	$(728,998)	-2.6%
Cost of sales	22,759,924	83.9%	23,212,718	83.3%	(452,794)	-1.9%

Gross profit	$4,378,681	16.1%	$4,654,885	16.7%	$(276,204)	-5.9%

Net Sales

During the nine months ended September 30, 2010, we had a decrease in revenue of $728,998, or 3%, as compared to the corresponding nine month period ended September 30, 2009. Excluding a major extraordinary retailer liquidation transaction consisting of approximately $5.5 million in sales in the first half of 2009, revenues would have shown an increase of approximately $4.8 million, or 21%, for the nine month period ended September 30, 2010 as compared to the nine month period ended September 30, 2009. As demonstrated in the corresponding prior year, from time to time larger than normal opportunities are made available to us for the acquisition and/or sale of used game products. These opportunities are not in the normal course of our business and there is no assurance when or if such opportunities will be made available to us in the future.

Cost of Sales

During the nine months ended September 30, 2010, we had a decrease in cost of sales of $452,794, or 2%, compared to the corresponding nine month period ended September 30, 2009. Our 2% decrease in costs for the nine months ended September 30, 2010 primarily correlates with the respective decrease in revenue for the comparable period.

Gross Profit

Gross profit decreased by $276,204, or 6%, for the nine month period ended September 30, 2010, when compared to the corresponding nine month period ended September 30, 2009. The decrease during the nine months ended September 30, 2010 was primarily a result of lower sales volumes and a slight increase in cost of sales as compared to the prior periods.

Operating Expense

Operating expenses, which consist of sales and marketing expenses, general and administrative costs, stock based compensation and depreciation, totaled $6,855,347 during the nine month period ended September 30, 2010, as compared to $2,383,364 during the corresponding nine month period ended September 30, 2009. The operating expenses for the nine months ended September 30, 2010 increased by $4,471,983, or 188%, as compared to the corresponding nine month period ended September 30, 2009. The major component of these increased expenses between the corresponding period was professional services consisting of legal, accounting and investor relations fees as well as non-cash employee stock based compensation of $1,728,544 and non-employee stock based compensation of $1,496,023 for the nine months ended September 30, 2010.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses consisting of salaries, advertising, professional service fees, investor relations services and overhead expenses, totaled $3,570,980 during the nine month period ended September 30, 2010, as compared to $2,329,543 during the corresponding nine month period ended September 30, 2009. SG&A increased by $1,241,437, or 53%, between the corresponding nine month period ending September 30, 2010 and 2009. The change between the corresponding nine month periods is primarily attributable to professional fees associated with the Transaction and February 2010 private placement and investor relations fees totaling approximately $800,000. Furthermore, for the nine month period ended September 30, 2010, the administrative salaries and related costs increased approximately $281,000, a comparable increase in volume of small package shipments in outbound shipping costs increased approximately $218,000 and IT related services increased approximately $62,000 between the corresponding nine month periods.

Stock Based Compensation

During the nine months ended September 30, 2010, the employee stock based compensation expense was $1,728,544 from issuances of employee incentive stock options. The incentive stock options were valued using the Black Scholes method and the option shall become exercisable during the term of recipient’s employment in three equal annual installments with the first installment to be exercisable upon issuance of the option agreement. There were no stock option issuances in the prior year period.

Non-Employee Stock Based Compensation

For the nine months ended September 30, 2010, $1,496,023 of non-cash charges were due to the issuance of stock warrants in exchange for professional services associated with Transaction and February 2010 private placement. The value of the warrants was determined using the Black Scholes method, the details of which are more fully explained within the notes to the financial statements. There were no warrant issuances in the prior year period.

Net Income (Loss)

We reported a net loss of $2,536,646 for the nine months ended September 30, 2010 as compared to net income of $1,601,287 for the nine months ended September 30, 2009. The increase in legal and accounting services, as well as the charges resulting from the warrants and stock options issuances related to the February 2010 private placement are the primary reasons for the nine month net loss.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

The following table presents net sales, cost of sales and gross profit for fiscal years ended December 31, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2009		2008
	Amount	% of Net Sales	Amount	% of Net Sales	$ Change	% Change
Net sales	$36,700,731	100.0%	$17,122,540	100.0%	$19,578,191	114.3%
Cost of sales	30,684,084	83.6%	13,388,536	78.2%	17,295,548	129.2%
Gross profit	$6,016,647	16.4%	$3,734,004	21.8%	$2,282,643	61.1%

Net Sales

Net sales in fiscal 2009 increased by $19,578,191, or 114.3%, to $36,700,731 from $17,122,540 in fiscal 2008. The increase in net sales was due to expanded availability of supply from various channels, an increase in overall consumer demand due to the expanding nature of the pre-owned video game industry, and a new relationship with a large specialty retailer of video games where we provide bulk “as-is” shipments of consumer returns.

Cost of Sales

Cost of sales in fiscal 2009 increased by $17,295,548, or 129.2%, to $30,684,084 from $13,388,536 in fiscal 2008. The increase in cost of sales was due to increased sales volume. Average cost per unit was similar to 2008.

Gross Profit

Gross profit is defined as net sales less cost of sales. Cost of sales consists of product costs, cost of commissions, cost of freight-in, and distribution center labor and overhead costs.

Gross profit in fiscal 2009 increased by $2,282,643, or 61.1%, to $6,016,647 from $3,734,004 in fiscal 2008, and gross profit as a percentage of net sales decreased to 16.4% in fiscal 2009 from 21.8% in fiscal 2008. The decrease in gross profit margin was due to a higher concentration of sales of lower margin “as-is” product. Gross profit margin was further impacted by a higher cost of sales due to broker fees and other costs associated with obtaining special credit terms with certain vendors.

Operating Expenses

Operating expenses for fiscal years ended December 31, 2009 and 2008 were as follows:

	December 31, 2009	% of Net Sales	December 31, 2008	% of Net Sales	$ Change	% Change
Selling, general and administrative	$3,620,804	9.9%	$2,651,137	15.5%	$969,667	36.6%

Selling, general and administrative expenses consist primarily of salaries and benefits for our executive and administrative personnel, travel expenses, facilities costs and professional services, such as legal and accounting, outbound freight, and bad debt expense. Overall expense increased by $969,667, or 36.6%, to $3,620,804 from $2,651,137 in fiscal 2008 due mainly to increased variable costs associated with outbound freight, overflow facility needs, IT requirements, legal services associated mainly with financing initiatives, and travel for servicing new accounts. The decrease in expense as a percent of net sales from 15.5% in 2008 to 9.9% in 2009 is primarily attributable to economies of scale driving lower proportional increases in management and administrative payroll, outbound freight, IT and facilities expenses.

Other Income (Expense)

Other income (expense) for fiscal years ended December 31, 2009 and 2008 were as follows:

	December 31, 2009	% of Net Sales	December 31, 2008	% of Net Sales	$ Change	% Change
Interest expense	$(669,744)	1.8%	$(602,285)	3.5%	$(67,459)	11.3%
Other income	$14,401	0.0%	$0	0.0%	$14,401	n/a
Discontinued operations	$$0	0.0%	$(144,828)	1.8%	$144,828	100.0%

Interest expense in fiscal 2009 increased by $67,459, or 11.3%, to $669,744 from $602,285 in fiscal 2008 despite a lower overall average debt balance, primarily due to increases in the interest rate on our revolving line of credit. Other income is a minor amount associated with the elimination of retired payables. Discontinued operations represent a previous division of the company that operated retail stores. The retail store operations were discontinued in 2006 with all but one of the existing store leases terminated. We continue to incur costs associated with the lease which is guaranteed through 2015.

Provision for Income Taxes

We have not been required to pay income taxes since 2005 due to losses associated with the discontinued retail operation in 2006 and the associated net operating loss carryforwards since 2006.

Net Income

Net Income for fiscal years ended December 31, 2009 and 2008 were as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	2008 to 2009 % Change
Net Income	$1,740,498	$325,499	434.7%

Net income in fiscal 2009 increased by $1,414,999, or 434.7%, to $1,740,498 from $325,499 in fiscal 2008. The increase in net income was due to expanded availability of supply from various channels, an increase in overall consumer demand due to the expanding nature of the pre-owned video game industry, and a new relationship with a large specialty retailer of video games where we provide bulk “as-is” shipments of consumer returns.

Liquidity and Capital Resources

Since our inception, we have financed operations through video game product sales to customers, issuance of our equity and debt instruments to institutional investors and existing stockholders, and short-term debt.

We estimate that our existing cash, combined with the net proceeds of our February 2010 private placement and this offering, will be sufficient to fund current operations for at least the next 12 months.

If our plans or assumptions change or prove to be inaccurate, we may be required to seek additional capital through public or private debt or equity financings. The downturn in the United States stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. If we cannot raise sufficient funds on acceptable terms, we may have to curtail our level of expenditures and our rate of expansion.

Working Capital

Our working capital increased by $3,843,591 during the nine months ended September 30, 2010 from a working capital surplus of $597,887 at December 31, 2009 to a working capital surplus of $4,441,478 at September 30, 2010. Of the total current assets of $13,832,020 as of September 30, 2010, cash represented $411,003. Of the total current assets of $5,922,208 as of December 31, 2009, cash represented $641,088.

February 2010 Private Placement

We completed the closing of a private placement of $3,900,000 of Units pursuant to the terms of the Securities Purchase Agreement. Each Unit consists of one share of our series A convertible preferred stock and a warrant to purchase one share of our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share and is initially convertible at any time into shares of our common stock at a conversion price equal to $4.00 per share or an aggregate of 975,000 shares of common stock, subject to adjustment under certain circumstances. Each warrant entitles the holder to purchase one share of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the series A convertible preferred stock) at an exercise price of $5.00 per share through February 25, 2015.

On April 20, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 412,500 Units resulting in aggregate gross proceeds to us of $1,650,000. Each Unit consisted of one share of our series A convertible preferred stock and a warrant to purchase one share of our common stock at an exercise price of $5.00 per share through April 20, 2015.

On April 26, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 31,250 Units resulting in aggregate gross proceeds to us of $125,000. Each Unit consisted of one share of our series A convertible preferred stock and a warrant to purchase one share of our common stock at an exercise price of $5.00 per share through April 26, 2015.

Working Capital Line of Credit

On May 4, 2010, Gamers Factory, Inc. (the “Borrower”), our wholly owned subsidiary, entered into a Loan Agreement (the “Loan Agreement”) with the Bank. The Loan Agreement provides for a revolving line of credit to the Borrower equal to the lesser of (i) $2,500,000 (the “Credit Limit”) or the sum of (a) 75% of the balance due on Acceptable Receivables (as defined in the Loan Agreement) and (b) the lesser of $1,000,000 or 20% of the value of Acceptable Inventory (as defined in the Loan Agreement). The Borrower has the right to prepay loans under the Loan Agreement in whole or in part at any time. All amounts borrowed under the Loan Agreement must be repaid on or before May 27, 2011.

Initial borrowings under the Loan Agreement were subject to, among other things, the substantially concurrent repayment by the Borrower of all amounts due and owing under the Borrower’s existing second amended and restated loan agreement and $1,800,000 second amended and restated promissory note, each dated December 29, 2009, respectively, with The Columbia Bank and the satisfaction and termination of such borrowing (collectively, the “Columbia Bank Loan”). All amounts owed under the Columbia Bank Loan were satisfied and terminated by Borrower on May 6, 2010.

As of September 30, 2010, the balance on the revolver was $2,363,285, with additional availability of $136,715.

Operating Activities

Cash used in continuing operations was $4,761,907 during the nine months ended September 30, 2010 and proceeds provided by continuing operations was $3,040,715 during the nine months ended September 30, 2010. During the period ended September 30, 2010, our primary capital needs were for working capital necessary to fund inventory purchases and to manage our trade receivables and trade payables.

We generated cash flow from operating activities of $5,290,397 for the year ended December 31, 2009. This cash flow was primarily attributable to net income of $1,740,498 and a significant increase in accounts payable $3,597,242. We generated a deficit from operating activities of $1,032,707 for the year ended December 31, 2008. This was primarily attributable to an increase in inventory of $1,454,236 and accounts receivable of $602,106.

Investing Activities

We utilized cash from continuing operations of $280,315 and $37,280 for investing activities during the nine months ended September 30, 2010, and 2009, respectively. This increase was primarily attributable to the acquisition of additional computer and warehouse equipment.

We generated a deficit in cash flow from investing activities of $69,456 for the year ended December 31, 2009. This deficit was primarily attributable to acquisition of capital equipment for the purpose of operating our distribution center. We generated a deficit from investing activities of $82,425 for the year ended December 31, 2008. This was primarily attributable to acquisition of capital equipment for the purpose of operating the distribution center.

Financing Activities

Cash provided from financing activities from continuing operations totaled $4,812,137 during the nine months ended September 30, 2010, compared to cash used in financing activities of $3,136,358 during the nine months ended September 30, 2009. This increase was primarily attributable to funds received from the February 2010 private placement of $5,675,000 and proceeds on our working capital line of credit used for inventory purchases of $2,363,285. The financing activities from continuing operations also included repayments of certain notes payable of $3,142,169 and $3,136,358 during the nine months ended September 30, 2010 and 2009, respectively.

We generated a deficit in cash flow from financing activities of $4,881,250 for the year ended December 31, 2009. This deficit was primarily attributable to repayment and retirement of various short term and long term debt, including a $5,000,000 revolving line of credit that was paid down to $1,800,000 and converted to a 5-year term note. We generated cash flow from financing activities of $976,672 for the year ended December 31, 2008. This cash flow was primarily attributable to the issuance of a $1,000,000 note payable to St. Cloud Capital LLC.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Cash and Cash Equivalents

We periodically maintain cash balances in financial institutions in amounts greater than the federally insured limit of $100,000. Management considers this to be an acceptable business risk.

For the purposes of the Statement of Cash Flows, we consider liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair value of Financial Instruments

We adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements,” effective January 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There was no impact relating to the adoption of ASC 820 to our financial statements. ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, prepaid expenses, accounts payable, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that we are not exposed to any significant currency or credit risks arising from these financial instruments.

Accounts Receivable

We extend credit to customers without requiring collateral. We use the allowances method to provide for doubtful accounts based on management’s evaluations of the collectability of accounts receivable. Management’s evaluation is based on our historical collection experience and a review of past-due amounts. Based on management’s evaluation of collectability, there is a $100,000 allowance for doubtful accounts as of September 30, 2010 and December 31, 2009 and no allowance at December 31, 2008. During the years ended December 31, 2009 and 2008 we wrote off $148,957 and $535,096 respectively as uncollectible accounts receivables. During the nine months end September 30, 2010 we wrote off $37,976 as uncollectible accounts receivables. We determine accounts receivables to be delinquent when they are greater than 30 days past due. Accounts receivables are written off when it is determined that amounts are uncollectible.

Inventory

Inventory, consisting of goods held for resale, is stated at the lower of cost or market. Cost is determined using the weighted-average method. At December 31, 2009 and 2008, no allowance for the obsolete inventory was deemed necessary based on management’s estimate of the realizability of the inventory.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization expense is computed using principally accelerated methods over the estimated useful life of the related assets ranging from 3 to 7 years. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in our statement of operations.

We recognize an impairment loss on property and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

Impairment of Long-Lived Assets

We assess long-lived assets, such as property and equipment and intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable.

Recoverability of asset groups to be held and used are measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds the fair value of the asset group. We evaluated our long-lived assets and no impairment charges were recorded for any of the periods presented.

Revenue Recognition

We will recognize revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectability is reasonably assured.

We closely follow the provisions of Staff Accounting Bulletin No. 104 as described above. We had $36,700,731 and $17,122,540 in revenue for the years ended December 31, 2009 and 2008, respectively.

Shipping and Handling Costs

We include our shipping and handling costs in selling, general and administrative expenses. Those costs were $573,660 and $369,663 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

Under the asset and liability method prescribed under ASC 740, Income Taxes, we use the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2009, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. All of our tax years are subject to federal and state tax examination.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

Income (loss) Per Common Share

Basic income (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common equivalent shares are excluded from the computation of net loss per share since their effect is anti-dilutive.

Comprehensive Income (Loss)

We adopted ASC 220, formerly Financial Accounting Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to us during periods covered in the financial statements.

Recent Authoritative Accounting Pronouncements

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification during the year ended December 31, 2009.

As a result of our implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the 2009 year financial statements, we will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of GAAP and did not result in significant changes in the subsequent events reported by us. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact our financial statements. We evaluated subsequent events through the issuance date of our financial statements. No recognized or non-recognized subsequent events were noted.

BUSINESS

Business Overview

We are a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies, charities and consumers. Through our trading platform, we provide customers with value-added services including valuation, procurement, refurbishment, merchandising and distribution of pre-owned video games and related products. We offer these value-added services and customized solutions to leading specialty, mass, convenience, rental and online retailers, as well as directly to consumers through our website, www.gamersfactory.com. Our services allow retailers, including Wal-Mart, Best Buy and Toys ‘R’ Us, to better serve those customers who are seeking to monetize their existing video game collections, as well as those looking to purchase pre-owned video games and related products. We believe we are the largest trading solutions provider and distributor of pre-owned video games and related products to retailers in North America, and the only company to offer a comprehensive set of solutions to the pre-owned video game industry.

We entered the video game wholesale and trading business in 2003 to meet the growing demand from retailers for high quality pre-owned video games. In response to this demand, we developed a proprietary algorithm and database, GFI GameBook, to categorize and efficiently value pre-owned video games. GFI GameBook provides daily price quotes for all pre-owned video games and related entertainment products released for use on North American game consoles. Retailers utilize GFI GameBook to determine daily market prices to facilitate the purchase of pre-owned video games from their customers in order to drive traffic and incremental storewide sales.

Our primary source of revenue is from the sale of pre-owned video games. We generate our supply of pre-owned video games and related products through four primary channels: trade-in, off-rental, consumer returns and closeout & overstock programs. Our multiple product sourcing channels enable us to acquire new releases, greatest hits and classic titles across all video game platforms. Once we source product, we categorize and, when needed, refurbish the video games at our facility in Hunt Valley, Maryland. We have the ability to refurbish video games for use on all major platforms including Nintendo, Sony and Microsoft. We then re-merchandise and distribute these products to various leading retailers, as well as online directly to consumers. By utilizing GFI GameBook and leveraging our national customer reach, we have the ability to tailor the distribution and replenishment of pre-owned video game products to maximize our operating performance.

For the fiscal year ended December 31, 2009, we recorded revenue of $36.7 million as compared to $17.1 million for the fiscal year ended December 31, 2008, representing a growth rate of 114.3%. For the nine months ended September 30, 2010, we reported revenues of $27.1 million as compared to revenues of $27.9 million for the nine months ended September 30, 2009, representing a decrease of 2.6%.

Industry Overview

According to information published by NPD Group in May 2009, a leading market research firm specializing in consumer and retail sales information, nearly two out of every three Americans have played a video game in the past six months. Including the widely-used Sony PlayStation 2 and handheld devices such as the Nintendo DS, DS Lite, DSi and Sony PSP, we estimate a current total of more than 150 million consoles owned by U.S. households. The video game industry achieved $19.7 billion in sales for 2009 according to NPD, with $10.5 billion coming from software and the remainder in hardware and accessories. Based on revised estimates announced by NPD in June 2010, total software sales alone in 2009 exceeded $15.0 billion when factoring in estimates for used games, rentals, subscriptions, digital full game downloads, downloadable content, and mobile game apps.

In 2009, we believe there were more than 1,000 new video game titles released for sale across all current generation consoles. Since 2000, we believe there have been more than 8,000 different titles released across all consoles. Today, we believe that U.S. consumers possess approximately 3.4 billion units of pre-owned video game products that are suitable for trading.

While new video game sales in the United States are concentrated in the hands of four national retailers, pre-owned video game sales are more heavily concentrated in the hands of one market leader, GameStop. Despite the concentrated nature of the pre-owned video game market in the United States, we believe that the number of pre-owned video games sold by GameStop represents only a small fraction of the pre-owned video games that could potentially be traded-in due to the large, yet underpenetrated, nature of the pre-owned video game market.

We believe that many large video game and non-video game retailers are currently evaluating methods of entering the pre-owned video game market. We believe several challenges exist in successfully competing in this market which include, among others:

•

Supply. Currently, the demand from traditional retailers for pre-owned video games outpaces their ability to aggregate supply of the games, either directly from their customers or through other procurement channels. As consumers become more aware of the residual value of pre-owned video games, we believe they will become more active traders of their pre-owned video game collections.

•

Pricing. The value of a pre-owned video game can change very rapidly, based on a variety of factors. Since valuing pre-owned video games is outside the core expertise of most traditional retailers, they often undervalue trade-ins, which discourages consumers from monetizing their collections.

•

Merchandising. Given the reliance on consumers to trade-in games from their existing collections to create supply in the pre-owned market, it is difficult for retailers to plan their pre-owned merchandising strategies in the same manner they plan their new game merchandising strategies.

•

Refurbishment. Oftentimes, video games that are traded-in are in need of refurbishment, ranging from a light buffing of the disc to a complete resurfacing. Most traditional retailers lack this capability, limiting their ability to monetize damaged, but still repairable, pre-owned video games.

•

Repackaging. Many pre-owned video games are returned by consumers with the original packaging either damaged or missing. In order for these games to be effectively merchandised and resold, their packaging needs to be cleaned, repaired or entirely replaced.

Our Solution

Our platform provides our customers with an end-to-end solution including the valuation, procurement, refurbishment, merchandising and distribution of pre-owned video games and related products. Our services include, among other things:

Product Valuation and Services

•

GFI GameBook. GFI GameBook provides daily price quotes for all pre-owned video games and related entertainment products released for use on North American game consoles. Our proprietary game trading database provides up-to-date pricing, which allows us to efficiently value product.

•

Store-based Solution. We provide retailers with access to a turn-key software application, which allows retailers to operate a game trading business, regardless of the capabilities of their internal systems.

•

Customized Services. In addition to our in-store solution, we offer our trading customers the ability to receive daily valuation data feeds customized to meet their specifications for use in their own trading operations.

•

Provider of e-Commerce and Interactive Marketing Services. We also offer website development and maintenance, providing retailers with an online channel to value and accept trade-ins of pre-owned video games.

Product Procurement

We source product through four primary channels: trade-in, off-rental, consumer returns and closeout & overstock programs:

•

Trade-In Programs. We purchase pre-owned video games and related products from participating retailers. Participating retailers purchase pre-owned products, both in their retail stores and via their websites, and utilize our GFI GameBook to value these products. They purchase these trade-in products for either cash or store-credit, which we then repurchase from the retailer. Some of our retail trade-in partners include Wal-Mart, Best Buy and Toys ‘R’ Us. We also purchase pre-owned video games and related products directly from consumers through our website, www.gamersfactory.com, where consumers receive price quotes for their pre-owned merchandise, send the product directly to us, and receive payment from us once their products are received.

•

Off-Rental Programs. We source pre-owned video games from companies who offer video game rental programs. As these companies refresh their rental game inventory primarily with new releases, we purchase these off-rental video games. As a result, video game rental companies can efficiently monetize their off-rental inventory, while providing us with a supply of newer releases. Primary sources for these off-rental products include GameFly and Redbox.

•

Consumer Return Programs. Consumers return video games to retailers for a variety of reasons, and the retailer is often unable to restock these video games and sell them as new. We purchase these returned games from select national retailers.

•

Closeout & Overstock Programs. From time to time, we purchase new video games from retailers, distributors and publishers who have excess new game inventory that needs to be liquidated. We in-turn sell these new video games as pre-owned video games. Many publishers and distributors look to work with us due to our ability to distribute these excess games through a variety of channels.

Product Refurbishment

A portion of the pre-owned video games that we source are in need of refurbishment before it can be sold. Our refurbishment process adds value by improving the games’ physical quality, extending its life, and verifying its functionality. Once refurbished, we may shrink-wrap and/or label the video games according to specifications set by our retail customers. Historically, we have been able to repair approximately 97% of all acquired products; the approximately 3% of remaining products are outsourced or sold to refurbishment companies that have more extensive repair capabilities.

Product Distribution

We sell our video games and related products through three primary channels: retail ready, consumer direct and bulk.

•

Retail Ready. Retail ready sales consist of pre-owned video games and related products sold to third party specialty, mass and convenience store retailers. In some instances, these retailers already sell new video games and use our services to help supply and merchandise dedicated pre-owned video game sections in their stores. Other retailers do not offer new video games, but utilize our solutions to sell pre-owned video games. Our retail customers include GameStop, Wal-Mart, Best Buy, Toys ‘R’ Us, 7-Eleven and others.

•

Consumer Direct. We sell pre-owned video games and related products directly to consumers through our proprietary channel, www.gamersfactory.com, which allows consumers to browse and purchase from our wide assortment of pre-owned video games and related products. We also sell pre-owned video games and related products directly to consumers through third party websites such as www.ebay.com and www.amazon.com.

•

Bulk. We provide “as-is” games and related products to video game retailers who possess their own refurbishment and store distribution capabilities. Our bulk sales help us efficiently manage our inventory position and working capital requirements by selling games in “as-is” condition, thereby eliminating refurbishment and accelerating the sales cycle.

Growth Strategy

Our objective is to enhance our position as the leading provider of comprehensive trading solutions for the pre-owned video game market. Key elements of our growth strategy include:

•

Capitalizing on the Large and Growing Market for Pre-Owned Games. We believe there is significant unmet demand from consumers seeking to purchase high quality pre-owned video games. We believe that U.S. consumers possess more than 3.4 billion units of pre-owned video game products that are suitable for trading. We believe video game retailers are currently selling significantly more games than are being traded-in by consumers, which implies that the supply of pre-owned video games is growing. Utilizing GFI GameBook, we enable leading specialty, mass, convenience and online retailers, such as Best Buy and Toys ‘R’ Us, to accurately value and categorize pre-owned video games, from consumers looking to monetize their existing video game collection. Our platform solution helps create a more consistent supply of pre-owned video games to sell through our various distribution channels.

•

Promoting the Concept of Game Trading to Casual Gamers. Over the past several years, game trading has become widely accepted within the core gamer market. These consumers understand that significant residual value exists in their video games after they have either beaten the game or lost interest in playing it further. Although casual gamers represent a large and growing portion of the overall market, they have yet to adopt game trading in the same manner as core gamers. By partnering with large, national retailers to promote the concept of game trading to casual gamers, we believe we can increase the awareness of game trading among casual gamers and by doing so, increase the overall size of the market as well as our market share in pre-owned video games.

•

Becoming the Foremost Buyer of Trade-in Video Games. Historically, our primary source of supply has been closeout and overstock programs and consumer returns. We believe the supply from retail trade-in and off-rental programs represents a much larger opportunity to acquire and ultimately resell higher margin products. As a result of our ability to accurately and competitively price products, we have become the pre-owned video game buyer of choice for many large retailers.

•

Expanding our Direct-To-Consumer Business. Our website, www.gamersfactory.com allows customers to trade-in and purchase pre-owned video games directly with us. Historically, we have not devoted a meaningful amount of our time to growing our direct-to-consumer business. We believe that there is a significant growth opportunity in the direct-to-consumer market, and we intend to allocate resources to expand our direct-to-consumer business in the future.

•

Evaluating International Expansion Opportunities. Many of our large participating retailers maintain a strong presence outside of the United States. We believe that as the concept of game trading becomes more widely accepted, there will be a significant opportunity for our products and services to be offered through our participating retailers’ locations as well as new retailers in other developed countries. We have, and will continue, to evaluate opportunities outside of the United States that we view as accretive to our core business.

•

Developing and Monetizing Complementary Products and Services. Our principals have an extensive operating history within the video game industry. We intend to leverage their experience and relationships in the industry to further develop products and services that are complementary to our core business. We are currently evaluating an opportunity to develop video game accessories under an exclusive license from a highly recognized developer of consumer electronic accessories, which would be sold primarily through our existing national retailer customer base.

Suppliers and Customers

Supply is a key driver in our business as we seek to obtain as many of the estimated 3.4 billion consumer owned games that exist in the U.S. as possible. Our relationships with retailers focus primarily on supply, including trade-in programs, off-rental purchases, consumer returns acquisition, and inventory liquidation of new items. We obtain supply, either directly or indirectly, from a number of major retailers, including Best Buy, Wal-Mart, Toys ‘R’ Us, Target, Gazelle, Dealtree, GameFly, and Redbox, in addition to many smaller localized retailers throughout the U.S.

As of September, 2010, we had six national retail customers and more than 23 other retail customers. We provide our value-added services and customized solutions to leading specialty, mass, convenience, rental and online retailers, as well as directly to consumers through our website, www.gamersfactory.com. The primary recipient of our supply is GameStop, the market leader in sales of pre-owned video game products.

We have historically been dependent on sales of pre-owned video games and related products to a small number of customers. For the years ended December 31, 2008 and December 31, 2009, our top five customers represented approximately 60% and 94% of our net sales, respectively, and GameStop, our largest customer, accounted for approximately 3% and 78% of our net sales, respectively. For the nine months ended September 30, 2009 and September 30, 2010, our top five customers represented 94% and 89% of our net sales, respectively, and GameStop, our largest customer, accounted for approximately 75% and 69% of our net sales, respectively.

Sales and Marketing

Our sales and marketing effort is led by senior management personnel, who manage our relationships with leading national retailers. Through their industry experiences, the sales team has developed strong relationships with our key accounts over a period of more than two decades. Due to the importance of our relationships with national retailers, an executive level person within our company is responsible for managing each major account. We have also developed a business-to-business website, www.gfib2b.com, which is a fully-automated service for ordering and billing that many of our smaller retail accounts find useful and efficient. We believe we are the only company that provides this automated service in the pre-owned video game industry.

As a result of our targeted marketing effort on a small group of major retailers, we have been able to maintain a relatively nominal marketing budget. Large customers are generally acquired through direct contact and relationships. We maintain a small budget for internet advertising related to our online trade-in programs and our website. We also rely upon the branding and marketing efforts of our participating retailers to supplement our own marketing efforts in the space.

Competition

The video game industry is highly competitive and subject to rapid changes in consumer preferences and frequent new product introductions. Continued evolution in the industry, as well as technological migration, is opening up the market to increased competition. We believe that we will be able to maintain a competitive advantage in the pre-owned video game industry through our strong customer and vendor relationships, our technological leadership and capabilities, and our comprehensive range of products and services.

In terms of direct competition, management believes there are no companies that provide a similarly broad array of products and services. There are, however, certain competitors within each segment of our business.

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Game Trading and Valuation. Amazon.com, Nextworth, Muze, and BRE Software have developed valuation models for pre-owned video games that they utilize to acquire pre-owned video games directly from consumers.

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Wholesale/Distribution. Within the wholesale/distribution business, our competitors are generally independent brokers. These brokers act on behalf of retailers to acquire consumer-returned goods. The market is highly fragmented and we are unaware of any other competitors who acquire and sell pre-owned video games in significant volumes.

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Online. Competitors include Amazon.com and their associated merchants, eBay through its customer base, and a number of small-scale online video game retailers which operate their own websites. Additionally, video game rental companies, such as GameFly, sell a portion of their used games online.

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Value Games Wholesalers. Companies such as Cokem International, Jack of all Games, and Solutions2Go are not significant participants in the pre-owned games space, but from time to time will compete for supply of overstocked and closeout games.

Seasonality

Our business is seasonal since we rely upon retailers and consumers, with the major portion of our sales and operating profits occurring during the first fiscal quarter following the holiday selling season. Since our supply of video game products depends significantly on consumer trade-ins and returns, there exists significant supply of these items immediately following the holiday season in January through March. Our sales generally lag the holiday season by one quarter. We have historically generated our highest sales and operating profits during the first calendar quarter of each year.

Intellectual Property

We employ a combination of trade secret laws and confidentiality agreements to protect our developed intellectual property and have filed applications for certain trademarks and patents. To date, we have relied primarily on proprietary processes and on the experience of our management team to protect our intellectual property related to our website and business processes.

Technology

We have built our GFI GameBook trading platform to allow us to accurately value every video game released for use on North American game consoles. We are able to fully integrate GFI GameBook into participating retailers’ physical POS systems as well as their websites, allowing us to instantaneously update the price we are willing to purchase each title across all of our participating retailers as well as our own trading platforms. Although GFI GameBook is based on widely available software, we have highly customized the inputs and architecture to fit the needs of our business.

We update GFI GameBook daily to ensure the prices we offer to purchase pre-owned video games reflect all available information. The data utilized to run GFI GameBook is maintained at our Hunt Valley, MD headquarters and is backed up on a daily basis. To date, we have not had any material disruptions in our ability to offer real-time prices to either our participating retailers or directly to consumers through our website or other channels. We believe this reliability is important to our participating retailers, many of which operate thousands of stores across the country and rely on GFI GameBook to provide their daily trade-in prices.

Facility

Our corporate offices, refurbishment and distribution facility are located at 10957 McCormick Road, Hunt Valley, Maryland. We lease approximately 43,000 square feet of space for our entire operations with approximately 8,000 square feet devoted to office space and 35,000 square feet devoted to warehousing, refurbishment and distribution operations. Our lease expires in January 2018. From time to time and during the holiday selling season, we enter into short term and month to month lease agreements for overflow warehouse space to accommodate business volume. As of September 30, 2010, no overflow space was leased. We believe that our facilities are adequate to support operational growth for the term of our lease; however, our arrangement with the landlord permits us to relocate or expand to other properties within their portfolio as business conditions require.

Employees

As of October 28, 2010, we had 91 full-time employees, including seasonal staffing. We have not experienced any work disruptions or stoppages and we consider our relationship with our employees to be strong. None of our employees are covered by a collective-bargaining agreement.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

Corporate Structure and Organizational History

We were incorporated in the State of Delaware on August 28, 2006 under the name “City Language Exchange Incorporated.” In connection with the Exchange Agreement, on February 25, 2010, we changed our name to Game Trading Technologies, Inc. and acquired all of the issued and outstanding securities of Gamers. As a result of the Exchange Agreement, Gamers became our wholly-owned subsidiary, with Gamers’ former stockholders acquiring a majority of the outstanding shares of our common stock. Gamers was incorporated in the State of Maryland on October 16, 2003 and remains our operating company.

Our principal executive offices are located at 10957 McCormick Road, Hunt Valley, Maryland 21031 and our telephone number is (410) 316-9900. Our website is www.gtti.com which contains a description of our company, but such website and the information contained on our website are not part of this prospectus. Please note that you should not view our website and the information contained on such website as part of this prospectus and you should not rely on our website in making a decision to invest in our common stock.

MANAGEMENT

The names, ages and positions of our directors and executive officers as of October 28, 2010, are as follows:

Name	Age	Position
Todd Hays	44	President, Chief Executive Officer and Director
Rodney Hillman	44	Chief Operating Officer and Director
Richard Leimbach	41	Chief Financial Officer
Thomas Hays	49	Vice President - National Sales
Jack Koegel	59	Director
David Cox	53	Director
Eric Salzman	43	Director

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Todd Hays has been our President and Chief Executive Officer and a member of our Board of Directors since February 2010. Mr. Hays founded Gamers Factory, Inc., our wholly-owned subsidiary, in 2003 as a solution to the growing need for wholesale distribution capabilities in the pre-owned video game industry. Prior to starting Gamers, Mr. Hays was founder, President and Chief Executive Officer of InterAct Accessories, Inc. Founded in 1991 and later sold to Recoton Corporation, InterAct was a developer, manufacturer and distributor of peripherals for video game consoles and computers. Under Mr. Hays’ leadership, the company developed GameShark®, one of the most recognizable brands in the industry. Mr. Hays received a B.A. degree in Marketing from Pennsylvania State University. Mr. Hays was originally selected to serve as a director due to his deep familiarity with our business, his extensive entrepreneurial background and many years of senior management experience in the gaming sector.

Rodney Hillman has been our Chief Operating Officer and a member of our Board of Directors since February 2010. Mr. Hillman has been the Chief Operating Officer and General Manager of Gamers Factory, Inc., our wholly-owned subsidiary, from 2003 through the present, and prior to that was Vice President of Product Development for InterAct Accessories, Inc. from 1998 through 2003. Mr. Hillman has 12 years prior experience in various management positions, primarily in finance and strategy, with Constellation Energy Group, a multinational energy services firm. Mr. Hillman received a B.S. degree in Electrical and Computer Engineering from The Johns Hopkins University, an M.S. degree in Finance from Loyola College in Baltimore, Maryland, and an M.B.A. degree from the University of Baltimore. Mr. Hillman was selected to serve as a director due to his deep familiarity with our business and his substantial financial and accounting experience.

Richard Leimbach has been our Chief Financial Officer since September 2010. Mr. Leimbach previously served for more than six years in the finance division at Telkonet, Inc., a publicly-traded clean technology and smart-grid networking company, initially as Vice President of Finance and since 2007 as Chief Financial Officer. Prior to Telkonet, he was the Controller of UltraBridge, an applications solution provider, where he was tasked with building up its financial processes from the startup phase. Before UltraBridge, Rick held the position of Corporate Accounting Manager at Snyder Communications, Inc., a global marketing company, where he was involved in consolidating the company’s extensive operations and working on the company’s filings with the SEC. Mr. Leimbach has also held various positions at public accounting firms, including The Reznick Group and Wolpoff & Co., and he holds a degree in accounting from Towson University in Maryland.

Thomas Hays has been our Vice President—National Sales since February 2010. Since 2003, Mr. Hays has managed Gamers’ relationships with its retail corporate customers and suppliers from which it procures its inventory and distributes its refurbished products. From 1996 to 2002, Mr. Hays formed and managed Proactive Marketing, a manufacturers’ representative agency which sold PC and videogame software and accessories to leading specialty and mass retailers, as well as various distributors in Latin America. Mr. Hays developed his sales background during 13 years working in various sales territories and as a district manager for a division of Alcan Aluminum Corporation. Mr. Hays received a B.A. degree in Business from Towson University, and an M.B.A. degree from the University of Baltimore.

Jack Koegel has been our lead independent director since March 2010. Since November 2004, Mr. Koegel has worked as a consultant for various private investment funds and their retail and consumer related portfolio companies working on business improvements, management oversight and due diligence and has been providing strategic advice on merger and acquisition transactions. Mr. Koegel has had a distinguished career in retailing over the past 35 years, with a strong background in merchandizing and general management. During his career, Mr. Koegel has held senior positions at May Co., Target Corp., ShopKo, Zayre Stores and he was President and Chief Executive Officer of SuperValu’s Twin Valu Stores, and was President and Chief Operating Officer at Wholesale Depot. Mr. Koegel received a B.A. from the University of Minnesota in 1974 and completed advanced management training at Harvard University and Babson University. Mr. Koegel is also currently a Director of Lifetime Brands, Inc. (Nasdaq: LCUT). Mr. Koegel was selected to serve as a director due to his deep familiarity with our business, his extensive entrepreneurial background, his years of experience in the retail sector and as a board member to a public corporation.

David Cox has been a director since April 2010. Mr. Cox is currently Senior Vice President of Sales and Distribution at MTV Games, a division of Viacom, who is best known for their portfolio of music brands such as RockBand, Beatles RockBand, and Lego RockBand. Mr. Cox has had an extensive career in video games over the past 19 years, with high level positions in multiple segments including publishing, accessories, and one of the major console manufacturers. During his career, Mr. Cox has held executive and senior level sales positions at SONY Computer Entertainment America, Midway Games, InterAct Accessories, Eidos Interactive, and Acclaim Entertainment. Mr. Cox received a B.S. in business management from Southern Illinois University. Mr. Cox’s wealth of experience and knowledge from various perspectives of the video game industry will complement a board that is already strong in retail relationships and operational strategy.

Eric Salzman has been a director since April 2010. Mr. Salzman is currently a Managing Director with Lehman Brothers Holdings Inc. where he manages a portfolio of investments including direct private equity, mezzanine and illiquid loan positions. Prior to that position, Mr. Salzman spent four years in the Global Trading Strategies Group at Lehman Brothers, his last position serving as a Managing Director and portfolio manager investing in special situations. With more than 17 years of principal investment and Mergers and Acquisition (“M&A”) experience, Mr. Salzman has developed extensive expertise in public equity, private equity and fixed income investing including growth company opportunities. Prior to Lehman Brothers, Mr. Salzman was a senior research analyst at DKR/Basso Capital Management, a multi-strategy hedge fund where he focused on technology and telecommunications. Previous to that, Mr. Salzman spent seven years in private equity as a senior investment professional in Lehman Brothers Private Equity Group, Gramercy Communications Partners and Credit Suisse Asset Management. Mr. Salzman began his career in the M&A Group of Credit Suisse First Boston, having earned a Bachelor’s Degree with high honors in English from the University of Michigan and a master’s degree from Harvard Business School. Mr. Salzman’s experience in finance and investment banking allows him to contribute broad financial and strategic planning expertise and led to the Board’s conclusion that he should serve as a director of the company.

Family Relationships

Todd Hays is Thomas Hays’ nephew. Other than the Hays’, there are no family relationships among our directors and executive officers.

Audit Committee

The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accountants, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

The Audit Committee currently consists of Eric Salzman, chairman of the Audit Committee, Jack Koegel and David Cox. Our board of directors has determined that each of Mr. Salzman, Mr. Koegel and Mr. Cox is “independent” as that term is defined under applicable SEC and NASDAQ rules. Mr. Salzman is our audit committee financial expert. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee which is available on our website at www.gtti.com.

Compensation Committee

The Compensation Committee has responsibility for assisting the board of directors in, among other things, evaluating and making recommendations regarding the compensation of the executive officers and directors of our company; assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy; producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC; periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

The Compensation Committee currently consists of David Cox, chairman of the Compensation Committee, Eric Salzman and Jack Koegel. Our board of directors has determined that all of the members are “independent” under the current listing standards of NASDAQ. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee which is available on our web site at www.gtti.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee has responsibility for assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors.

The Corporate Governance/Nominating Committee currently consists of Jack Koegel, chairman of the Corporate Governance/Nominating Committee, Eric Salzman and David Cox. The board of directors has determined that all of the members are “independent” under the current listing standards of NASDAQ. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee. A copy of this charter is available at our web site www.gtti.com.

Director Compensation

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. During fiscal 2009, we did not pay any director fees or other compensation for serving as a director of our company.

However, we will compensate non-management directors through an annual grant of stock options to purchase 25,000 shares of common stock pursuant to the 2009 Stock Incentive Plan and the payment of a cash fee equal to $2,500 for each board meeting attended and $750 for each committee meeting attended.

In connection with his appointment as a director, Mr. Koegel received an option to purchase 25,000 shares of our common stock at an exercise price of $5.00 per share and an option to purchase 50,000 shares of our common stock at an exercise price of $9.20 per share. The options vest in three (3) equal installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of March 9, 2011 and March 9, 2012, respectively.

In connection with his appointment as a director, Mr. Salzman received an option to purchase 30,000 shares of our common stock at an exercise price of $9.50 per share. The options vest in three (3) annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of April 22, 2011 and April 22, 2012, respectively.

2009 Stock Incentive Plan

The purpose of our Amended and Restated 2009 Stock Incentive Plan, as amended (the “2009 Plan”) is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the 2009 Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. Pursuant to the 2009 Plan, stock options to purchase an aggregate of 1,250,000 shares of common stock may be granted under the 2009 Plan.

The 2009 Plan will be administered by the Compensation Committee, or by the board of directors as a whole. The Compensation Committee or the board of directors, if applicable, has the power to determine the terms of any stock options granted under the 2009 Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the 2009 Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 2009 Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the 2009 Plan may not exceed ten years, or five years in the case of 10% owners.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and any other senior executive officers. A copy of the Code of Ethics was attached as an exhibit to our 2007 annual report on Form 10-K.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer for fiscal year 2009 and 2008. During fiscal year 2009 and 2008, no other executive officer received an annual salary and bonus of more than $100,000.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Todd Hays	2009	$121,450	—	—	—	—	—	—	$121,450
Chief Executive Officer	2008	$74,100	—	—	—	—	—	—	$74,100

Outstanding Equity Awards at Fiscal Year-End

None of our executive officers held any unexercised options or any other stock awards as of the end of our fiscal years ended December 31, 2009 and 2008, respectively. As such, the table has been omitted.

On February 25, 2010, concurrently with the Exchange Agreement, we issued Todd Hays, our Chief Executive Officer and President, options to purchase 162,500 shares of our common stock with a strike price of $4.50 per share. The options shall vest in equal 1/3 installments on each of the 1st, 2nd and 3rd anniversary of the date of issuance.

Employment Agreements

We entered into employment agreements with Todd Hays and Rodney Hillman effective at the closing of the Transaction and our February 2010 private placement. The employment agreements require each of the executives to devote all of their time and attention during normal business hours to our business as our Chief Executive Officer and President and our Chief Operating Officer, respectively. In addition, we entered into an employment agreement with Richard Leimbach in September 2010 as our Chief Financial Officer. The employment agreements provide that each executive will receive an annual base salary of $175,000, $125,000 and $150,000, respectively, per year, with the annual base salary increasing by no less than 5% on each anniversary date of the employment agreement. In addition, each executive is entitled to (a) receive a cash bonus in an amount determined by the Compensation Committee if we meet or exceed certain mutually agreed upon performance goals and (b) participate in our stock option plan.

The employment agreements provide for termination of an executive’s employment without any further obligation on our part upon the death or disability of the executive or for cause. In the event that an executive’s employment is terminated without cause or for good reason, we are obligated to pay such executive his base salary for the remainder of the term in accordance with our normal payroll practices. Termination for cause means termination as a result of (w) willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the executive related to or affecting the performance of his duties, (x) continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of the employment agreement, but only after the failure of the executive to cure the breach within thirty days of receipt of notice from us, (y) conduct which the board determines could reasonably be expected to have a material adverse effect on us, but only after the failure of the executive to cease such conduct within thirty days of receipt of notice from us, or (z) the executive’s conviction of a felony, any crime involving moral turpitude related to or affecting the performance of the executive’s duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against us.

Good reason means (i) material diminution in the executive’s base salary or other benefits during the term of the executive’s employment, (ii) a material reduction in the executive’s power and responsibility within the Company, (iii) a change in geographic location at which the executive must regularly perform services of more than fifty miles; or (iv) after February 2012, a change in control occurs; provided that none of the foregoing shall constitute Good Reason unless the executive provides us with written notice of the occurrence or existence of such events and we fail to cure such occurrence within thirty days of receipt of such notice. Change in Control means (i) any person, other than us, our existing stockholders or any of our or their affiliates, purchases “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for our directors; (ii) a sale of all or substantially all of our assets; or (iii) we merge or consolidate with another corporation and our stockholders immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation possessing more than 50% of the voting power (for the election of directors) of the outstanding stock of the purchasing or surviving corporation.

In the event Mr. Hays is terminated without cause or terminates his employment with us for good reason, we are obligated to use our best efforts to remove such executive from any personal guarantees under financing arrangements on behalf of us or Gamers and/or release any pledges made by such executive of his personal property in connection with financing arrangements on behalf of us or Gamers, and, in the event such guarantees have not been removed or pledges have not been released within six (6) months after the termination date, we shall repay and extinguish the subject financing arrangement.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

Indemnification Agreements

We entered into indemnification agreements with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and each of our directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 28, 2010 and as adjusted to reflect the sale of our common stock offered by this prospectus, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering (2)
Todd Hays (3)	2,200,000	52.06%	2,200,000	35.33%
Rodney Hillman	315,000	7.45%	315,000	5.06%
Richard Lembach (9)	37,500	*	37,500	*
Thomas Hays	315,000	7.45%	315,000	5.06%

Jack Koegel (4)	20,000	*	20,000	*
David Cox	—	*	—	*
Eric Salzman (5)	10,000	*	10,000	*
All directors and executive officers as a group (7 persons)	2,897,500	67.48%	2,897,500	46.04%

5% Stockholders
Gregg Smith (6) 623 Fifth Avenue, 32nd Floor New York, New York 10022	438,125	9.99%	438,125	6.68%

John Hays, Jr.	315,000	7.45%	315,000	5.06%

Vision Opportunity Master Fund Ltd. (7) c/o Vision Capital Advisors, LLC 20 West 55th Street, 5th Floor New York, New York 10019	445,000	9.99%	550,000	9.99%

Clinton Magnolia Masterfund, Ltd. (8) c/o Clinton Group, Inc. 9 West 57th Street New York, New York 10019	469,500	9.99%	691,400	9.99%

*	Less than 1%
(1)	The address of each person is c/o Game Trading Technologies, Inc., 10957 McCormick Road, Hunt Valley, Maryland 21031 unless otherwise indicated herein.
(2)	The calculation in this column is based upon 4,226,250 shares of common stock outstanding on October 15, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 15, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.
(3)	Does not include (i) 31,250 shares of common stock into which the shares of series A convertible preferred stock held by Mr. Hays are convertible and (ii) 31,250 shares of common stock into which the warrants held by Mr. Hays are exercisable, which series A convertible preferred stock and warrants were purchased by Mr. Hays in our February 2010 private placement. Each holder of our series A convertible preferred stock and warrants purchased in our February 2010 private placement contractually agreed to restrict its ability to voluntarily convert the series A convertible preferred stock and exercise the warrants held by it, such that the number of shares of our common stock beneficially owned by such holder (and its affiliates) after such voluntarily conversion or exercise does not exceed 9.99% of our then outstanding shares of common stock.
(4)

In connection with his appointment as a director, Mr. Koegel received an option to purchase 20,000 shares of our common stock at an exercise price of $5.00 per share and an option to purchase 50,000 shares of our common stock at an exercise price of $9.20 per share. The options vest in three (3) annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of March 9, 2011 and March 9, 2012, respectively.

(5)	In connection with his appointment as a director, Mr. Salzman received an option to purchase 30,000 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 21, 2010. The options vest in three (3) annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of April 22, 2011 and April 22, 2012, respectively.
(6)	Represents the aggregate maximum number and percentage of shares that Gregg Smith (“Mr. Smith”) can own at one time (and therefore, offer for resale at any one time) as Mr. Smith has agreed to restrict his ability to exercise his warrants and receive shares of our common stock such that the number of shares of common stock held by him and his affiliates in the aggregate after such exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. Mr. Smith owns (i) 300,000 shares of common stock held by Evolution Corporate Advisors LLC, (ii) warrants to purchase an aggregate of 93,125 shares of common stock held by Gregg Smith and (iii) a warrant to purchase 45,000 shares of common stock held in the name of Equity Trust Company, d.b.a Sterling Trust, Custodian FBO, Gregg Smith. Gregg Smith has sole voting and dispositive power over the shares held by Evolution Corporate Advisors LLC. The securities held by Evolution Corporate Advisors LLC and Mr. Smith are subject to the terms of the lock-up agreement executed by Mr. Smith in connection with the Transaction.
(7)	Represents the aggregate maximum number and percentage of shares that Vision Opportunity Master Fund Ltd. (the “Fund”) can own at one time (and therefore, offer for resale at any one time) as Fund has agreed to voluntarily restrict its ability to convert its series A convertible preferred stock and/or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to the Fund, the direct owner of the subject securities. Fund owns (i) 769,231 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock (ii) 769,231 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 127,500 shares of common stock. Adam Benowitz is the Managing Member of the Investment Manager and a Director of the Fund, and holds voting and dispositive power over the shares. Adam Benowitz and the Investment Manager disclaim their beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this prospectus shall not be deemed an admission that such person is the beneficial owner of the shares for purposes of Section 16 of the Securities Exchange Act of 1934, or for any other purpose.
(8)	Represents the aggregate maximum number and percentage of shares that Clinton Magnolia Masterfund, Ltd. (“Clinton”) can own at one time (and therefore, offer for resale at any one time) as Clinton has agreed to voluntarily restrict its ability to convert its series A convertible preferred stock and/or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. Clinton owns (i) 346,154 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 346,154 shares of our common stock issuable upon exercise of outstanding warrants. By virtue of an investment management agreement with Clinton, Clinton Group, Inc. (“CGI”) has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares beneficially owned by Clinton. By virtue of his direct and indirect control of CGI, George Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which CGI has voting power or dispositive power.
(9)	In connection with his appointment as chief financial officer, Mr. Leimbach received an option to purchase 112,500 shares of our common stock at an exercise price of $5.00 per share. The options vest in three (3) annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of September 27, 2011 and September 27, 2012, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 6, 2007, the Company issued a note payable of $500,000 to TW Development LLC, an entity controlled by Todd Hays, our Chief Executive Officer. The note bears interest at 6.00% and matured on April 4, 2008, at which point it was extended to December 31, 2009. The note requires no monthly payments. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest. During the first quarter of 2010, additional funds were advanced by the related party and the note was extended to December 31, 2010. The balance as of September 30, 2010 was $16,255.

On July 7, 2006, Todd Hays, our Chief Executive Officer and President, loaned $1,000,000 to Gamers pursuant to a promissory note bearing interest at 8.08% and maturing on July 1, 2013. The note required consecutive monthly payments of principal of $3,333.33, plus interest, with a balloon payment of $897,698, plus any other outstanding balances, due on the maturity date. The note was fully paid off and released as of December 31, 2009.

On December 29, 2009, Gamers entered into a Second Amended and Restated Loan Agreement by and among Gamers, Todd S. Hays, Whitney A. Hays and The Columbia Bank (the “Lender”) pursuant to which the Lender agreed to continue to make a loan in the principal amount of $1,800,000 to Gamers in accordance with its terms. The loan bore interest at a rate of 8.00% per annum and matured on December 29, 2014. The principal and interest payments were payable in 60 consecutive monthly installments of principal and interest commencing on February 1, 2010 with one final payment of all remaining principal and accrued interest due on December 29, 2014. The loan was secured by all of the assets of Gamers as well as the personal assets of Todd Hays, our chief executive officer. This loan was repaid on May 6, 2010 with proceeds from our new loan agreement with the Bank. The loan agreement with the Bank provides for a revolving line of credit equal to the lesser of (i) $2,500,000 or the sum of (a) 75% of the balance due on Acceptable Receivables (as defined in the loan agreement) and (b) the lesser of $1,000,000 or 20% of the value of Acceptable Inventory (as defined in the loan agreement).

Todd Hays, our Chief Executive Officer and President, purchased $100,000 in Units in our February 2010 private placement on the same terms and conditions as other investors pursuant to the terms of a securities purchase agreement, dated February 25, 2010. On April 21, 2010, Mr. Hays exercised his Unit Purchase Option to purchase an additional 6,250 Units for $25,000.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company and, to the extent any of our series A convertible preferred stock remains outstanding following this offering, their consent would be required for the payment of any such dividends on our common stock. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A convertible preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Convertible Preferred Stock

Our series A convertible preferred stock is convertible, at the option of the holder, at any time into shares of our common stock at a conversion price equal to $4.00 per share, subject to adjustment under certain circumstances, or into an aggregate of 1,337,500 shares of our common stock with respect to all shares of series A convertible preferred stock outstanding as of the date of this prospectus (and excluding any shares of common stock issuable in respect of accrued but unpaid dividends on our series A convertible preferred stock). The series A convertible preferred stock pays dividends of 5.00% per year, payable quarterly in arrears, at our option in cash or in additional shares of series A convertible preferred stock or, if the shares underlying the series A convertible preferred stock are registered, common stock. If, at any time after the effectiveness of our registration statement covering such underlying shares, our common stock closes in excess of two times the initial preferred stock conversion price for any 20 out of 30 trading days, then the dividend will be reduced to zero. The series A convertible preferred stock does not have any voting rights, except as required by law.

The series A convertible preferred stock will automatically convert into shares of our common stock in the event we complete a registered underwritten secondary public offering of at least $10,000,000 in gross proceeds to us at a price per share equal to two times the then preferred stock conversion price, subject to the underlying shares of common stock being fully registered with the SEC and the satisfaction of certain customary equity conditions (a “qualified offering”).

The series A convertible preferred stock ranks senior to any future series of preferred stock and our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share, and is entitled to receive upon liquidation, in preference to the holders of our common stock and the holders of any shares of any other class of preferred stock, an amount equal to 120% of such stated value, plus any accrued but unpaid dividends.

The conversion price of our series A convertible preferred stock is subject to “full ratchet” anti-dilution adjustment for subsequent lower price issuances by us for a period of 36 months from the closing date of our February 2010 private placement, as well as customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. From and after 36 months from such closing date, the conversion price is subject to broad-based weighted average anti-dilution adjustment. The conversion price of our series A convertible preferred stock may not be reduced below $1.00 as a result of any “full ratchet” or weighted average anti-dilution adjustments.

Warrants

The warrants included in the Units issued in connection with our February 2010 private placement are exercisable for a period of five years from the date of issuance at an initial exercise price of $5.00 per share, subject to adjustment under certain circumstances. If the shares of common stock underlying such warrants are not fully registered with the SEC within 12 months after the closing date of our February 2010 private placement, the holders may exercise the warrants on a cashless basis. In the event the holders exercise the warrant on a cashless basis, then we will not receive any proceeds.

The warrant exercise price is subject to “full ratchet” anti-dilution adjustment for subsequent lower price issuances by us for a period of 36 months from the closing date of our February 2010 private placement, as well as customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. From and after 36 months from such closing date, the conversion price is subject to broad-based weighted average anti-dilution adjustment. The exercise price of the warrants issued in connection with the February 2010 private placement may not be reduced below $1.00 as a result of any “full ratchet” or weighted average anti-dilution adjustments.

In connection with the Exchange Agreement, we assumed all outstanding warrants issued by Gamers to purchase an aggregate of 580,000 shares of common stock. These warrants are exercisable for a period of five years from the date of issuance at a price of $1.30 per share for 560,000 shares of common stock and $5.00 per share for 20,000 shares of common stock. The holders of these warrants have piggyback registration rights.

Indebtedness

On May 5, 2010, Gamers entered into a Loan Agreement, or the Loan Agreement, with the Bank. The Loan Agreement provides for a revolving line of credit to Gamers, or the Borrower, equal to the lesser of (i) $2,500,000 or the sum of (a) 75% of the balance due on Acceptable Receivables (as defined in the Loan Agreement) and (b) the lesser of $1,000,000 or 20% of the value of Acceptable Inventory (as defined in the Loan Agreement).

The Borrower has the right to prepay loans under the Loan Agreement in whole or in part at any time. All amounts borrowed under the Loan Agreement must be repaid on or before May 27, 2011. Loans under the Loan Agreement bear interest at a rate equal to the British Bankers Association London interbank offered rate plus 2.50% per annum. Ongoing extensions of credit under the Loan Agreement are subject to customary conditions, including sufficient availability under the borrowing base. The Loan Agreement also contains covenants that require the Borrower to maintain certain ratios relating to funded debt and basic fixed charge coverage. In addition, the Loan Agreement contains customary negative covenants applicable to the Borrower, including negative covenants that restrict the ability of the Borrower to, among other things, without the Bank’s consent, (i) incur additional indebtedness, (ii) allow certain liens to attach to the Borrower’s assets, (iii) make any new investment, loan, advance or other extensions of credit, (iv) make any substantial change in the present executive or management personnel of the Borrower and (v) cause, permit or suffer any change in capital ownership of the Borrower in excess of 25%. The Loan Agreement also includes other covenants, representations, warranties, indemnities and events of default, that are customary for facilities of this type.

Initial borrowings under the Loan Agreement are subject to, among other things, the substantially concurrent repayment by the Borrower of all amounts due and owing under the Columbia Bank Loan and the termination of any borrowings thereunder. All amounts owed under the Columbia Bank Loan were satisfied and terminated by Borrower on May 6, 2010.

In connection with the Loan Agreement, as security for any obligation of the Borrower to the Bank under the Loan Agreement, the Borrower and the Bank entered into a security agreement, dated May 5, 2010, pursuant to which the Borrower granted the Bank a first priority security interest in substantially all of the assets of Borrower.

We unconditionally guaranteed any and all obligations of the Borrower to the Bank under the Loan Agreement pursuant to the terms of that certain continuing and unconditional guaranty, dated May 5, 2010.

Transfer Agent

Our transfer agent is Island Stock Transfer, 100 2nd Avenue South, Suite 705S, St. Petersburg, FL 33701.

Holders

As of October 28, 2010, an aggregate of 4,226,250 shares of our common stock were issued and outstanding and were owned by approximately 37 stockholders of record, based on information provided by our transfer agent.

Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware Law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

We have entered into separate, but substantively identical, indemnification agreements with each of our directors and named executive officers. The indemnification agreements allow us to indemnify each of them to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Roth Capital Partners, who is acting as the representative of the underwriters of this offering, each underwriter named below has agreed, severally and not jointly, to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Roth Capital Partners, LLC
Janney Montgomery Scott LLC

The underwriting agreement provides that the underwriters are committed to purchase all of the shares of common stock offered by this prospectus if they purchase any of the shares. This commitment does not apply to the shares of common stock subject to the over-allotment option granted by us to the underwriters to purchase additional shares of common stock in this offering. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon of certain legal matters by counsel and certain other conditions.

Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 300,000 shares of common stock from us on the same terms and at the same per share price as the other shares of common stock being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of shares of common stock that the underwriters have agreed to purchase from us.

The underwriters propose to offer to the public the shares of our common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $ per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Expenses payable by us
Underwriting discounts and commissions paid by us

In addition, the underwriters will also receive a non-accountable expense allowance of $             payable by us. We have also agreed to reimburse the underwriters for up to an aggregate of $150,000 of out-of-pocket expenses incurred by them with respect to this offering.

In connection with this offering, we have agreed not to offer, sell, contract to sell, pledge or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners and Janney Montgomery Scott, for a period of 180 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. Our directors, executive and other officers and certain other stockholders have entered into lock-up agreements with the underwriters pursuant to which they have agreed, subject to certain limited exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners and Janney Montgomery Scott, for a period of 180 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus. Roth Capital Partners and Janney Montgomery Scott have no present intention to waive or shorten the lock-up period, however, the terms of any lock-up agreement may be waived or shortened in the sole discretion of Roth Capital Partners and Janney Montgomery Scott at any time and without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with applicable regulations, as follows:

•	Stabilizing transactions, which permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment, which involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.

•

Syndicate covering transactions, which involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market. A naked short position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

•

Penalty bids, which permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither the underwriters nor their affiliates provided any investment banking, commercial banking or other financial services for us prior to their engagement as our underwriters in connection with this offering. None of the underwriters has any material relationship with us or any of our officers, directors or controlling persons, except with respect to the contractual relationship of the underwriters with us entered into in connection with this offering.

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us, for which services they may receive customary fees.

In connection with this offering, the underwriters may distribute this prospectus by electronic means such as e-mail. In addition, the underwriters may facilitate internet distribution for this offering to certain of their internet subscription customers. An electronic prospectus is available on the internet website maintained by each underwriter. Other than this prospectus in electronic format, the information on each underwriter’s website is not part of this prospectus.

EXPERTS

Lake & Associates CPA’s LLC, an independent registered public accounting firm, have audited our consolidated balance sheets as at December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ deficiency and cash flows for each of the years then ended, as set forth in their report thereon appearing elsewhere herein. We have included our consolidated financial statements in the prospectus in reliance on Lake & Associates CPA’s LLC’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our securities to be issued in connection with this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, NY. Certain legal matters will be passed upon for the underwriters by Lowenstein Sandler PC, New York, NY.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 10957 McCormick Road, Hunt Valley, Maryland 21031.

GAME TRADING TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Gamers Factory, Inc.

We have audited the balance sheet of Gamers Factory, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ending December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gamers Factory, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Lake & Associates CPA’s LLC

Lake & Associates CPA’s LLC

Boca Raton, Florida

February 5, 2010

1905 Wright Boulevard	20283 State Road 7, Suite 300
Schaumburg, IL 60193	Boca Raton, Florida 33498

Phone: 847.524.0800	Phone: 561.982.9874
Fax: 847.524.1655	Fax: 561.982.7985

GAMERS FACTORY, INC.

Balance Sheets

As of December 31,	2009	2008
Assets
Current Assets
Cash	$641,088	$301,397
Accounts receivable, net of allowance of $100,000 and $0 as of December 31, 2009 and 2008	2,383,688	1,734,334
Inventory	2,897,432	3,609,383
Prepaid Expenses	—	142,465

Total Current Assets	5,922,208	5,787,579
Property and Equipment, net	109,984	113,318
Deferred Financing Costs	258,325	15,990

Total Assets	$6,290,517	$5,916,887

Liabilities and Equity
Current Liabilities
Line of credit	$—	$4,901,052
Accounts payable	4,253,396	656,153
Accrued expenses and other	60,534	45,387
Advance from Officer	—	25,000
Note payable-Bridge City Language	250,000	—
Note payable-St. Cloud	—	1,000,000
Note payable stockholder-current portion	—	40,000
Note payable-subordinated payable-current portion	263,046	225,000
Note payable-TW Development LLC-related party	408,424	533,813
Liabilities of Discontinued Operation	88,921	204,191

Total Current Liabilities	5,324,321	7,630,596
Long-Term Liabilities
Note payable-Columbia Bank	1,800,000	—
Subordinated note payable	700,000	907,738
Warrant redemption liability	281,935	33,410
Note payable—stockholder	—	903,334
Less: Current maturities of long term debt	(263,046)	(265,000)

Total Long-Term Liabilities	2,518,889	1,579,482

Total Liabilities	7,843,210	9,210,078
Stockholders’ Equity (Deficit)
Common stock, $0.01 par value; 10,000,000 shares authorized 3,145,000 shares issued and outstanding	31,450	31,450
Additional paid-in capital	58,918	58,918
Accumulated deficit	(1,643,061)	(3,383,559)

Total Stockholders’ Equity (Deficit)	(1,552,693)	(3,293,191)

Total Liabilities and Stockholders’ Equity (Deficit)	$6,290,517	$5,916,886

See accompanying notes to financial statements

GAMERS FACTORY, INC.

Statements of Operations

For the years ended December 31,	2009	2008
Net sales	$36,700,731	$17,122,540
Cost of sales	(30,684,084)	(13,388,536)

Gross profit	6,016,647	3,734,004
General and administrative expenses	(4,290,550)	(3,253,423)

Operating income	1,726,097	480,581
Other expense
Other income	14,401	—

Total other expense	14,401	—

Income from continuing operations before income taxes	1,740,498	480,581
Income tax (provision) benefit	—	(10,254)

Income from continuing operations	1,740,498	470,327

Discontinued operations:
Loss from discontinued operation of Planet Replay, LLC	—	(144,828)
Income tax benefit	—	—

Loss from discontinued operation	—	(144,828)

Net Income	$1,740,498	$325,499

Earnings per share-Basic and Fully Diluted:
Net income per common share from continuing operations	$0.55	$0.15

Discontinued operations	—	(0.05)

Net income	$0.55	$0.10
Weighted Average Common Shares Outstanding	3,145,000	3,145,000

See accompanying notes to financial statements

GAMERS FACTORY, INC.

Statements of Cash Flows

For the Years Ended December 31,	2009	2008
Cash Flows from Operating Activities
Net income	$1,740,498	$325,499
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	72,790	77,090
Amortization of deferred financing costs	6,190	6,190
Amortization of discount on subordinated note payable	17,262	6,682
Changes in assets and liabilities:
Accounts receivable	(749,354)	(602,106)
Allowance for bad debts	100,000	—
Prepaid Expense	142,465	(142,464)
Refundable income taxes	—	237,000
Inventory	711,952	(1,454,236)
Accounts payable	3,597,242	511,779
Deferred financing-stock warrant liability	(248,525)	—
Accrued expenses and other	15,147	1,859
Liabilities of discontinued operation	(115,270)	—

Net Cash (Used in) Provided by Operating Activities	5,290,397	(1,032,707)
Cash Flows from Investing Activities
Purchases of property and equipment	(69,456)	(82,425)

Net Cash Used in Investing Activities	(69,456)	(82,425)
Cash Flows from Financing Activities
(Payments)/borrowings under line of credit, net	(4,901,052)	63,599
Payments on subordinated note payable	(225,000)	(68,318)
Increase in deferred financing costs	248,525	—
Advance (repayment) of due to stockholder	(25,000)	(25,000)
Issuance (repayment) of note payable-TW development-related party	(125,389)	33,813
Issuance (repayment) of note payable	(1,000,000)	1,000,000
Issuance of note payable	250,000	—
Issuance of note payable	1,800,000	—
Repayments of note payable—stockholder	(903,334)	(27,422)

Net Cash Provided by Financing Activities	(4,881,250)	976,672

Net (Decrease) Increase in Cash	339,691	(138,460)
Cash, beginning of year	301,397	439,857

Cash, end of year	$641,088	$301,397

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$555,955	$601,353
Cash paid for income taxes	$—	$—

See accompanying notes to financial statements

GAMERS FACTORY, INC.

Statements of Changes in Equity

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at December 31, 2007	3,145,000	$31,450	$58,918	$(3,709,058)	$(3,618,690)

Net Income	—	—	—	325,499	325,499

Balance at December 31, 2008	3,145,000	$31,450	$58,918	$(3,383,559)	$(3,293,191)

Net Income	—	—	—	1,740,498	1,740,498

Balance at December 31, 2009	3,145,000	$31,450	$58,918	$(1,643,061)	$(1,552,693)

See accompanying notes to financial statements

GAMERS FACTORY, INC.

Notes to Financial Statements

For the Years ended December 31, 2009 and 2008

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Gamers Factory, Inc. (the Company) was incorporated on October 16, 2003 and is a wholesaler of used video games, movies, music and books.

Planet Replay, LLC (the Affiliate) (a Maryland limited liability company) was formed on May 2, 2005 and is a retailer of used video games, movies, music and books. (Discontinued Operation). Planet Replay has not had any operations since 2006.

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting.

The accompanying financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company periodically maintains cash balances in financial institutions in amounts greater than the federally insured limit of $100,000. Management considers this to be an acceptable business risk.

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair value of Financial Instruments

The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements,” effective January 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There was no impact relating to the adoption of ASC 820 to the Company’s financial statements.

ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

Financial instruments consist principally of cash, prepaid expenses, accounts payable, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Accounts Receivable

The Company extends credit to customers without requiring collateral. The Company uses the allowances method to provide for doubtful accounts based on management’s evaluations of the collectability of accounts receivable. Management’s evaluation is based on the Company’s historical collection experience and a review of past-due amounts. Based on management’s evaluation of collectability, there is a $100,000 allowance for doubtful accounts as of December 31, 2009 and no allowance at December 31, 2008. During the years ended December 31, 2009 and 2008 the Company wrote off $148,957 and $535,096 respectively as uncollectible accounts receivables. The Company determines accounts receivable to be delinquent when greater than 30 days past due. Accounts receivable are written off when it is determined that amounts are uncollectible.

Inventory

Inventory, consisting of goods held for resale, is stated at the lower of cost or market. Cost is determined using the weighted-average method. At December 31, 2009 and 2008, no allowance for the obsolete inventory was deemed necessary based on management’s estimate of the realizability of the inventory.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization expense is computed using principally accelerated methods over the estimated useful life of the related assets ranging from 3 to 7 years. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

The Company recognizes an impairment loss on property and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase price of certain retail locations in Tennessee over the fair market value of the net assets acquired. The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 141 and 142. These standards changed the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to discontinue the amortization of goodwill and certain intangible assets with the indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life are subject to at least an annual review for impairment. The impairment test for intangible assets consists of comparing the fair value of the intangible assets to its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized. Fair value for goodwill and intangible assets are determined based on discounted cash flows and appraised values.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

Impairment of Long-Lived Assets

The Company assesses long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of asset groups to be held and used in measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds the fair value of the asset group. The Company evaluated its long-lived assets and no impairment charges were recorded for any of the periods presented.

Common Stock

On October 27, 2008, the Company filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) Articles of Amendment and Restatement (these “Articles”). Pursuant to these Articles, the Company’s charter is amended to increase the authorized stock of the Company. Immediately before such amendment the total number of shares of stock which the Company had the authority to issue was 1,000, which shares were divided into 500 shares of Class A Common Stock with no par value and 500 shares of Class B Common Stock with no par value. Pursuant to these Articles, the Company currently has the authority to issue 10,000,000 shares of Common Stock with $0.01 par value, all of one class.

Automatically and immediately upon acceptance of the Articles by the SDAT, all of the currently issued and outstanding shares of Class A Common Stock (37 shares) and Class B Common Stock (63 shares) are converted into shares of the Corporation’s single class of common stock, on a one-for-one basis. In addition, the Company also declared a 31,450 to 1 stock split for all converted single class common stock.

As of December 31, 2009 and 2008, the Company has 3,145,000 shares issued and outstanding, which has incorporated the stock split and is retrospectively restated.

Revenue Recognition

The Company will recognize revenue when:

- Persuasive evidence of an arrangement exists;

- Shipment has occurred;

- Price is fixed or determinable; and

- Collectability is reasonably assured

The Company closely follows the provisions of Staff Accounting Bulletin No. 104 as described above. The Company had $36,700,731, and $17,122,540 in revenue for the years ended December 31, 2009 and 2008, respectively.

Shipping and Handling Costs

The Company includes its shipping and handling costs in selling, general and administrative expenses. Those costs were $573,660 and $369,663 for the years ended December 31, 2009 and 2008, respectively.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

Income Taxes

Under the asset and liability method prescribed under ASC 740, Income Taxes , The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2009, the Company has had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. All of the Company’s tax years are subject to federal and state tax examination.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

Discontinued Operations

Accounting for the Impairment or Disposal of Long-Lived Assets, the Company classifies a business that has been disposed as a discontinued operation if the cash flow of the business has been eliminated from the ongoing operations and will no longer have any significant continuing involvement in the Company. The results of operations of discontinued operations through the date of sale, including any gains or losses on disposition, are aggregated and presented as one line in the consolidated statements of operations. ASC 360-10-05, formerly SFAS No. 144 requires the classification of amounts presented for prior years as discontinued operations. The amounts presented in the statements of operations for the year ended December 31, 2009 and 2008 were classified to comply with ASC 360-10-05.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

During the year ended December 31, 2006, the Company decided to discontinue operations of Planet Replay, LLC, a retail affiliate of the Company, and sell or liquidate the assets of the discontinued operations. The decision to discontinue the operations of Planet Replay, LLC was based upon the historical and continuing losses of Planet Replay, LLC. All assets were disposed during 2007 and liabilities of $88,921 and $204,191 existed at December 31, 2009 and 2008. The Company recognized a loss from discontinued operations totaling $0 and $144,828 for the years ended December 31, 2009 and 2008, respectively. The assets and liabilities of the discontinued operation are presented separately under captions “Assets of discontinued operation” and “Liabilities of discontinued operation,” respectively, in the accompanying consolidated balance sheets and consist of the following as of:

	2009	2008
Assets of Discontinued Operation
Cash	$—	$—
Notes Receivable	—	—
Inventories	—	—
Property and equipment, net	—	—
Goodwill	—	—

Total Assets	$0	$0

Liabilities of discontinued operation:
Accounts payable	$—	$—
Accrued expenses	88,921	204,191

Total liabilities	$88,921	$204,191

The following table illustrates the reporting of the discontinued operation in the statements of operations for year ended December 31, 2009 and 2008:

	2009	2008
Net Sales	$—	$—
Cost of Sales	—	—
General & Administrative	(0)	(144,828)
Impairment of assets and other	—	—

Loss on discontinued operations	$(0)	$(144,828)

Abandoned Leased Facilities

In December 2006, the Company’s affiliate abandoned its retail locations in Tennessee and Maryland. Although the Company remains obligated under the terms of these leases for the rent and other costs associated with these leases, the Company made the decision to cease using these spaces on December 31, 2006, and has no foreseeable plans to occupy them in the future (see commitment footnote). Therefore, in accordance with ASC 420, Exist or Disposal Cost Obligations, formerly FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities , the Company recorded a charge to earnings of approximately $297,274 to recognize the costs of exiting the space. The liability is equal to the total amount of rent and other direct costs for the period of time space is expected to remain unoccupied. The Company also recorded a charge to earnings of $100,000 for estimated general and administrative costs related to exiting the retail locations. Total exit costs expected to be incurred of $397,274 were recorded as a liability of discontinued operations and included in loss from discontinued operations as of December 31, 2006. As of December 31, 2009 and 2008 a liability has been recorded of $88,921 and 204,191.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

To determine the lease cost, which is the Company’s loss after its cost recovery efforts from subleasing a building, certain estimates were made related to the (1) time period over which the relevant building would remain vacant, (2) sublease terms, and (3) sublease rates, including common area charges. If market rates continue to decrease in these markets or if it takes longer than expected to sublease these facilities, the actual loss could exceed this estimate.

Income (loss) Per Common Share

Basic income (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common equivalent shares are excluded from the computation of net loss per share since their effect is anti-dilutive.

Comprehensive Income (Loss)

The Company adopted ASC 220, formerly Financial Accounting Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during periods covered in the financial statements.

Subsequent Events

We evaluated subsequent events through the date and time our financial statements were issued on February 5, 2010.

Recent Authoritative Accounting Pronouncements

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the year ended December 31, 2009.

As a result of the Company’s implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current year financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s financial statements. No recognized or non-recognized subsequent events were noted.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2009	2008
Machinery and equipment	$251,347	$189,977
Leasehold improvements	19,483	16,653
Computer equipment and software	142,223	136,967

	$413,053	$343,597
Less accumulated depreciation and amortization	303,069	230,279

Property and Equipment, net	$109,984	$113,318

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 totaled $72,790 and $77,090, respectively.

3. LINE OF CREDIT AND NOTES PAYABLE

Line of Credit

Effective May 11, 2004, the Company entered into a loan and security agreement to establish a revolving line of credit with a bank. The revolving line of credit bears interest at 10%, and is collateralized by substantially all assets of the Company and personal assets of the majority shareholder. Total maximum available borrowings under the revolving line of credit was $5,000,000. Effective December 29, 2009, the Company closed the line of credit facility. The balance as of December 31, 2009 and 2008 was $-0- and $4,901,052.

Subordinated Note Payable

Effective July 25, 2006, the Company entered into a financing agreement issuing a debenture to Allegiance Capital Limited Partnership in the amount of $1,000,000. The net proceeds from the debenture totaled $969,052, after deducting Allegiance fees of $20,000 and legal fees of $10,949. Interest accrues daily on unpaid balances at an annual rate of 12.00% with interest payable on the first day of the month commencing August 1, 2006. Beginning August 1, 2008, the Company is required to make monthly principal payments totaling $18,750. The note payable is subordinate to the line of credit to the bank. The note is subject to certain financial covenants. The Company was in compliance or obtained waivers for all financial convents. The note matures on July 1, 2011.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

In consideration of the purchase by Allegiance of the Company’s Subordinated Debenture, the Company has offered a warrant allowing Allegiance to purchase 4.5% of the total number of outstanding shares of the Company’s Common Stock for a total purchase price of $10. The warrant has a term of 10 years and expires on July 25, 2016. Allegiance has the option to require the Company to purchase the entire warrant or all of the warrant shares upon the exercise of the put option embedded in the Investment Agreement. Based on the value outlined in the Investment Agreement, the Company has valued the warrant at $281,935 and recorded a discount amortized through interest expense over the term of the note. The balance as of December 31, 2009 and 2008 was $700,000 and $907,738 respectively.

Under ASC 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity, formerly EITF No. 00–19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the initial fair value of the Warrants of $33,410 was recorded as an accrued warrant liability in the balance sheet, and is marked to market at the end of each reporting period

The value of the warrant redemption liability has been “marked-to-market” as of December 31, 2009 with a corresponding increase to deferred financing cost of $248,525.

Note Payable-Columbia Bank

On December 29, 2009 the Company issued a note payable of $1,800,000 to Columbia Bank. The note bears interest at 8.00% and matures on December 29, 2014. The note requires consecutive monthly payments of principal and interest of $15,055.92 with a balloon payment due on December 29, 2014. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest The note collateralized by substantially all assets of the Company and personal assets of the majority shareholder

Note Payable-City Language Exchange Incorporated

On December 22, 2009 the Company issued a note payable of $250,000. The note bears interest at 8.0% and matures on June 30, 2010. The note requires a payment of principal and interest due on June 30, 2010. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest. The note not collateralized.

Note Payable—Stockholder

On July 7, 2006 the Company issued a note payable of $1,000,000 to its majority stockholder. The note bears interest at 8.08% and matures July 1, 2013. The note requires consecutive monthly payments of principal of $3,333.33 plus interest, with a balloon payment of $897,698, plus any other outstanding balances due, on the maturity date. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest. The balance as of December 31, 2009 was $-0- and 903,334 as of December 31, 2008.

Note Payable—TW Development LLC

On December 6, 2007 the Company issued a note payable of $500,000 to TW Development LLC a related parted. The note bears interest at 6.00% and matured on April 4, 2008. The note requires no monthly payments. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest. During 2008 additional funds were advanced by the related party and the note was extended to December 31, 2009. The balance as of December 31, 2009 was $408,424.

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

4. INCOME TAXES

Company’s Disclosure of the Provision for Income Taxes, Reconciliation of Statutory Rate to Effective Rate, and Significant Components of Deferred Tax Assets and Liabilities:

	As of December 31
	2009	2008
Current:
Federal	0	0
State	0	0
	0	0
Deferred:
Federal	0	10,254
Total provision (benefit) for income taxes	$0	$10,254

The federal and state income tax provision (benefit) is summarized as follows:

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	2009	2008
Computed tax at the federal statutory rate of 34%	$591,700	$86,530
State taxes, net of federal benefit	104,000	17,815

Bad Debt not deductible	0	0
Operating loss carryforwards	(695,700)	(104,345)
Valuation Allowance	0	0
Other	0	10,254
Loss on Affiliate-not deductible	0	0
Provision (benefit) for income taxes	0	0
Effective income tax rate	0	0

The company has a net operating loss carry forward of approximately $143,000, that expires in 2027.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31
	2009	2008
Net operating losses carryforwards	$57,583	$670,463

Difference between book and tax depreciation	0	0
Total deferred tax assets	57,583	670,463

Deferred tax liabilities:
Difference between book and tax depreciation	11,000	17,857

Total deferred tax liabilities	11,000	17,857

Net deferred tax assets before valuation allowance	46,583	652,606
Valuation allowance	(46,583)	(652,606)
Net deferred tax assets	$0	$0

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

5. COMMITMENTS

Effective March 1, 2007, the Company has entered into an operating lease agreement for its corporate office. The Company was released from its lease at its prior location on November 2, 2006 due to the Company relocating to a new facility owned by the same landlord. The Company relocated to the new facility in February 2007.

Future minimum payments required under operating leases are as follows:

Year Ending December 31:

2010	$175,322
2011	178,826
2012 and thereafter	29,902

$384,050

Rent expense for the years ended December 31, 2009 and 2008 totaled $270,342 and $168,716, respectively.

Effective August 15, 2005, the Company guaranteed payments on an operating lease agreement for retail space. For the benefit of its affiliate Planet Replay, LLC. The operation has been discontinued. The lease requires monthly payments of $6,170 plus Common Area Maintenance and taxes. The term is for 50 months. The location has been vacated as a result of the discontinued operations (see discontinued operations footnote). The total amount of the future payments are included in the liabilities of the discontinued operations.

Future minimum payments required under operating leases are as follows:

Year Ending December 31:

2010	$57,200

$57,200

Rent expense for the years ended December 31, 2009 and 2008 totaled $57,200 and $60,571, respectively.

Effective November 1, 2005, the Company guaranteed payments on an operating lease agreement for retail space. For the benefit of its affiliate Planet Replay, LLC. The operation has been discontinued. The lease requires monthly payments of $5,720 plus Common Area Maintenance and taxes with annual increases of 2.5% the term is for 10 years. The location has been vacated as a result of the discontinued operations (see discontinued operations footnote). The 2010 amount of the future payments are included in the liabilities of the discontinued operations.

Future minimum payments required under operating leases are as follows:

Year Ending December 31:
2010	$82,413
2011	84,476
2012	84,476
2013	84,476
2014 and thereafter	159,012

$494,853

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

Rent expense for the years ended December 31, 2009 and 2008 totaled $63,872 and $85,692, respectively.

6. RELATED PARTY TRANSACTIONS

As of September 30, 2009, the Company issued a note payable to TW Development LLC a company owned by the shareholders of Gamers Factory, Inc. The note bears interest at 6.00% and matures December 31, 2009. The note requires no monthly payments. The borrower may repay this note at any time, in whole or in part, without penalty or additional interest.

As of December 31, 2008 the Company received advances from a shareholder. The advance is payable on demand. These advances have been repaid in full as of December 31, 2009.

7. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company periodically maintains cash balances in financial institutions in amounts greater than the federally insured limit of $250,000. Management considers this to be an acceptable business risk.

8. WARRANTS

On November 24, 2008, the Company issued warrants to purchase 240,000 shares of common stock to a third-party. The warrants are exercisable at $1.25 per share and will expire in 10 years.

On November 24, 2008, the Company issued warrants to purchase 60,000 shares of common stock to a third-party. The warrants are exercisable at $2.50 per share and will expire in 10 years.

On January 26, 2009, the Company issued warrants to purchase 405,000 shares of common stock to a third-party. The warrants are exercisable at $2.50 per share and will expire in 5 years.

As of December 31, 2009, the Company had outstanding warrants to purchase up to 705,000 shares of common stock. These securities give the holder the right to purchase shares of the Company’s common stock in accordance with the terms of the instrument.

Warrants	2009
Balance, January 1	300,000
Issued	405,000
Balance, December 31	705,000

The following table provides certain information with respect to the above referenced warrants outstanding at December 31, 2009:

	Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Life Years
Warrants	$1.25-2.50	705,000	$2.07	7.13

GAMERS FACTORY, INC.

Notes to Financial Statements—(Continued)

For the Years ended December 31, 2009 and 2008

9. COMPENSATED ABSENCES

The Company has not accrued a liability for compensated absences because the amount cannot be reasonably estimated. Employees of the Company are entitled to paid vacation and paid sick days depending on job classification, length of service, and other factors. At December 31, 2009 the Company had approximately 60 employees. Of this total, approximately 50 are hourly employees and 10 are salaried employees. Approximately 44% of the Company’s hourly employees and 56% of its salaried employees are have paid vacation and sick days. It is not practicable for the Company to estimate the amount of compensation for future absences; accordingly, no liability for compensated absences has been recorded in the accompanying financial statements. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees.

10. SUBSEQUENT EVENTS

Reverse stock split

The Company intends to effect a reverse stock split of 1-for-2 in connection with the proposed offering. The reverse stock split will be effected prior to or upon the effectiveness of the registration statement (“Registration Statement”) on Form S-1 filed by the Company with the United States Securities and Exchange Commission in connection with the public offering of its equity securities. No fractional common shares will be issued in connection with the stock split, and all such fractional interests will be rounded up to the nearest whole number of common shares. Issued and outstanding shares of series A convertible preferred stock, stock options and warrants will be split on the same basis and exercise prices will be adjusted accordingly.

Certain information provided in the Registration Statement with regards to the Company’s securities reflects an assumed 1-for-2 reverse stock split. As such, for purposes of consistency and cross-reference between the applicable disclosure in the Registration Statement and the information set forth in these audited consolidated financial statements, the Company has reproduced below under the applicable sub-headings on as as-split basis assuming a 1-for-2 reverse stock split all Company financial data and disclosure in these interim unaudited consolidated financial statements that will be affected by the reverse stock split.

For the years ended December 31,	2009	2008
Earnings per share-Basic and Fully Diluted:
Net income per common share from continuing operations	$0.49	$0.13

Discontinued operations	—	(0.04)

Net income	$0.49	$0.09

Weighted Average Common Shares Outstanding	3,545,000	3,545,000

Game Trading Technologies, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited) September 30, 2010	*(Audited) December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$411,003	$641,088
Accounts receivable—Net of allowance of $100,000 as of September 30, 2010 and December 31, 2009	5,284,855	2,383,688
Inventories	7,999,593	2,897,432
Prepaid expenses and other	136,569	—

TOTAL CURRENT ASSETS	13,832,020	5,922,208
Property and equipment, net	330,499	109,984
Other assets
Deferred financing costs	—	258,325

TOTAL OTHER ASSETS	—	258,325
TOTAL ASSETS	$14,162,519	$6,290,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,845,318	$4,253,396
Accrued expenses and other	165,684	60,534
Revolving line of credit	2,363,285	—
Note payable—current portion	—	513,046
Note payable—related party	16,255	408,424
Discontinued operations—liability	—	88,921

TOTAL CURRENT LIABILITIES	9,390,542	5,324,321
Long Term Liabilities
Note payable—non-current portion	—	2,236,954
Warrant redemption liability	—	281,935
TOTAL LONG TERM LIABILITIES	—	2,518,889

TOTAL LIABILITIES	9,390,542	7,843,210
Redeemable preferred stock, Series A; $.0001 par value, 2,837,500 shares authorized, 2,837,500 and 0 shares issued and outstanding at September, 30, 2010 and December 31, 2009, respectively, net (Face value $5,675,000 and $0, respectively)	674,839	—
Stockholders’ equity
Preferred stock, $0.0001 par value, 17,162,500 shares authorized, none issued and outstanding as of September 30, 2010 and December, 31, 2009, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 8,290,000 and 7,090,000 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	829	709
Additional paid-in capital	8,276,016	89,659
Accumulated deficit	(4,179,707)	(1,643,061)

Total stockholders’ equity	4,097,138	(1,552,693)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,162,519	$6,290,517

*	Derived from audited financial statements

The accompanying notes are integral parts of these financial statements.

Game Trading Technologies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$9,105,366	$6,527,744	$27,138,605	$27,867,603
Cost of sales	7,478,508	5,145,000	22,759,924	23,212,718

Gross Profit	1,626,858	1,382,744	4,378,681	4,654,885
Operating expenses:
Selling, general and administrative	957,656	1,059,480	3,570,980	2,329,543
Employee stock based compensation	410,779	—	1,728,544	—
Non-employee stock based compensation	—	—	1,496,023	—
Depreciation	24,501	20,429	59,800	53,822

Total Operating Expense	1,392,936	1,079,909	6,855,347	2,383,364
Income (Loss) from Operations	233,922	302,836	(2,476,666)	2,271,520
Other Income (Expenses):
Interest expense, net	(23,206)	(223,700)	(106,473)	(579,578)
Other	—	—	46,493	—

Total Other Income (Expenses)	(23,206)	(223,700)	(59,981)	(579,578)
Income (Loss) Before Provision for Income Taxes	210,716	79,135	(2,536,646)	1,691,943
Provision for income taxes	—	—	—	—

Income (Loss) from Continuing Operations	$210,716	$79,135	$(2,536,646)	$1,691,943
Discontinued Operations
Loss from discontinued operations	—	21,847	—	90,656

Net income (loss) attributable to common shareholders before accretion of preferred dividends and discount	$210,716	$57,288	$(2,536,646)	$1,601,287
Accretion of preferred dividends and discount	70,939		155,903	—
Accretion of preferred amortization of beneficial conversion and warrant features	283,749		602,915

Net income (loss) attributable to common shareholders	$(143,972)	$57,288	$(3,295,464)	$1,601,287

Net income (loss) per share:
Income (loss) per share from continuing operations—basic	$0.03	$0.01	$(0.32)	$0.24

Income (loss) per share from discontinued operations—basic	$0.00	$(0.00)	$0.00	$(0.01)

Net income (loss) per share—basic	$0.03	$0.01	$(0.32)	$0.23

Income (loss) per share from continuing operations—diluted	$0.02	$0.01	$(0.32)	$0.24

Income (loss) per share from discontinued operations—diluted	$0.00	$(0.00)	$0.00	$(0.01)

Net income (loss) per share—diluted	$0.02	$0.01	$(0.32)	$0.23

Weighted Average Common Shares Outstanding—basic	8,290,000	7,090,000	8,043,846	7,090,000
Weighted Average Common Shares Outstanding—diluted	13,770,098	7,090,000	8,043,846	7,090,000

The accompanying notes are integral parts of these financial statements.

Game Trading Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income (loss) attributable to common shareholders	$(2,536,646)	$1,601,287
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation & amortization—property and equipment	59,800	53,822
Issuance of stock warrants for services	1,496,023	—
Stock options for employee services	1,728,544	—
Other	12,317	—
Changes in assets and liabilities
Accounts receivable	(2,901,167)	(1,285,044)
Inventory	(5,102,161)	1,830,586
Accounts payable	2,591,922	718,336
Accrued liabilities	105,149	(25,379)
Deferred expenses	9,801	147,107
Prepaid expenses and other	(136,568)	—
Liabilities of discontinued operation	(88,921)	—

Net cash provided (used) in operating activities	(4,761,907)	3,040,715
Cash flows from investing activities
Purchases of fixed assets	(280,315)	(37,280)

Net cash provided (used) in investing activities	(280,315)	(37,280)
Cash flows from financing activities
Proceeds from the sale of convertible preferred stock	5,675,000	—
Proceeds from line of credit, net	2,363,285	(2,001,127)
Repayments on notes payable	(2,750,000)	(958,693)
Payment of Series A preferred dividends	(83,979)	—
Advance (repayment) of due to stockholder	—	(19,878)
Issuance (repayment) of note payable-related party	(392,169)	(156,660)

Net cash provided (used) in financing activities	4,812,137	(3,136,358)

Net increase (decrease) in cash and cash equivalents	(230,085)	(132,923)
Cash and cash equivalents at the beginning of the period	641,088	301,397

Cash and cash equivalents at the end of the period	$411,003	$168,474

Supplemental disclosure of cash flow information:
Cash paid for interest	$106,473	$579,578

Cash paid for taxes	$—	$—

The accompanying notes are integral parts of these financial statements.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)

September 30, 2010

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Game Trading Technologies, Inc. is a leading provider of comprehensive trading solutions and services for video game retailers, publishers, rental companies, and consumers. Through our trading platform, we provide our customers with extensive services including valuation, procurement, refurbishment, and merchandising of pre-owned video games. Additionally, through our trading platform, we process and market video game consoles, DVDs, and video game accessories, and provide related e-commerce retailing and interactive marketing services.

Business Combination and Corporate Restructure

On February 25, 2010, we completed a “reverse acquisition” transaction, in which we entered into a securities exchange agreement (the “Exchange Agreement”) with Gamers Factory, Inc., a Maryland corporation (“Gamers” or the “Company”) and for certain limited purposes, its stockholders. Pursuant to the Exchange Agreement, the shareholders of Gamers transferred all of the issued and outstanding shares of common stock of Gamers to us in exchange for 7,090,000 newly issued shares of our common stock (the “Transaction”). At the time of the Transaction, our corporate name was City Language Exchange, Inc. Following the merger, we changed our name to Game Trading Technologies, Inc. (the “GTTI”) and our trading symbol to “GMTD.OB.” As a result of the Transaction, Gamers became our wholly-owned subsidiary, with Gamers’ former shareholders acquiring a majority of the outstanding shares of our common stock.

The transactions contemplated by the Exchange Agreement were accounted for as a “reverse acquisition,” since the stockholders of Gamers owned a majority of the outstanding shares of our common stock immediately following the Transaction. Gamers is deemed to be the acquirer in the Transaction and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Gamers and will be recorded at the historical cost basis of Gamers. Except for the right of the holders of our series A convertible preferred stock, as a class, to elect one of our directors, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company.

In connection with the closing of the Exchange Agreement, we completed the closing of a private placement (referred to herein as the “February 2010 private placement”) of $3,900,000 of units (each, a “Unit” and collectively, the “Units”) pursuant to the terms of a Securities Purchase Agreement, dated as of February 25, 2010 (The “Purchase Agreement”), with each Unit consisting of one share of our series A convertible preferred stock (“Series A Preferred Stock”) and a warrant to purchase one share of our common stock. Each share of Series A Preferred Stock has a stated value equal to $2.00 per share and is initially convertible at any time into shares of our common stock at a conversion price equal to $2.00 per share or an aggregate of 1,950,000 shares of common stock, subject to adjustment under certain circumstances. Each warrant entitles the holder to purchase one share of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the Series A Preferred Stock) at an exercise price of $2.50 per share through February 25, 2015.

At the closing of the February 2010 private placement, buyers that purchased shares of our Series A Preferred Stock with a stated value of at least $150,000 received a unit purchase option (the “Unit Purchase Option”) to purchase, on the same terms as those Units sold at the closing of the February 2010 private

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

placement, additional Units equal to 50% of the Units they purchased at the closing of the February 2010 private placement. The shares of common stock underlying the securities issuable upon exercise of a Unit Purchase Option are entitled to the same registration rights as those securities underlying the Units issued at the closing of the February 2010 private placement.

On April 20, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 825,000 Units resulting in aggregate gross proceeds to us of $1,650,000. Each Unit consisted of one share of Series A Preferred Stock and a warrant to purchase one share of our common stock at an exercise price of $2.50 per share through April 20, 2015.

On April 26, 2010, the holders of certain Unit Purchase Options exercised Unit Purchase Options to purchase 62,500 units resulting in aggregate gross proceeds to us of $125,000. Each Unit consisted of one share of Series A Preferred Stock and a warrant to purchase one share of our common stock at an exercise price of $2.50 per share through April 26, 2015.

Basis of Presentation

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the Unites States of America, have been condensed or omitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included. The results of operations for any interim period presented herein are not necessarily indicative of the results of operations for the year ended December 31, 2010.

The consolidated condensed financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated condensed financial statements is as follows:

Principle of Consolidation

The consolidated condensed financial statements include the accounts of Game Trading Technologies, Inc. and its subsidiary. Intercompany transactions and balances have been eliminated. Equity investments in which the Company exercises significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which the Company is not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Management’s Use of Estimates and Assumptions

The preparation of the consolidated condensed financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements, and the reported amounts of revenue and expense during the reporting periods. Actual results may differ from those estimates and assumptions.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

Reclassifications

Certain amounts reported in previous period have been reclassified to conform to the Company’s current period presentation.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of FDIC insurance limits. Management considers this to be an acceptable business risk.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to customers without requiring collateral. The Company uses the allowances method to provide for doubtful accounts based on management’s evaluations of the collectability of accounts receivable. Management’s evaluation is based on the Company’s historical collection experience and a review of past-due amounts. Based on management’s evaluation of collectability, there is a $100,000 allowance for doubtful accounts as of September 30, 2010 and December 31, 2009 respectively. During the nine months ended September 30, 2010 and the year ended December 31, 2009, the Company wrote off $37,976 and $248,957 respectively as uncollectible accounts receivables. The Company determines accounts receivable to be delinquent when greater than 30 days past due. Accounts receivable are written off when it is determined that amounts are uncollectible.

Inventory

Inventory, consisting of goods held for resale, is stated at the lower of cost or market. Cost is determined using the weighted-average method. At September 30, 2010 and December 31, 2009, no allowance for obsolete inventory was deemed necessary based on management’s estimate of the realizability of the inventory.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization expense is computed using principally accelerated methods over the estimated useful life of the related assets ranging from 3 to 7 years. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

The Company recognizes an impairment loss on property and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

Impairment of Long-Lived Assets

The Company assesses long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of asset groups to be held and used in measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds the fair value of the asset group. The Company evaluated its long-lived assets and no impairment charges were recorded for any of the periods presented.

Revenue Recognition

The Company recognizes revenue based on Account Standards Codification (“ASC”) 605 “Revenue Recognition” which contains Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, shipment has occurred, price is fixed or determinable and collectability of the resulting receivable is reasonably assured. The Company had $9,105,366 and $27,138,605 and $6,527,744 and $27,867,603 in revenue for the three and nine months ended September 30, 2010 and September 30, 2009, respectively.

Seasonality

Our business is seasonal since we rely upon retailers and consumers, with the major portion of our sales and operating profits occurring during the first fiscal quarter following the holiday selling season. Since our supply of video game products depends significantly on consumer trade-ins and returns, there exists significant supply of these items immediately following the holiday season in January through March. Historically, our sales generally lag the holiday season by one quarter. We have historically generated our highest sales and operating profits during the first quarter of the year.

Shipping and Handling Costs

The Company includes its outbound shipping and handling costs in selling, general and administrative expenses. Those costs were $170,062 and $557,630 for the three and nine months ended September 30, 2010 and $119,114 and $339,991 for the three and nine months ended September 30, 2009, respectively. Inbound shipping and handling costs are included as an allocation to inventory. Those costs were $155,671 and $303,757 for the three and nine months ended September 30, 2010 and $58,219 and $574,826 for the three and nine months ended September 30 2009, respectively.

Share Based Expenses

ASC 718 “Compensation—Stock Compensation”, codified in SFAS No. 123, prescribes that accounting and reporting standards for all stock-based payment awards to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if:

a)	the option to settle by issuing equity instruments lacks commercial substance, or

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

b)	the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 “Equity—Based Payments to Non-Employees” which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”. Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable:

a)	the goods or services received or

b)	the equity instruments issued.

The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

Fair value of Financial Instruments

The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures”, formerly SFAS No. 157 “Fair Value Measurements,” effective January 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There was no impact relating to the adoption of ASC 820 to the Company’s financial statements. ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, prepaid expenses, accounts payable, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Derivative Instruments and Hedging

In June 2008, the FASB issued new accounting guidance which requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. See Note 6.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

Income Taxes

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2010, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. All of the Company”s tax years are subject to federal and state tax examination.

Discontinued Operations

Accounting for the Impairment or Disposal of Long-Lived Assets, the Company classifies a business that has been disposed as a discontinued operation if the cash flow of the business has been eliminated from the ongoing operations and will no longer have any significant continuing involvement in the Company. The results of operations of discontinued operations through the date of sale, including any gains or losses on disposition, are aggregated and presented as one line in the consolidated statements of operations. ASC 360-10-05, formerly SFAS No. 144 requires the classification of amounts presented for prior years as discontinued operations. The amounts presented in the statements of operations for the three months ended September 30, 2010 and 2009 were classified to comply with ASC 360-10-05.

During the year ended December 31, 2006, the Company decided to discontinue operations of Planet Replay, LLC, a retail affiliate of the Company, and sell or liquidate the assets of the discontinued operations. The decision to discontinue the operations of Planet Replay, LLC was based upon the historical and continuing losses of Planet Replay, LLC. All assets were disposed during 2007 and liabilities of $0 and $88,921 existed at September 30, 2010 and December 31, 2009. The Company recognized a loss from discontinued operations totaling $0 and $21,847 and $0 and $90,656 for the three and nine months ended September 30, 2010 and 2009, respectively. The assets and liabilities of the discontinued operation are presented separately under captions “Assets of discontinued operation” and “Liabilities of discontinued operation,” respectively, in the accompanying consolidated balance. In conjunction with the discontinued operations, the Company has certain operating lease obligations for abandoned retail locations. These obligations were terminated with the landlord in exchange for a termination fee of $35,524 in July 2010.

Income (loss) Per Common Share

Basic income (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common equivalent shares are excluded from the computation of net loss per share since their effect is anti-dilutive.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

Liquidity

As shown in the accompanying condensed consolidated financial statements, the Company has incurred a net loss from continuing operations of $2,536,646 for the nine months ended September 30, 2010 and a net income from continuing operations of $1,601,287 for the nine months ended September 30, 2009. As of September 30, 2010, the Company’s current assets exceed its current liabilities by $4,441,478, with cash and cash equivalents representing $411,003.

Recent Authoritative Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2010-10 (ASU 2010-10), “Consolidation (Topic 810): Amendments for Certain Investment Funds.” The amendments in this Update are effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009 and for interim periods within that first reporting period. Early application is not permitted. The adoption of provisions of ASU 2010-10 does not have a material effect on the Company’s financial position, results of operations or cash flows.

ASU No. 2010-11 was issued in March 2010, and clarifies that the transfer of credit risk that is only in the form of subordination of one financial instrument to another is an embedded derivative feature that should not be subject to potential bifurcation and separate accounting. This ASU will be effective for the first fiscal quarter beginning after June 15, 2010, with early adoption permitted. The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued Accounting Standard Update No. 2010-12, “Income Taxes” (Topic 740). In April 2010, the FASB issued Accounting Standards Update 2010-12 (ASU 2010-12), IncomeTaxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts. After consultation with the FASB, the SEC stated that it “would not object to a registrant incorporating the effects of the Health Care and Education Reconciliation Act of 2010 when accounting for the Patient Protection and Affordable Care Act”. The Company does not expect the provisions of ASU 2010-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

ASU No. 2010-13 was issued in April 2010, and will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-18 “Receivables (Topic 310)—Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset—a

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

consensus of the FASB Emerging Issues Task Force.” ASU 2010-18 provides guidance on account for acquired loans that have evidence of credit deterioration upon acquisition. It allows acquired assets with common risk characteristics to be accounted for in the aggregate as a pool. ASU 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 in the first interim or annual reporting period ending on or after July 15, 2010. The Company does not expect ASU 2010-18 to have an impact on its financial condition, results of operations, or disclosures.

In May 2010, the FASB issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. PROPERTY AND EQUIPMENT

The Company’s property and equipment at September 30, 2010 and December 31, 2009 consists of the following:

	9/30/10	12/31/09
Machinery and equipment	$522,375	$251,347
Leasehold improvements	16,653	19,483
Computer equipment and software	154,340	142,223

	$693,368	$413,053
Less accumulated depreciation	362,869	303,069

Property and Equipment, net	$330,499	$109,984

Depreciation expense included as a charge to income was $24,501 and $59,800 for the three and nine months end September 30, 2010 compared to $20,429 and $53,822 for the three and nine months ended September 30, 2009, respectively.

3. Working Capital Line of Credit

Bank of America Revolver

On May 4, 2010, Gamers Factory, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, entered into a Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. The Loan Agreement provides for a revolving line of credit to the Borrower equal to the lesser of (i) $2,500,000 or the sum of (a) 75% of the balance due on Acceptable Receivables (as defined in the Loan Agreement) and (b) the lesser of $1,000,000 or 20% of the value of Acceptable Inventory (as defined in the Loan Agreement). The Borrower has the right to prepay loans under the Loan Agreement in whole or in part at any time. All amounts borrowed under

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

the Loan Agreement must be repaid on or before May 27, 2011. Loans under the Loan Agreement bear interest at a rate equal to the British Bankers Association London interbank offered rate (“BBA LIBOR”) plus 2.50% per annum. The Company has incurred interest expense of $17,506 and $8,716 for the three and nine months end September 30, 2010. The BBA LIBOR rate was .26% as of September 30, 2010.

Initial borrowings under the Loan Agreement are subject to, among other things, the substantially concurrent repayment by the Borrower of all amounts due and owing under the Borrower’s existing second amended and restated loan agreement and $1,800,000 second amended and restated promissory note, each dated December 29, 2009, respectively, with The Columbia Bank and the satisfaction and termination of such borrowing (collectively, the “Columbia Bank Loan”). All amounts owed under the Columbia Bank Loan were satisfied and terminated by Borrower on May 6, 2010.

As of September 30, 2010, the balance on the revolver was $2,363,285, with additional availability of $136,715.

4. NOTES PAYABLE

A summary of notes payable at September 30, 2010 and December 31, 2009 is as follows:

	9/30/10	12/31/09
Allegiance Capital Limited	$—	$700,000
The Columbia Bank	—	1,800,000
Vision Capital Advisors, Ltd.	—	250,000

	$—	$2,750,000
Less: Current Portion	—	513,046

Notes Payable	$—	$2,236,954

Subordinated Note Payable—Allegiance Capital Limited

Effective July 25, 2006, the Company entered into a financing agreement issuing a debenture to Allegiance Capital Limited Partnership in the amount of $1,000,000. This debenture was retired utilizing proceeds from the February 2010 private placement.

Note Payable—The Columbia Bank

On December 29, 2009, the Company issued a promissory note in the principal amount of $1,800,000 to The Columbia Bank. The note bears interest at 8.00% and matures on December 29, 2014. The note required consecutive monthly payments of principal and interest of $15,056 with a balloon payment due on December 29, 2014. The note was collateralized by substantially all assets of the Company and personal assets of the majority shareholder. This note was retired utilizing proceeds from the April 2010 private placement transaction without penalty or additional interest.

Note Payable—Vision

On December 22, 2009, Vision Capital Advisors, Ltd. issued a note payable of $250,000. The note bears interest at 8.00% and matured on June 30, 2010. The note required a payment of principal and interest due on June 30, 2010. This note was not collateralized. This note was retired utilizing proceeds from the February 2010 private placement transaction without penalty or additional interest.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

5. NOTES PAYABLE—RELATED PARTY

Note Payable—TW Development LLC

On December 6, 2007, the Company issued a note payable of $500,000 to TW Development LLC. The note bears interest at 6.00% and matured on April 4, 2008, and has been extended to December 31, 2010. The note requires no monthly payments and at times in the current year, the Company has attained, and subsequently repaid, additional advances. The Company may repay this note at any time, in whole or in part, without penalty or additional interest. The balance as of September 30, 2010 and December 31, 2009 was $16,255 and $408,424, respectively. TW Development LLC is wholly owned by, our Chief Executive Officer, Todd Hays.

6. REDEEMABLE PREFERRED STOCK

We are authorized to issue shares of our Series A Preferred Stock, $2.00 stated value. As of September 30, 2010, 20,000,000 shares of our Series A Preferred Stock were authorized, with 2,837,500 shares designated as Series A Preferred Stock, and 2,837,500 shares issued and outstanding. The rights and preferences of the Series A Preferred Stock include, among other things, the following:

•	liquidation preferences (120% of stated value);

•	dividend preferences;

The Series A Preferred Stock provides an annual dividend of 5.00% payable quarterly in arrears in cash or stock. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time, into one share of the Company’s common stock at an initial conversion price of $2.00 per share, subject to adjustments for anti-dilution provisions.

On February 25, 2009, the Company sold 1,950,000 shares of Series A Preferred Stock with attached warrants to purchase an aggregate of 1,950,000 shares of the Company’s common stock at $2.00 per share. The Company received $3,900,000 from the sale of the shares of the Series A Preferred Stock. Since the Series A Preferred Stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock, net of discount and accumulated dividends, has been classified as temporary equity on the balance sheet at September 30, 2010.

In accordance with ASC 470 Topic “Debt” a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $2,427,566 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $1,472,434 to the Series A preferred shares based upon the difference between the effective conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 45%, (3) weighted average risk-free interest rate of 2.2%, (4) expected life of 5 years, and (5) estimated fair value of GTTI common stock of $4.25 per share. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The amounts attributable to the warrants and beneficial conversion feature, aggregating $3,900,000 have been recorded as a discount and deducted from the face value of the preferred stock. Since the preferred stock is classified as temporary equity, the discount will be amortized over the period from issuance to February 2015 (the initial redemption date) as a charge to additional paid-in capital (since there is a deficit in retained earnings).

On April 20, 2010 and April 26, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 825,000 and 62,500 shares, respectively of Series A resulting in aggregate gross proceeds to

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

us of $1,650,000 and $125,000, respectively. Since the Series A may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock, net of discount and accumulated dividends, has been classified as temporary equity on the balance sheet at September 30, 2010.

In accordance with ASC 470 Topic “Debt” a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $1,157,175 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $617,825 to the Series A preferred shares based upon the difference between the effective conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 45%, (3) weighted average risk-free interest rate of 2.2%, (4) expected life of 5 years, and (5) estimated fair value of GTTI common stock of $4.70 per share. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The amounts attributable to the warrants and beneficial conversion feature, aggregating $1,775,000, have been recorded as a discount and deducted from the face value of the preferred stock. Since the preferred stock is classified as temporary equity, the discount will be amortized over the period from issuance to April 2015 (the initial redemption date) as a charge to additional paid-in capital (since there is a deficit in retained earnings).

Effective June 30, 2010, the holders of the outstanding shares of Series A Preferred Stockand of the outstanding warrants to purchase shares of common stock (collectively, the “Warrants”) issued pursuant to the Purchase Agreement, agreed to amend the terms of the Series A Preferred Stock and Warrants in the following manner:

•

The parties agreed to add a provision to the certificate of designation for the Series A Preferred Stock whereby the minimum price in which the conversion price of the Series A Preferred Stock may be reduced shall be equal to $1.00;

•	The parties agreed to add a provision to the Warrants whereby the minimum price in which the exercise price of the Warrants may be reduced shall be equal to $1.00;

•

The parties agreed to add a provision to the Purchase Agreement whereby until the 36 month anniversary of the date of the Purchase Agreement, the Company shall not issue any of its equity securities below $1.00 without the prior written consent of any holder who was issued a Warrant for an aggregate of 2% or more of the Warrants initially issued pursuant to the Purchase Agreement.

The charge to additional paid in capital for amortization of discount and costs for the period ended September 30, 2010 was $602,915. There was no amortization of discounts for Series A preferred stock for the period ended September 30, 2009.

For the period ended September 30, 2010 we have paid dividends in the amount of $84,965 and cumulative accrued dividends of $70,938. The accrued dividends have been charged to additional paid-in capital (since there is a deficit in retained earnings) and the net unpaid accrued dividends been added to the carrying value of the preferred stock. There were no accrued dividends for Series A preferred stock for the period ended September 30, 2009.

7. CAPITAL STOCK

The Company has authorized 20,000,000 shares of preferred stock, with a par value of $.0001 per share. As of September 30, 2010, the Company has 2,837,500 shares of preferred stock issued and outstanding, designated Series A preferred stock. There were no shares of preferred stock outstanding as of December 31, 2009. The

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

company has authorized 100,000,000 shares of common stock, with a par value of $.0001 per share. As of September 30, 2010 and December 31, 2009, the Company has 8,290,000 and 7,090,000, respectively, of shares of common stock issued and outstanding.

On February 25, 2010, we completed a “reverse acquisition” transaction, in which we entered into a securities exchange agreement (the “Exchange Agreement”) with Gamers Factory, Inc., a Maryland corporation (“Gamers” or the “Company”) and for certain limited purposes, its stockholders. Pursuant to the Exchange Agreement, the shareholders of Gamers transferred all of the issued and outstanding shares of common stock of Gamers to us in exchange for 7,090,000 newly issued shares of our common stock (the “Transaction”). As a result of the Transaction, Gamers became our wholly-owned subsidiary, with Gamers’ former shareholders acquiring a majority of the outstanding shares of our common stock.

8. STOCK OPTIONS & WARRANTS

Employee Stock Options

The following table summarizes the changes in the options outstanding at September 30, 2010, and the related prices for the shares of the Company’s common stock issued to employees of the Company under a non-qualified employee stock option plan.

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$2.25	1,000,000	$2.25	4.56	350,000	$2.25
2.50	275,000	2.50	4.89	91,666	2.50
4.60	100,000	4.60	4.44	33,334	4.60
4.75	60,000	4.75	4.56	20,000	4.75

	1,435,000		4.62	495,000

A summary of the Company’s stock awards for options as of December 31, 2009 and changes for the nine months ended September 30, 2010 is presented below:

	Options and Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2009	—	$—
Granted	1,435,000	2.57
Exercised	—	—
Expired/Cancelled	—	—
Outstanding, September 30, 2010	1,435,000	2.57

Exercisable, September 30, 2010	495,000	2.57

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

The weighted-average fair value of stock options granted to employees during the nine-month period ended September 30, 2010 and 2009 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes-Merton (“Black-Scholes”) option pricing model are as follows:

	September 30, 2010	September 30, 2009
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	1.31%	—
Expected stock price volatility	136%	—
Expected dividend payout	—	—
Expected option life (in years)	5.0	—
Expected forfeiture rate	0%	—

Fair value per share of options granted	$0.30	$—

The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company has no historical experience with which to establish a basis for determining an expected life of these awards. Therefore, the Company only gave consideration to the contractual terms and did not consider the vesting schedules, exercise patterns and pre-vesting and post-vesting forfeitures significant to the expected life of the option award.

The Company based the risk-free interest rate used in the Black-Scholes option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero in the Black-Scholes option valuation model.

Total stock-based compensation expense in connection with options granted to employees recognized in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2010 was $410,779 and $1,728,544, and for the three and nine months ended September 30, 2009 was $0, respectively, net of tax effect. Additionally, the aggregate intrinsic value of options outstanding and unvested as of September 30, 2010 is $0.

Warrants

The following table summarizes the changes in the warrants outstanding at September 30, 2010, and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were issued in lieu of cash compensation for services performed or financing expenses and in connection with the Series A Preferred Stock private placement.

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$0.65	1,120,000	$.65	3.28	1,120,000	$.65
2.50	2,952,500	2.50	4.41	2,952,500	2.50

	4,072,500		3.99	4,072,500

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

A summary of the Company’s stock awards for warrants as of December 31, 2009 and changes for the nine months ended September 30, 2010 is presented below:

	Options and Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2009	1,110,000	$0.65
Granted	3,262,500	2.50
Exercised	—	—
Expired/Cancelled	(300,000)	0.65
Outstanding, September 30, 2010	4,072,500	1.99

Exercisable, September 30, 2010	4,072,500	1.99

The Company issued 2,837,500 warrants to holders of Series A Preferred Stock (The “Series A Warrant”) and 400,000 compensatory warrants to non-employees during the nine months ended September 30, 2010. Each Series A Warrant entitles the holder thereof to purchase one share of our common stock, has a term of five years from the date of issuance and an exercise price of $2.50. The Series A warrants shall become exercisable on a cashless exercise basis if the underlying shares have not been fully registered within twelve months of the closing of the February 2010 private placement. Under FASB Statement 123R, the Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants, respectively; dividend yield of zero percent for all periods; expected volatility is 45%; risk-free interest rate of .41%; expected lives ranging from three years to five years.

Total non-employee stock-based compensation expense in connection with warrants recognized in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2010 was $0 and $1,496,023 and for the three and nine months ended September 30, 2009 was $0, respectively, net of tax effect.

9. RELATED PARTY TRANSACTIONS

The Company has a note payable outstanding of $16,255 due to TW Development, LLC, a company wholly owned by Todd Hays, our chief executive officer. The note bears interest at 6.00% and is due no later than December 31, 2010. For information regarding the note payable, see “Note Payable—Related Party” in Note 5 of the Notes to Unaudited Condensed Consolidated Financial Statements contained herein.

On February 25, 2010, Mr. Hays participated in the February 2010 private placement purchasing 50,000 shares of Series A Preferred stock (convertible into 50,000 shares of our common stock) and warrants to purchase 50,000 shares of our common stock, for an aggregate purchase price of $100,000.

In connection with the February 2010 private placement, on April 20, 2010, the Company entered into an Executive Officer Reimbursement Agreement with Todd Hays, the Company’s President and Chief Executive Officer, pursuant to which Mr. Hays agreed to convert a portion of outstanding indebtedness of the Company owed to him into Series A Preferred Stock and warrants pursuant to the Purchase Agreement. Mr. Hays converted $25,000 of outstanding indebtedness into 12,500 shares of Series A Preferred Stock and warrants to purchase 12,500 shares of our common stock.

From time to time, the Company may receive advances from certain of its officers to meet short term working capital needs. These advances may not have formal repayment terms or arrangements.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

10. BUSINESS CONCENTRATION

Revenue from two (2) major customers accounted for a combined $21,475,506 and $23,119,347 of revenue for the nine months ended September, 2010 and 2009, respectively. These amounts represent 79% and 83% of the Company’s revenue for the nine months ended September 30, 2010 and 2009, respectively. As of September 30, 2010 and 2009, these customers accounted for 67% and 75% of accounts receivable, respectively.

Purchases from four (4) major suppliers approximated $13,772,940 of purchases, and three (3) major suppliers approximated $9,727,289 of purchases, for the nine months ended September 30, 2010 and 2009, respectively. These amounts represent 53% and 50% of the Company’s supplies for the nine months ended September 30, 2010 and 2009, respectively. As of September 30, 2010 and 2009, these suppliers accounted for 21% and 46% of accounts payable, respectively.

11. COMMITMENTS

Office Lease Obligations

The Company has entered into an operating lease agreement for its warehouse and corporate offices located in Hunt Valley, MD. The current lease term expiration date is January 31, 2012. On October 14, 2010, the Company entered into an extension of the operating lease agreement including an additional 10,800 square feet through January 31, 2018.

Future minimum payments required under operating leases at September 30, 2010 are as follows:

Year Ending December 31:
2010 (remainder of the year)	$48,345
2011	221,670
2012	228,470
2013	234,969
2014 and thereafter	1,036,189

$1,769,643

Rent expense plus common area maintenance and related facilities fees for the nine months ended September, 2010 and 2009 totaled $172,491 and $209,582, respectively.

In conjunction with the discontinued operations (see “Discontinued Operations” in Footnote 1), the Company has certain operating lease obligations for abandoned retail locations. These obligations were terminated with the landlord in exchange for a termination fee of $35,524 in July 2010.

Employment and Consulting Agreements

The Company has employment agreements with certain of its key employees which include non-disclosure and confidentiality provisions for the protection of the Company’s proprietary information.

We entered into employment agreements with Todd Hays and Rodney Hillman effective at the closing of the Transaction and our February 2010 private placement. In addition, we entered into an employment agreement with Richard Leimbach in September 2010 as our Chief Financial Officer. The employment agreements require each of the executives to devote all of their time and attention during normal business hours to our business as

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

our Chief Executive Officer and President, our Chief Operating Officer, and our Chief Financial Officer, respectively. The employment agreements provide that each executive will receive an annual base salary of $175,000, $125,000 and $150,000 per year, respectively, with the annual base salary increasing by 5% on each anniversary date of the employment agreement. In addition, each executive is entitled to (a) receive a cash bonus in an amount determined by the Compensation Committee if we meet or exceed certain mutually agreed upon performance goals and (b) participate in our stock option plan.

12. SUBSEQUENT EVENTS

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements and the following items are noted.

Series A Preferred Stock

In October 2010, certain holders of Series A Preferred Stock elected to convert 162,500 of Series A Preferred Stock into 162,500 into our common stock.

On October 22, 2010, the holders of our Series A Preferred Stock and Series A Warrants issued in our February 2010 private placement agreed to waive any liquidated damages payable as a result of the failure to have a registration statement declared effective by October 23, 2010 until November 23, 2010.

Office Lease Extension

The Company has entered into an operating lease agreement for its warehouse and corporate offices located in Hunt Valley, MD. The current lease term expiration date is January 31, 2012. On October 14, 2010, the Company entered into an extension of the operating lease agreement including an additional 10,800 square feet through January 31, 2018. (see “Commitments” in Footnote 11),

Reverse stock split

The Company intends to effect a reverse stock split of 1-for-2 in connection with the proposed offering. The reverse stock split will be effected prior to or upon the effectiveness of the registration statement (“Registration Statement”) on Form S-1 filed by the Company with the United States Securities and Exchange Commission in connection with the public offering of its equity securities. No fractional common shares will be issued in connection with the stock split, and all such fractional interests will be rounded up to the nearest whole number of common shares. Issued and outstanding shares of series A convertible preferred stock, stock options and warrants will be split on the same basis and exercise prices will be adjusted accordingly.

GAME TRADING TECHNOLOGIES, INC.

and Its Wholly Owned Subsidiary

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

September 30, 2010

Certain information provided in the Registration Statement with regards to the Company’s securities reflects an assumed 1-for-2 reverse stock split. As such, for purposes of consistency and cross-reference between the applicable disclosure in the Registration Statement and the information set forth in these interim unaudited consolidated financial statements, the Company has reproduced below under the applicable sub-headings on as as-split basis assuming a 1-for-2 reverse stock split all Company financial data and disclosure in these interim unaudited consolidated financial statements that will be affected by the reverse stock split.

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) per share:
Income (loss) per share from continuing operations—basic	$0.05	$0.02	$(0.63)	$0.48

Income (loss) per share from discontinued operations—basic	$0.00	$(0.01)	$0.00	$(0.03)

Net income (loss) per share—basic	$0.05	$0.01	$(0.63)	$0.45

Income (loss) per share from continuing operations—diluted	$0.03	$0.02	$(0.63)	$0.48

Income (loss) per share from discontinued operations—diluted	$0.00	$(0.00)	$0.00	$(0.03)

Net income (loss) per share—diluted	$0.03	$0.02	$(0.63)	$0.45

Weighted Average Common Shares Outstanding—basic	4,145,000	3,545,000	4,021,923	3,545,000
Weighted Average Common Shares Outstanding—diluted	6,885,049	3,545,000	4,021,923	3,545,000

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2010

Preliminary Prospectus

3,770,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,770,000 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by the selling stockholders consist of (i) 1,337,500 shares of our common stock issuable upon conversion of outstanding shares of our Series A convertible preferred stock, (ii) 1,923,750 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 508,750 shares of our common stock.

It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 67). We will not receive any proceeds from the sales of common stock offered by the selling stockholders. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus. We may receive proceeds from any exercise of outstanding warrants. The selling stockholders who acquired our securities in our February 2010 private placement may exercise their warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on or after February 25, 2011. In the event the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of such warrants.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board, commonly known as the OTCBB, under the symbol “GMTD.OB.” On October 28, 2010, the last sale price of our common stock on the OTCBB was $3.85 per share. We expect to effect a 1-for-2 reverse stock split of our outstanding shares of common stock prior to or upon the effective date of the registration statement of which this prospectus forms a part. However, following the reverse stock split, our common stock may not trade at a price consistent with such reverse split ratio.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

On                     , 2010, a registration statement under the Securities Act of 1933, as amended, with respect to a public offering by us underwritten by             of             shares of common stock, was declared effective by the Securities and Exchange Commission. We will receive approximately $            of net proceeds from the offering (assuming no exercise of the underwriters’ over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the public offering.

The date of this prospectus is                     , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Offering

Common stock offered by the selling stockholders:	3,770,000 shares (1)

Common stock outstanding:	7,563,750 (2)

Use of proceeds:	We will not receive any proceeds from the sales of common stock offered by the selling stockholders. We may receive proceeds from any exercise of outstanding warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $7.72 million. The selling stockholders who acquired our securities in our February 2010 private placement may exercise their warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on or after February 25, 2011. In the event the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds.

Risk factors:	An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	GTMD.OB

(1)	Represents (i) 1,337,500 shares of our common stock issuable upon conversion of outstanding shares of our Series A convertible preferred stock, (ii) 1,923,750 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 508,750 shares of our common stock.
(2)	Represents the number of shares of our common stock outstanding as of October 28, 2010, including 1,337,500 shares of our common stock issuable upon automatic conversion of our outstanding shares of series A convertible preferred stock upon completion of the public offering, 81,250 shares of our common stock issued upon conversion of certain shares of our common stock after September 30, 2010, and 2,000,000 shares of common stock issuable upon completion of the public offering, but excludes:

•	Any shares of common stock that may be issuable in respect of any accrued but unpaid dividends upon the automatic conversion of our series A convertible preferred stock;

•

1,418,750 shares of our common stock underlying outstanding warrants issued to the investors in our February 2010 private placement, which shares are being registered for resale under the Selling Securityholder Prospectus;

•

505,000 shares of our common stock underlying other outstanding warrants at an exercise price between $1.30 and $5.00 per share that are being registered for resale under the Selling Securityholder Prospectus;

•

75,000 shares of our common stock underlying outstanding warrants at an exercise price between $1.30 and $5.00 per share that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus; and

•	717,000 shares of our common stock underlying outstanding options that are not being registered for resale under the Prospectus or the Selling Securityholder Prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sales of common stock offered by the selling stockholders. We may receive proceeds from any exercise of outstanding warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $7.72 million. The holders of the warrants are not obligated to exercise the warrants and we can provide no assurance that the holders of the warrants will choose to exercise all or any of the warrants. The selling stockholders who acquired our securities in our February 2010 private placement may exercise their warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on or after February 25, 2011. In the event the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds.

We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company and, to the extent any of our series A convertible preferred stock remains outstanding following this offering, their consent would be required for the payment of any such dividends on our common stock. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A convertible preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Convertible Preferred Stock

Our series A convertible preferred stock is convertible, at the option of the holder, at any time into shares of our common stock at a conversion price equal to $4.00 per share, subject to adjustment under certain circumstances, or into an aggregate of 1,337,500 shares of our common stock with respect to all shares of series A convertible preferred stock outstanding as of the date of this prospectus (and excluding any shares of common stock issuable in respect of accrued but unpaid dividends on our series A convertible preferred stock). The series A convertible preferred stock pays dividends of 5% per year, payable quarterly in arrears, at our option in cash or in additional shares of series A convertible preferred stock or, if the shares underlying the series A convertible preferred stock are registered, common stock. If, at any time after the effectiveness of our registration statement covering such underlying shares, our common stock closes in excess of two times the initial preferred stock conversion price for any 20 out of 30 trading days, then the dividend will be reduced to zero. The series A convertible preferred stock does not have any voting rights, except as required by law.

The series A convertible preferred stock will automatically convert into shares of our common stock in the event we complete a registered underwritten secondary public offering of at least $10,000,000 in gross proceeds to us at a price per share equal to two times the then preferred stock conversion price, subject to the underlying shares of common stock being fully registered with the SEC and the satisfaction of certain customary equity conditions (a “qualified offering”).

The series A convertible preferred stock ranks senior to any future series of preferred stock and our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share, and is entitled to receive upon liquidation, in preference to the holders of our common stock and the holders of any shares of any other class of preferred stock, an amount equal to 120% of such stated value, plus any accrued but unpaid dividends.

The conversion price of our series A convertible preferred stock is subject to “full ratchet” anti-dilution adjustment for subsequent lower price issuances by us for a period of 36 months from the closing date of our February 2010 private placement, as well as customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. From and after 36 months from such closing date, the conversion price is subject to broad-based weighted average anti-dilution adjustment. The conversion price of our series A convertible preferred stock may not be reduced below $1.00 as a result of any “full ratchet” or weighted average anti-dilution adjustments.

Warrants

The warrants included in the Units issued in connection with our February 2010 private placement are exercisable for a period of five years from the date of issuance at an initial exercise price of $5.00 per share, subject to adjustment under certain circumstances. If the shares of common stock underlying such warrants are not fully registered with the SEC within 12 months after the closing date of our February 2010 private placement, the holders may exercise the warrants on a cashless basis. In the event the holders exercise the warrant on a cashless basis, then we will not receive any proceeds.

The warrant exercise price is subject to “full ratchet” anti-dilution adjustment for subsequent lower price issuances by us for a period of 36 months from the closing date of our February 2010 private placement, as well as customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. From and after 36 months from such closing date, the conversion price is subject to broad-based weighted average anti-dilution adjustment. The exercise price of the warrants issued in connection with the February 2010 private placement may not be reduced below $1.00 as a result of any “full ratchet” or weighted average anti-dilution adjustments.

In connection with the Exchange Agreement, we assumed all outstanding warrants issued by Gamers to purchase an aggregate of 580,000 shares of common stock. These warrants are exercisable for a period of five years from the date of issuance at a price of $1.30 per share for 560,000 shares of common stock and $5.00 per share for 20,000 shares of common stock. The holders of these warrants have piggyback registration rights.

Indebtedness

On May 5, 2010, Gamers entered into a Loan Agreement, or the Loan Agreement, with the Bank. The Loan Agreement provides for a revolving line of credit to Gamers, or the Borrower, equal to the lesser of (i) $2,500,000 or the sum of (a) 75% of the balance due on Acceptable Receivables (as defined in the Loan Agreement) and (b) the lesser of $1,000,000 or 20% of the value of Acceptable Inventory (as defined in the Loan Agreement).

The Borrower has the right to prepay loans under the Loan Agreement in whole or in part at any time. All amounts borrowed under the Loan Agreement must be repaid on or before May 27, 2011. Loans under the Loan Agreement bear interest at a rate equal to the British Bankers Association London interbank offered rate plus 2.50% per annum. Ongoing extensions of credit under the Loan Agreement are subject to customary conditions, including sufficient availability under the borrowing base. The Loan Agreement also contains covenants that require the Borrower to maintain certain ratios relating to funded debt and basic fixed charge coverage. In addition, the Loan Agreement contains customary negative covenants applicable to the Borrower, including negative covenants that restrict the ability of the Borrower to, among other things, without the Bank’s consent, (i) incur additional indebtedness, (ii) allow certain liens to attach to the Borrower’s assets, (iii) make any new investment, loan, advance or other extensions of credit, (iv) make any substantial change in the present executive or management personnel of the Borrower and (v) cause, permit or suffer any change in capital ownership of the Borrower in excess of 25%. The Loan Agreement also includes other covenants, representations, warranties, indemnities and events of default, that are customary for facilities of this type.

Initial borrowings under the Loan Agreement are subject to, among other things, the substantially concurrent repayment by the Borrower of all amounts due and owing under the Columbia Bank Loan and the termination of any borrowings thereunder. All amounts owed under the Columbia Bank Loan were satisfied and terminated by Borrower on May 6, 2010.

In connection with the Loan Agreement, as security for any obligation of the Borrower to the Bank under the Loan Agreement, the Borrower and the Bank entered into a security agreement, dated May 5, 2010, pursuant to which the Borrower granted the Bank a first priority security interest in substantially all of the assets of Borrower.

We unconditionally guaranteed any and all obligations of the Borrower to the Bank under the Loan Agreement pursuant to the terms of that certain continuing and unconditional guaranty, dated May 5, 2010.

Transfer Agent

Our transfer agent is Island Stock Transfer, 100 2nd Avenue South, Suite 705S, St. Petersburg, FL 33701.

Holders

As of October 28, 2010, an aggregate of 4,226,250 shares of our common stock were issued and outstanding and were owned by approximately 37 stockholders of record, based on information provided by our transfer agent.

Securities issued to the Selling Stockholders

On February 25, 2010, we entered into the Exchange Agreement with Gamers and, for certain limited purposes, its stockholders. Pursuant to the Exchange Agreement, we acquired all of the issued and outstanding securities of Gamers in exchange for the issuance by us of 3,545,000 shares of our common stock and warrants to purchase 580,000 shares of our common stock. In connection with the Exchange Agreement, we repurchased 17,372,535 shares of our common stock owned by our former controlling stockholder for aggregate consideration of $100 and then cancelled those shares at the closing of the Exchange Agreement.

In connection with the Exchange Agreement, we completed the closing of our February 2010 private placement of $3,900,000 of Units to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act, pursuant to the terms of the Securities Purchase Agreement. Each Unit consisted of one share of our series A convertible preferred stock and a warrant to purchase one share of our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share and is initially convertible at any time into shares of our common stock at a conversion price equal to $4.00 per share or an aggregate of 975,000 shares of common stock with respect to all shares of series A convertible preferred stock issued at the closing of our February 2010 private placement, subject to adjustment under certain circumstances. Each warrant entitles the holder to purchase one share of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the series A convertible preferred stock) at an exercise price of $5.00 per share through February 25, 2015.

At the closing of our February 2010 private placement, buyers that purchased shares of our series A convertible preferred stock with a stated value of at least $150,000 received a Unit Purchase Option to purchase, on the same terms as those Units sold at the closing of our February 2010 private placement, additional Units equal to 50% of the Units they purchased at the closing of our February 2010 private placement. The shares of common stock underlying the securities issuable upon exercise of a Unit Purchase Option are entitled to the same registration rights as those securities underlying the Units issued at the closing of our February 2010 private placement.

We received gross proceeds from our February 2010 private placement of $3,900,000.

Meyers Associates, L.P., a FINRA registered broker-dealer, was engaged as placement agent in connection with our February 2010 private placement. We paid the placement agent a cash fee in the amount of $80,500 and issued them warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share.

In accordance with the terms of our February 2010 private placement, certain stockholders of Gamers, including Todd Hays, our Chief Executive Officer and President, and Rodney Hillman, our Chief Operating Officer (collectively, the “Management Stockholders”), deposited an aggregate of 370,000 shares issuable to them from the Transaction into a performance milestone escrow account. Based on our attaining one of several delineated levels of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, less certain non-cash charges) for the 12 months ending March 31, 2011 and 2012, the escrowed shares will be returned to the Management Stockholders, released pro rata to the investors in the private placement or transferred among the parties based on specified allocations.

In connection with our February 2010 private placement, former Gamers stockholders who now hold in the aggregate 3,545,000 shares of our common stock, entered into lock-up agreements with us. The lock-up agreements provide that their shares may not be, directly or indirectly, publicly sold, subject to a contract for sale or otherwise transferred for a period ending on the earlier to occur of (a) 12 months after the effective date of the registration statement to be filed in connection with our February 2010 private placement, or (b) 24 months after the closing of our February 2010 private placement. For the 18 months following the applicable initial lock-up period, each stockholder may sell its securities at a rate of 5.56% (or 1/18th) of their initial holdings per month, but only at a price of greater than $6.00 per share. Furthermore, beginning on the 18-month anniversary of the closing of our February 2010 private placement, each stockholder may sell its shares of common stock, without regard to the number of such shares, at a price of greater than $8.00 per share if the trailing 30-day average daily trading volume for our common stock is greater than 50,000 shares. The lock-up agreements terminate on the earlier of (i) the date that is 42 months following the closing of our February 2010 private placement, or (ii) 120 days following the last date in which all of the all shares of series A convertible preferred stock held by our lead investor in our February 2010 private placement have been converted into common stock.

On April 20, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 412,500 Units resulting in aggregate gross proceeds to us of $1,650,000, including Todd Hays, our Chief Executive Officer and President, who exercised a Unit Purchase Option to purchase 6,250 Units resulting in aggregate gross proceeds to us of $25,000.

On April 26, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 31,250 Units resulting in aggregate gross proceeds to us of $125,000.

On January 27, 2009, Gamers entered into an agreement with DK Trading Partners, LLC, or DK Trading, pursuant to which DK Trading engaged Gamers to assist it in the procurement, purchase and subsequent sale of pre-owned video games to third parties. The agreement expired on May 26, 2009. In connection with the agreement, Gamers issued DK Trading a warrant to purchase an aggregate of 405,000 shares of Gamers’ common stock. These warrants were exercisable for a period of five years from the date of issuance at a price of $2.50 per share. On January 27, 2010, Gamers and DK trading entered into an agreement pursuant to which DK Trading engaged Gamers to assist it in the procurement, purchase and subsequent sale of up to $1,000,000 of pre-owned video games to third parties. The agreement expired on April 27, 2010. In connection with the agreement, Gamers agreed to reduce the exercise price of the warrants previously issued to DK Trading from $2.50 to $1.30. In connection with the Exchange Agreement, we assumed the warrants issued by Gamers to DK Trading. On February 25, 2010, DK Trading assigned its warrants to its members in the following manner (i) a warrant to purchase 354,375 shares of common stock was issued to Michael Zimmerman and (ii) a warrant to purchase 50,625 shares of common stock was issued to Gregg Smith.

On October 6, 2008, Evolution Corporate Advisors LLC entered into a consulting agreement with Gamers pursuant to which Gamers engaged Evolution Corporate Advisors LLC to provided certain corporate development, strategic advisory and other services to Gamers in exchange for 300,000 shares of Gamers common stock. In connection with the Exchange Agreement, these shares were exchanged for 300,000 shares of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale by the selling stockholders of up to 3,770,000 shares of our common stock, all of which are being registered for sale for the accounts of the selling stockholders and include (i) 1,337,500 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock, (ii) 1,923,750 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 508,750 shares of common stock.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Each of Evolution Corporate Advisors LLC, Gregg Smith and Michael Zimmerman have entered into a lock-up agreement with us which provides that their shares of common stock or rights to acquire shares of common stock may not be, directly or indirectly, publicly sold, subject to a contract for sale or otherwise transferred for a period ending on the earlier to occur of (a) 12 months after the effective date of the registration statement to be filed in connection with our February 2010 private placement, or (b) 24 months after the closing of our February 2010 private placement. For the 18 months following the applicable initial lock-up period, each stockholder may sell its securities at a rate of 5.56% (or 1/18th) of their initial holdings per month, but only at a price of greater than $6.00 per share. Furthermore, beginning on the 18-month anniversary of the closing of our February 2010 private placement, each stockholder may sell its shares of common stock, without regard to the number of such shares, at a price of greater than $8.00 per share if the trailing 30-day average daily trading volume for our common stock is greater than 50,000 shares. The lock-up agreements terminate on the earlier of (i) the date that is 42 months following the closing of our February 2010 private placement, or (ii) 120 days following the last date in which all of the all shares of series A convertible preferred stock held by our lead investor of our February 2010 private placement have been converted into shares of our common stock.

In connection with the proposed public offering of our equity securities, certain of the selling stockholders have agreed to enter into a lock-up agreement with the underwriters pursuant to which they have agreed, subject to certain limited exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners and Janney Montgomery Scott, for a period of 180 days, subject to an 18 day extension under certain circumstances, from the date of the effectiveness of the prospectus for the public offering.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, except for Todd Hays, our Chief Executive Officer and President. Except for Meyers Associates, L.P., no selling security holder is a FINRA registered broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion of the Preferred Stock and/or exercise of warrants (2) (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (2)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1) (2)	Percentage of Common Stock Before Offering (1) (2)	Beneficial Ownership After the Offering (1) (2) (4)	Percentage of Common Stock Owned After Offering (1) (2) (4)
Vision Opportunity Master Fund, LTD. (5)	1,665,962	28.89%	1,665,962	445,000	9.99%	377,000	9.99%
Clinton Magnolia Masterfund, LTD. (6)	692,308	14.07%	692,308	469,500	9.99%	222,808	4.53%
Clinton Special Opportunities Masterfund, LTD. (7)	76,923	1.78%	76,923	76,923	1.78%	0	0
Seremma, LLC (8)	76,923	1.78%	76,923	76,923	1.78%	0	0
Kingsbrook Opportunities Master Fund LP (9)	115,384	2.66%	115,384	115,384	2.66%	0	0
Todd Hays (10)	2,262,500	52.75%	62,500	2,200,000	52.06%	2,200,000	52.06%
Bruce Meyers (11)	75,000	1.78%	75,000	75,000	1.74%	0	0
Jeffrey A. Grossman (12)	12,500	*	12,500	12,500	*	0	0
Matthew M. Hayden (13)	75,000	1.74%	75,000	75,000	1.74%	0	0
Meir Duke (14)	50,000	1.17%	50,000	50,000	1.17%	0	0
Meridian Venture Group LLC (15)	37,500	*	37,500	37,500	*	0	0
Robert Seguso (16)	25,000	*	25,000	25,000	*	0	0
Michael Zimmerman (17)	354,375	7.74%	354,375	222,000	4.99%	132,375	2.95%
Evolution Corporate Advisors LLC (18)	300,000	7.10%	300,000	300,000	7.10%	0	0
Gregg Smith (19)	138,125	3.16%	138,125	138,125	3.16%	0	0
Meyers Associates, L.P. (20)	12,500	*	12,500	12,500	*	0	0

*	Less than 1%
(1)	These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can beneficially own at one time (and therefore, offer for resale at any one time) due to their 4.99% or 9.99% beneficial ownership limitation, as applicable, assuming the series A convertible preferred stock is not automatically converted into common stock in connection with the Company’s public offering.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the series A convertible preferred stock and exercise of the warrants is subject to adjustment, and could be materially less or more than the number estimated in the table. As of October 28, 2010, there were 4,226,250 shares of our common stock issued and outstanding.
(3)	Each selling stockholder has agreed not to convert the shares of series A convertible preferred stock held by it or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by such selling stockholder and its affiliates after such conversion or exercise exceeds 9.99% of the then issued and outstanding shares of our common stock. Furthermore, Michael Zimmerman may not exercise his warrants and receive shares of our common stock such that the number of shares of common stock held by him and his affiliates in the aggregate after such exercise exceeds 4.99% of the then issued and outstanding shares of our common stock. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the series A convertible preferred stock and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(4)	Assumes that all securities registered will be sold.
(5)	Includes (i) 769,231 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock, (ii) 769,231 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 127,500 shares of our common stock. Vision Opportunity Master Fund, Ltd. (the “Fund”) and its affiliates are subject to a 9.99% beneficial ownership limitation. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to the Fund, the direct owner of the subject securities. Adam Benowitz is the Managing Member of the Investment Manager and a Director of the Fund, and holds voting and dispositive power over the shares. Adam Benowitz and the Investment Manager disclaim their beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this prospectus shall not be deemed an admission that such person is the beneficial owner of the shares for purposes of Section 16 of the Securities Exchange Act of 1934, or for any other purpose.
(6)	Includes (i) 346,154 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 346,154 shares of our common stock issuable upon exercise of outstanding warrants. By virtue of an investment management agreement with Clinton Magnolia Master Fund, Ltd., Clinton Group, Inc. (“CGI”) has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares beneficially owned by Clinton Magnolia Masterfund, Ltd. By virtue of his direct and indirect control of CGI, George Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which CGI has voting power or dispositive power.
(7)

Includes (i) 38,462 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 38,462 shares of our common stock issuable upon exercise of outstanding warrants. By virtue of an investment management agreement with Clinton Special Opportunities Masterfund, Ltd, Clinton Group, Inc. (“CGI”) has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares beneficially owned by and Clinton Special Opportunities Masterfund, Ltd. By virtue of his direct and indirect control of CGI, George Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which CGI has voting power or dispositive power.

(8)	Includes (i) 38,462 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 38,462 shares of our common stock issuable upon exercise of outstanding warrants. Gregory P. Taxin has sole voting and dispositive power over the shares held by Seremma, LLC.
(9)	Includes (i) 57,692 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 57,692 shares of our common stock issuable upon exercise of outstanding warrants. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(10)	Includes (i) 31,250 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 31,250 shares of our common stock issuable upon exercise of outstanding warrants. Does not include (i) 2,200,000 shares of our common stock and (ii) an option to purchase 162,500 shares of our common stock.
(11)	Includes (i) 37,500 shares of our common stock and (ii) 37,500 shares of our common stock issuable upon exercise of outstanding warrants. The securities purchased by Mr. Meyers were purchased by him individually as an individual investor in the February 2010 private placement.
(12)	Includes (i) 6,250 shares of our common stock and (ii) 6,250 shares of our common stock issuable upon exercise of outstanding warrants.
(13)	Includes (i) 37,500 shares of our common stock and (ii) 37,500 shares of our common stock issuable upon exercise of outstanding warrants.
(14)	Includes (i) 25,000 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 25,000 shares of our common stock issuable upon exercise of outstanding warrants.
(15)	Includes (i) 37,500 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 37,500 shares of our common stock issuable upon exercise of outstanding warrants. Shahid Khan has sole voting and dispositive power over the shares held by Meridian Venture Group LLC.
(16)	Includes (i) 12,500 shares of our common stock issuable upon conversion of outstanding shares of our series A convertible preferred stock and (ii) 12,500 shares of our common stock issuable upon exercise of outstanding warrants.
(17)	Includes 354,375 shares of our common stock issuable upon exercise of outstanding warrants.
(18)	Includes 300,000 shares of our common stock. Gregg Smith has sole voting and dispositive power over the shares held by Evolution Corporate Advisors LLC.
(19)	Includes (i) warrants to purchase an aggregate of 93,125 shares of common stock held by Gregg Smith and (ii) a warrant to purchase 45,000 shares of common stock held in the name of Equity Trust Company, d.b.a Sterling Trust, Custodian FBO, Gregg Smith.
(20)	Includes 12,500 shares of our common stock issuable upon exercise of outstanding warrants. Bruce Meyers has sole voting and dispositive power over the shares held by Meyers Associates, L.P.

PLAN OF DISTRIBUTION

We are registering up to 3,770,000 shares of common stock in order to permit the resale of these shares of common stock by our selling stockholders from time to time after the date of this prospectus, which shares include (i) 1,337,500 shares of our common stock issuable upon conversion of outstanding shares of our Series A convertible preferred stock held by the selling stockholders, (ii) 1,923,750 shares of our common stock issuable upon exercise of outstanding warrants held by the selling stockholders and (iii) 508,750 shares of common stock held by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	including ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	including purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	including an exchange distribution in accordance with the rules of the applicable exchange;

•	including privately negotiated transactions;

•

including short sales made after the date the registration statement is declared effective by the SEC, subject to any applicable limitations on short sales contained in any agreement between a selling stockholder and us;

•	including sales pursuant to Rule 144;

•	and broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	including a combination of any of the foregoing methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of series A convertible preferred stock, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement entered into with the selling stockholders, estimated to be $100,000 in total, including, without limitation, U.S. Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement entered into with the selling stockholders and, to the extent indemnification is not available, the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement and, to the extent indemnification is not available, we may be entitled to contribution. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

3,770,000 Shares

Common Stock

PROSPECTUS

                    , 2010

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

2,000,000 Shares

Common Stock

PROSPECTUS

Roth Capital Partners	Janney Montgomery Scott

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Total expenses for this offering are estimated to be $465,000, including:

SEC registration fees	$3,546.67
FINRA filing fees	5,484.00
Printing expenses	50,000.00
Legal fees	225,000.00
Accounting fees	20,000.00
Roadshow costs and expenses, including travel and out-of-pocket expenses	10,000.00
Reimbursable expenses of the underwriters, including:
legal fees to underwriters’ counsel and all out-of-pocket expenses	150,000.00
Miscellaneous	969.33
Total	$465,000.00

All amounts are estimated except for the fees relating to SEC registration and FINRA filing.

Item 14. Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware Law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

We have entered into separate, but substantively identical, indemnification agreements with each of our directors and named executive officers. The indemnification agreements allow us to indemnify each of them to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted of our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

On September 27, 2010, in connection with his appointment as Chief Financial Officer, Richard J. Leimbach received an option to purchase 112,500 shares of our common stock at a price of $5.00 per share, the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on September 27, 2010. The options vest in three (3) equal installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of September 26, 2011 and September 26, 2012, respectively. These options were issued under the Company’s Amended and Restated 2009 Incentive Stock Plan.

On April 26, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 31,250 Units resulting in aggregate gross proceeds to us of $125,000.

On April 22, 2010, in connection with his appointment as a director, Eric Salzman received an option to purchase 30,000 shares of our common stock at an exercise price of $9.50 per share. The options vest in three

(3) equal installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of April 22, 2011 and April 22, 2012, respectively. These options were issued under the Company’s Amended and Restated 2009 Incentive Stock Plan.

On April 20, 2010, certain holders of Unit Purchase Options exercised Unit Purchase Options to purchase 412,500 Units resulting in aggregate gross proceeds to us of $1,650,000, including Todd Hays, our chief executive officer and president, who exercised a Unit Purchase Option to purchase 6,250 Units resulting in aggregate gross proceeds to us of $25,000.

On March 9, 2010, in connection with his appointment as a director, Jack Koegel received an option to purchase 20,000 shares of our common stock at an exercise price of $5.00 per share and an option to purchase 50,000 shares of our common stock at an exercise price of $9.20 per share. The options vest in three (3) equal installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of March 9, 2011 and March 9, 2012, respectively. These options were issued under the Company’s Amended and Restated 2009 Incentive Stock Plan.

On February 25, 2010, we entered into the Exchange Agreement with Gamers and, for certain limited purposes, its stockholders. Pursuant to the Exchange Agreement, we acquired all of the issued and outstanding securities of Gamers in exchange for the issuance by us of 3,545,000 shares of our common stock and warrants to purchase 580,000 shares of our common stock. In connection with the Exchange Agreement, we repurchased 17,372,535 shares of our common stock owned by our former controlling stockholder for aggregate consideration of $100 and then cancelled those shares at the closing of the Exchange Agreement.

In connection with the Exchange Agreement, we completed the closing of our February 2010 private placement of $3,900,000 of Units to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act, pursuant to the terms of the Securities Purchase Agreement. Each Unit consisted of one share of one our series A convertible preferred stock and a warrant to purchase one share of our common stock. Each share of series A convertible preferred stock has a stated value equal to $4.00 per share and is initially convertible at any time into shares of our common stock at a conversion price equal to $4.00 per share or an aggregate of 975,000 shares of common stock with respect to all shares of series A convertible preferred stock issued at the closing of our February 2010 private placement, subject to adjustment under certain circumstances. Each warrant entitles the holder to purchase one share of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the series A convertible preferred stock) at an exercise price of $5.00 per share through February 25, 2015.

We received gross proceeds from our February 2010 private placement of $3,900,000.

Meyers Associates, L.P., a FINRA registered broker-dealer, was engaged as placement agent in connection with our February 2010 private placement. We paid the placement agent a cash fee in the amount of $80,500 and issued them warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share.

In accordance with the terms of our February 2010 private placement, certain stockholders of Gamers, including Todd Hays, our Chief Executive Officer and President, and Rodney Hillman, our Chief Operating Officer (collectively, the “Management Stockholders”), deposited an aggregate of 370,000 shares issuable to them from the Transaction into a performance milestone escrow account. Based on our attaining one of several delineated levels of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, less certain non-cash charges) for the 12 months ending March 31, 2011 and 2012, the escrowed shares will be returned to the Management Stockholders, released pro rata to the investors in the private placement or transferred among the parties based on specified allocations.

Approximately $702,000 of the net proceeds of our February 2010 private placement was used by us to repay outstanding indebtedness on behalf of Gamers, as follows:

•

$452,000 to Allegiance Capital Limited Partnership to prepay in full Gamers’ subordinated debenture issued in July 2006 to Allegiance Capital, which bore interest at 12%, would have matured on July 1, 2011, and required monthly principal and interest amortization; and

•

$250,000 to Vision Opportunity Master Fund, Ltd., to prepay in full Gamers’ senior secured promissory note, dated December 23, 2009, which bore interest at 8% per annum and would have matured on June 30, 2010.

Approximately $2,550,000 of the net proceeds of our February 2010 private placement will be used for working capital and general corporate purposes, including amounts required to pay officers’ salaries, ongoing public reporting costs, insurance, office-related expenses (including equipment and supplies), and other corporate expenses. An additional $300,000 of the net proceeds has been allocated to investor and media relations.

In connection with our February 2010 private placement, former Gamers stockholders who now hold in the aggregate 3,545,000 shares of our common stock, entered into lock-up agreements with us. The lock-up agreements provide that their shares may not be, directly or indirectly, publicly sold, subject to a contract for sale or otherwise transferred for a period ending on earlier to occur of (a) 12 months after the effective date of the registration statement to be filed in connection with our February 2010 private placement, or (b) 24 months after the closing of our February 2010 private placement. For the 18 months following the applicable initial lock-up period, each stockholder may sell its securities at a rate of 5.56% (or 1/18th) of their initial holdings per month, but only at a price of greater than $6.00 per share. Furthermore, beginning on the 18-month anniversary of the closing of our February 2010 private placement, each stockholder may sell its shares of common stock, without regard to the number of such shares, at a price of greater than $8.00 per share if the trailing 30-day average daily trading volume for our common stock is greater than 50,000 shares. The lock-up agreements terminate on the earlier of (i) date that is 42 months following the closing of our February 2010 private placement, or (ii) 120 days following the last date in which all of the all shares of series A convertible preferred stock held by our lead investor from our February 2010 private placement have been converted into shares of our common stock.

The shares of our common stock issued to former stockholders of Gamers’ common stock in connection with the Transaction, and the shares of our series A convertible preferred stock and warrants issued in our February 2010 private placement, were exempt from registration under Section 4(2) of the Securities Act as a sale by an issuer not involving a public offering or under Regulation D promulgated under the Securities Act of 1933, as amended. None of the common stock, series A convertible preferred stock, or warrants, or shares of our common stock underlying such preferred stock and warrants, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Following the closing of the Transaction and our February 2010 private placement, our board of directors approved the grant of stock options to certain of our executives and other employees to purchase an aggregate of 500,000 shares of our common stock. All securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On December 10, 2008, Vision Opportunity China LP privately sold 17,500,000 shares of our common stock, constituting 97.4% of our outstanding shares and all of the shares owned beneficially by it, to its affiliate, Vision Opportunity Master Fund, Ltd., a Cayman Islands company. Vision Opportunity Master Fund purchased the shares for the same amount as Vision Opportunity China LP paid when it purchased those shares in May 2008, plus related costs in acquiring and holding such investment.

On May 14, 2008, Jonathan White, our former President, Chief Executive Officer and Chief Financial Officer, privately sold 17,500,000 shares of our common stock, constituting 97.4% of our outstanding shares and all of the shares owned beneficially by him, to Vision Opportunity China LP, a Guernsey registered limited partnership. Vision Opportunity China LP purchased the shares for a total of approximately $345,000 in cash, inclusive of related acquisition costs.

On February 1, 2008, 94,500 shares of common stock of City Language Exchange, Inc. were offered and sold in a private placement to accredited investors at a price per share equal to $18,900 that closed on February 1, 2007. The total offering price for the shares was $0.10. The private placement was exempt from registration under Section 4(2) of the Securities Act. In the offering, no general solicitation was made by City Language Exchange, Inc. or any person acting on City Language Exchange Inc.’s behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1	Underwriting Agreement*

2.1	Securities Exchange Agreement, dated as of February 25, 2010, between City Language Exchange Incorporated, GTT Acquisition Corp. and Gamers Factory, Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

3.1	Certificate of Incorporation of City Language Exchange Incorporated. (Filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the SEC on March 22, 2007 and incorporated herein by reference)

3.2	Certificate of Amendment of Certificate of Incorporation of City Language Exchange Incorporated (changing name to Game Trading Technologies, Inc.). (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Game Trading Technologies, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

3.4	Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Game Trading Technologies, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference).

3.5	By-laws of Game Trading Technologies, Inc. (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

4.1	Form of Warrant to Purchase Common Stock issued by Game Trading Technologies, Inc. to investors in our February 2010 private placement. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference).

4.2	Form of Unit Purchase Option issued by Game Trading Technologies, Inc. to investors in our February 2010 private placement (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

Exhibit Number	Description

4.3	$1,800,000 Second Amended and Restated Promissory Note from Gamers Factory, Inc. to the Order of Columbia Bank, dated December 29, 2009 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Form of Securities Purchase Agreement by and among Game Trading Technologies, Inc. and the investors in our February 2010 private placement. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

10.2	Performance Milestone Shares Escrow Agreement, dated February 25, 2010, among Game Trading Technologies, Inc. (formerly City Language Exchange, Incorporated), Vision Capital Advisors, LLC on behalf of the Buyers identified in the Securities Purchase Agreement, Greenberg Traurig, LLP, as escrow agent and Todd Hays, Rodney Hillman, John Hays, Jr., Thomas Hays and Evolution Advisors, LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.3	Form of Registration Rights Agreement by and among Game Trading Technologies, Inc. and the investors in our February 2010 private placement (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.4	Employment Agreement, dated as of February 25, 2010, between Todd Hays and Game Trading Technologies, Inc. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.5	Employment Agreement, dated as of February 25, 2010, between Rodney Hillman and Game Trading Technologies, Inc. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.6	Second Amended and Restated Loan Agreement, dated December 29, 2010 by and among Gamers Factory, Inc., Todd S. Hays, Whitney A. Hays and The Columbia Bank (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.7	Agreement, dated May 24, 2009, by and between an affiliate of Gamestop, Inc. and Gamers Factory, Inc. (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference). †

10.8	Form of Loan Agreement, dated as of May 5, 2010, by and among the Gamers Factory, Inc. and Bank of America, N.A. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.9	Form of Security Agreement, dated as of May 5, 2010, by and among the Gamers Factory, Inc. and Bank of America, N.A. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.10	Form of Continuing and Unconditional Guaranty, dated as of May 5, 2010, by Game Trading Technologies, Inc. (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.11	Amendment to the Letter Agreement, dated April 24, 2009 by and between SOCOM LLC and Game Trading Technologies, Inc. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference).†

Exhibit Number	Description

10.12	Employment Agreement, dated September 27, 2010 between Richard Leimbach and Game Trading Technologies, Inc. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference)

14	Code of Ethics (herein incorporated by reference from Exhibit 14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008).

16.1	Letter from Malone & Bailey, PC., dated March 2, 2010 (filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

23.2	Consent of Lake & Associates CPA, LLC*

*	Filed herewith
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hunt Valley, Maryland, on this 29th day of October, 2010.

GAME TRADING TECHNOLOGIES, INC.

By:	/S/ TODD HAYS
Name:	Todd Hays
Title:	Chief Executive Officer (Principal Executive Officer), President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ TODD HAYS Todd Hays	Chief Executive Officer, President and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	October 29, 2010

/S/ RICHARD LEIMBACH Richard Leimbach	Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2010

/S/ RODNEY HILLMAN Rodney Hillman	Chief Operating Officer and Director	October 29, 2010

* Jack Koegel	Director	October 29, 2010

/S/ DAVID COX David Cox	Director	October 29, 2010

* Eric Salzman	Director	October 29, 2010

* By /s/ Todd Hays, authorized under a Power of Attorney filed with Form S-1 (File No. 333-167601), filed with the Securities and Exchange Commission on June 17, 2010.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement*

2.1	Securities Exchange Agreement, dated as of February 25, 2010, between City Language Exchange Incorporated, GTT Acquisition Corp. and Gamers Factory, Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

3.1	Certificate of Incorporation of City Language Exchange Incorporated. (Filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the SEC on March 22, 2007 and incorporated herein by reference)

3.2	Certificate of Amendment of Certificate of Incorporation of City Language Exchange Incorporated (changing name to Game Trading Technologies, Inc.). (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Game Trading Technologies, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

3.4	Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Game Trading Technologies, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference).

3.5	By-laws of Game Trading Technologies, Inc. (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

4.1	Form of Warrant to Purchase Common Stock issued by Game Trading Technologies, Inc. to investors in our February 2010 private placement. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference).

4.2	Form of Unit Purchase Option issued by Game Trading Technologies, Inc. to investors in our February 2010 private placement (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

4.3	$1,800,000 Second Amended and Restated Promissory Note from Gamers Factory, Inc. to the Order of Columbia Bank, dated December 29, 2009 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Form of Securities Purchase Agreement by and among Game Trading Technologies, Inc. and the investors in our February 2010 private placement. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010 and incorporated herein by reference)

10.2	Performance Milestone Shares Escrow Agreement, dated February 25, 2010, among Game Trading Technologies, Inc. (formerly City Language Exchange, Incorporated), Vision Capital Advisors, LLC on behalf of the Buyers identified in the Securities Purchase Agreement, Greenberg Traurig, LLP, as escrow agent and Todd Hays, Rodney Hillman, John Hays, Jr., Thomas Hays and Evolution Advisors, LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

Exhibit Number	Description

10.3	Form of Registration Rights Agreement by and among Game Trading Technologies, Inc. and the investors in our February 2010 private placement (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.4	Employment Agreement, dated as of February 25, 2010, between Todd Hays and Game Trading Technologies, Inc. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.5	Employment Agreement, dated as of February 25, 2010, between Rodney Hillman and Game Trading Technologies, Inc. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.6	Second Amended and Restated Loan Agreement, dated December 29, 2010 by and among Gamers Factory, Inc., Todd S. Hays, Whitney A. Hays and The Columbia Bank (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

10.7	Agreement, dated May 24, 2009, by and between an affiliate of Gamestop, Inc. and Gamers Factory, Inc. (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference). †

10.8	Form of Loan Agreement, dated as of May 5, 2010, by and among the Gamers Factory, Inc. and Bank of America, N.A. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.9	Form of Security Agreement, dated as of May 5, 2010, by and among the Gamers Factory, Inc. and Bank of America, N.A. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.10	Form of Continuing and Unconditional Guaranty, dated as of May 5, 2010, by Game Trading Technologies, Inc. (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2010 and incorporated herein by reference).

10.11	Amendment to the Letter Agreement, dated April 24, 2009 by and between SOCOM LLC and Game Trading Technologies, Inc. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference).†

10.12	Employment Agreement, dated September 27, 2010 between Richard Leimbach and Game Trading Technologies, Inc. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2010 and incorporated herein by reference)

14	Code of Ethics (herein incorporated by reference from Exhibit 14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008).

16.1	Letter from Malone & Bailey, PC., dated March 2, 2010 (filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

23.2	Consent of Lake & Associates CPA, LLC*

*	Filed herewith
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.